Exhibit 1.2

July 5, 2011

To the Shareholders of Torque Energy Inc.

You are invited to attend the annual and special meeting (the “Meeting”) of the holders (“Torque shareholders”) of common shares of Torque (“Torque Common Shares”) to be held at Suite 1028, Bentall 5, 550 Burrard Street, Vancouver, British Columbia on July 29, 2011 at 9:30 a.m. (Vancouver time) for the purposes set forth in the accompanying Notice of Annual and Special General Meeting.

At the Meeting, Torque shareholders will be asked to consider and vote upon, among other matters, the amalgamation (the “Amalgamation”) of Torque with a subsidiary of Dundee Energy Limited, under the provisions of the Business Corporations Act (British Columbia), as more particularly set forth in the accompanying information circular (the “Circular”). Pursuant to the Amalgamation, Torque shareholders may elect to receive either (i) a preferred share in the amalgamated entity (which will be redeemed immediately following the Amalgamation for C$0.50 cash) for each Torque Common Share (the “Cash Consideration”); or (ii) one common share in Dundee Energy for every two Torque Common Shares (the “Dundee Energy Share Consideration”) provided such Torque shareholders duly complete and deliver the Letter of Transmittal and Election Form, electing to receive the Dundee Energy Share Consideration along with certificates representing their Torque Common Shares within the time parameters described in the Circular. Torque shareholders who do not deliver a duly completed Letter of Transmittal and Election Form and certificates representing their Torque Common Shares within the time parameters described in the Circular will be deemed to have elected to receive the Cash Consideration on the Amalgamation.

For the Amalgamation to proceed, it must be approved by at least 66 2/3% of the votes cast by Torque shareholders present in person or by proxy at the Meeting and by a simple majority of votes cast by Disinterested Shareholders (as defined in and required by the policies of the TSX Venture Exchange and which also constitutes ‘minority approval’ as defined in and required by Multilateral Instrument 61-101 adopted by Ontario and Quebec). Each Torque shareholder will be entitled to one vote per Torque Common Share.

Torque’s board of directors retained Jennings Capital Inc. as a financial advisor to consider whether the Amalgamation was fair to Torque shareholders from a financial point of view. Jennings Capital has delivered to the board a fairness opinion (the “Fairness Opinion”) in respect of the fairness of the Amalgamation to Torque shareholders from a financial point of view. The board of directors also consulted with its legal advisors, carefully analyzed, reviewed, considered and deliberated on all aspects of the Amalgamation, and has determined that the Amalgamation is in the best interests of Torque and the Torque shareholders, is fair from a financial point of view to Torque shareholders and should be placed before the Torque shareholders for their approval. Torque’s board of directors recommends that shareholders vote in favour of the Amalgamation at the Meeting.

The Circular provides a detailed description of the Amalgamation, Dundee Energy and matters to come before the meeting. Please give this material your careful consideration and, if you require assistance, consult your financial, income tax or other professional advisor.

To be represented at the Meeting, you must either attend the Meeting in person or complete and return (by Internet, telephone or mail) the enclosed form of proxy so as to reach or be deposited with Computershare Investor Services Inc. not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting or any adjournment(s) thereof.

On behalf of the board of directors, I express our gratitude for the support our shareholders have demonstrated with respect to our decision to take the Amalgamation forward.

Yours very truly,

(signed) Brian Bayley
President and Chief Executive Officer

INFORMATION CIRCULAR

The information contained herein is provided as of June 6, 2011 and in Canadian dollars, except where otherwise indicated. Terms used and not otherwise defined herein have the meaning given to such terms under the “Glossary of Terms” below.

PERSONS MAKING THIS SOLICITATION OF PROXIES

This Circular is furnished in connection with the solicitation of Proxies (see “Completion and Voting of Proxies – Unregistered Shareholders”) by the management of Torque Energy Inc. for use at the Annual and Special General Meeting of the shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting and at any adjournment thereof. It is expected the solicitation will be primarily by mail. Proxies may also be solicited personally or by telephone by directors, officers or other employees of the Company. The cost of solicitation will be borne by the Company.

NOTICE TO UNITED STATES SHAREHOLDERS

The business combination described in this Circular is made for the securities of a Canadian company. This Circular is subject to disclosure requirements of Canada that are different from those of the United States. Financial statements included in the document or incorporated by reference, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for shareholders of Torque resident in the United States to enforce rights and claims arising under U.S. federal securities laws since the Company is located in Canada and all of its officers and directors are residents of Canada. Shareholders of Torque resident in the United States may not be able to sue a Canadian company or its officers or directors in a Canadian court for violations of the United States securities laws. It may be difficult to compel a Canadian company and its affiliates to subject themselves to a United States court's judgment.

INFORMATION CONTAINED IN THIS CIRCULAR

No person has been authorized to give any information or to make any representation in connection with the Amalgamation and other matters described herein other than those contained in this Circular and, if given or made, any such information or representation should be considered not to have been authorized by the Company or Dundee Energy.

This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Descriptions in this Circular of the terms of the Amalgamation Agreement, Merger Agreement and the Amalgamation are merely summaries. Shareholders should refer to the full text of the Amalgamation Agreement and Merger Agreement for complete details of those documents.

The full text of the Merger Agreement and Amalgamation Agreement may be viewed on SEDAR at www.sedar.com and a copy of each is attached to this Circular in Schedule ‘B’.

Cautionary Statement Regarding Forward-Looking Statements

This Circular contains statements that constitute “forward-looking statements” within the meaning of applicable securities legislation, including, but not limited to, the potential opportunities and prospects of the Company. The forward-looking information in this Circular is presented for the purpose of providing disclosure of the Company’s current expectations, having regard to its current plans and proposals, and such information may not be appropriate for other purposes.

Forward-looking statements may also include statements regarding the Company’s future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not statements of historical fact. This Circular uses words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “outlook”, “project”, “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to the Company, and assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances. However, whether actual results and developments will conform with such expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond the Company’s control, and the effects of which can be difficult to predict, including, without limitation, risks, assumptions and uncertainties related to the other factors set out in this Circular.

In evaluating any forward-looking statements in this Circular, the Company cautions readers not to place undue reliance on any forward-looking statements. Readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by the Company’s forward-looking statements. Unless otherwise required by applicable securities laws, the Company does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this Circular to reflect subsequent information, events, results or circumstances or otherwise.

Information Concerning Dundee Energy

Certain information in this Circular pertaining to Dundee Energy, including, but not limited to, information pertaining to Dundee Energy under “Business of Dundee Energy” have been furnished by Dundee Energy, or is derived from Dundee Energy’s publicly available documents or records on file with Canadian securities authorities and other public sources at the time of this Circular. Although the Company does not have any knowledge that would indicate that such information is untrue or incomplete, neither Torque nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information including any of Dundee Energy’s financial statements, or for the failure by Dundee Energy to disclose events or information that may affect the completeness of accuracy of such information.

For further information regarding Dundee Energy, please refer to Dundee Energy’s filings with the Canadian Securities Administrators which may be obtained through the SEDAR website at www.sedar.com.

GLOSSARY OF TERMS

In this Circular, the following words and terms shall have the following meanings:

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Amalco” means the corporation created by the Amalgamation, which shall be a wholly-owned subsidiary of Dundee Energy;

“Amalco Preferred Shares” mean the redeemable preferred shares in the capital of Amalco to be issued to shareholders electing to receive the Cash Consideration for their Torque Common Shares pursuant to the Amalgamation;

“Amalgamation” means the amalgamation pursuant to the BC Act on the terms and subject to the conditions set out in the Amalgamation Agreement and Merger Agreement, subject to any amendments or variations from time to time in accordance with the terms thereof;

“Amalgamation Agreement” means the amalgamation agreement dated as of June 30, 2011 among Torque, Dundee Energy Acquisitionco and Dundee Energy, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

"Amalgamation Resolution" means the special resolution in respect of the Amalgamation, in substantially the form set out under "Shareholder Approval Required to Approve the Amalgamation", to be voted upon by shareholders at the Meeting;

“Articles” means the articles of the Company and any amendments thereto;

“associate” has the meaning ascribed thereto in the Securities Act;

“BC Act” means the Business Corporations Act (British Columbia);

“Board” means the board of directors of Torque as the same is constituted from time to time;

“business day” means any day, other than a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia;

“Canadian securities laws” means the Securities Act, together with all other applicable provincial securities laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Cash Consideration” means the consideration to be received by those shareholders electing, pursuant to the Amalgamation, to receive $0.50 in cash in consideration for each of their Torque Common Shares;

“Charter” means the charter of the Audit Committee of the Company;

“Circular” means this management information circular and the accompanying Notice of Meeting, including all schedules hereto and the documents incorporated by reference thereto, for the Meeting, as amended, supplemented or otherwise modified from time to time;

“Code” means the code of conduct of the Company;

“Depositary” means Computershare Investor Services Inc.;

“Dissenting Shareholder” means shareholders who have duly and validly exercised their rights of dissent in strict compliance with such rights under the BC Act and whose dissent rights have not terminated;

“Dundee Energy” means Dundee Energy Limited, a corporation continued under the Canada Business Corporations Act;

“Dundee Energy Acquisitionco” means 0913974 B.C. Ltd., a wholly-owned subsidiary of Dundee Energy, incorporated under the laws of British Columbia for the purpose of completing the Amalgamation;

“Dundee Energy AIF” means the annual information form of Dundee Energy dated January 25, 2011 for the financial year ended December 31, 2009 and the nine month period ended September 30, 2010;

“Dundee Energy Documents” means the Dundee Energy documents described under “Additional Documents”;

“Dundee Energy Share Consideration” means one common share of Dundee Energy for every two Torque Common Shares held by a Torque shareholder duly electing, pursuant to the Amalgamation, to receive such consideration for such Torque Common Shares so held;

“Effective Date” means the effective date of the Amalgamation shown in the certificate of amalgamation issued by the registrar under the BC Act giving effect to the Amalgamation;

“Effective Time” means 12:01 a.m. (Vancouver Time) on the Effective Date;

“Election Deadline” means 4:30 p.m. (Toronto time) on July 27, 2011, or, if adjourned the date which is two business days prior to the date to which the Meeting is adjourned;

“Excluded Votes” has the meaning ascribed to it under “Amalgamation Procedure – Shareholder Approval”;

“Fairness Opinion” means the opinion dated June 30, 2011 prepared by the Financial Advisor in connection with the Amalgamation, as described under “Fairness Opinion” a copy of which is attached hereto as Schedule ‘C’;

“Financial Advisor” or “Jennings Capital” means Jennings Capital Inc.;

“Intermediary” means any securities dealer, bank, trust company or other financial institution holding Torque Common Shares on behalf of Non-Registered Holders;

“Ionic Management” means Ionic Management Corp.;

“Letter of Transmittal and Election Form” means the Letter of Transmittal and Election Form to be used by holders of Torque Common Shares for the purpose of surrendering such Torque Common Shares and exchanging them for the Dundee Energy Share Consideration or the Cash Consideration;

“Material Adverse Change” means any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, prospects, licenses, permits, rights or privileges, of a corporation or any of its subsidiaries which could reasonably be expected to materially and adversely affect such corporation and its subsidiaries taken as a whole;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Meeting” means the annual and special meeting of shareholders, including any adjournment or postponement thereof, to be held to consider, and if thought appropriate, approve the Amalgamation and certain other matters described in the Circular;

“Merger Agreement” means the merger agreement dated as of June 30, 2011 among Torque, Dundee Energy Acquisitionco and Dundee Energy, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Securityholders in Special Transactions, adopted by Ontario and Quebec;

“Named Executive Officer” or “NEO” has the meaning ascribed to it under “Executive & Director Compensation”;

“NI 51-101” means National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators;

“NI 52-110” has the meaning ascribed to it under “Audit Committee”;

“NI 54-101” means National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators;

“Non-Registered Holders” means beneficial owners of Torque Common Shares who hold such Torque Common Shares through an Intermediary;

“Norton Rose” means Norton Rose OR LLP.

“Notice of Meeting” means the notice of Meeting accompanying this management information circular;

“Option Plan” means the stock option plan of the Company dated December 3, 2002 and last amended December 31, 2010;

“Optionee” means any director, officer or employee of the Company, or its subsidiaries, or employees of any management or consulting corporation to the Company who are granted stock options pursuant to the Option Plan;

“Ordinary Resolution” has the meaning ascribed thereto under “Completion and Voting of Proxies –Voting”;

“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status;

“Policy” means the Company’s Whistleblower Policy;

“Private Placement” has the meaning ascribed to it under “Details of the Amalgamation - Private Placement by Dundee Energy with Dundee Corporation”;

“Proxy” means the form of proxy to be used by a representative voting the Torque Common Shares held by a shareholder entitled to receive notice and attend the Meeting and shall include a Voting Instruction Form;

“Proxyholder” means the person representing a registered or unregistered shareholder through a Proxy;

“Record Date” means May 31, 2011;

“Securities Act” means the Securities Act (Ontario);

“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 and available for public view at www.sedar.com;

"Shareholder Approval" means approval by (a) more than 50% of votes cast at the Meeting, excluding the Excluded Votes, and (b) Special Resolution;

“shareholders” means the holders of the Torque Common Shares, unless the context suggests otherwise, and includes registered shareholders and Non-Registered Holders;

“Special Resolution” has the meaning ascribed thereto under “Completion and Voting of Proxies –Voting”;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinary entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Torque” or the “Company” means Torque Energy Inc.;

“Torque Common Shares” means the common shares in the share capital of Torque;

“TSX” means the Toronto Stock Exchange;

“TSX-V” means the TSX Venture Exchange;

“Venture Issuer” means an issuer the securities of which are not listed or quoted on any of the TSX, a market in the United States of America other than the over-the-counter market, or a market outside of Canada and the United States of America;

“VIF” or “Voting Instruction Form” means the request for voting instruction form provided to Non-Registered Holders.

COMPLETION AND VOTING OF PROXIES

Voting

Voting at the Meeting will be by a show of hands. Each registered shareholder or Proxyholder will have one vote, unless a poll is required or requested. A poll will be required if the number of Torque Common Shares represented by Proxies that are to be voted against a motion are greater than 5% of the votes that could be cast in respect of such motion at the Meeting. On a poll, each registered shareholder and Proxyholder will have one vote for each Torque Common Share registered in the shareholder’s name or in the name of the shareholder for whom the Proxyholder holds a Proxy on the list of shareholders, which is available for inspection during normal business hours at Computershare Investor Services Inc. and will be available at the Meeting. To approve a motion proposed at the Meeting, a majority of greater than 50% of the votes cast (“Ordinary Resolution”) will be required unless the motion requires a “Special Resolution”, in which case a majority of 66 2 / 3 % of the votes cast will be required.

Quorum

Pursuant to the Articles, the quorum for the transaction of business at the Meeting consists of two persons present in person, each being a shareholder entitled to vote or a duly appointed Proxyholder.

Appointment of Proxyholders

The persons named in the accompanying Proxy as proxyholders are directors or officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder) to attend and act on the shareholder’s behalf at the Meeting other than the persons named in the Proxy as proxyholders. To exercise this right, the shareholder must strike out the names of the persons named in the Proxy as Proxyholders and insert the name of the shareholder’s nominee in the space provided or complete another Proxy.

A shareholder completing the enclosed Proxy may indicate the manner in which the persons named in the Proxy are to vote with respect to any matter by marking an ‘X’ in the appropriate space. On any poll required (for the reason described above) or requested, those persons will vote or withhold from voting the Torque Common Shares in respect of which they are appointed in accordance with the directions, if any, given in the Proxy provided such directions are certain.

If a shareholder wishes to confer a discretionary authority with respect to any matter, then the space should be left blank. In such instance, the Proxyholder, if nominated by management, intends to vote the Torque Common Shares represented by the Proxy in favour of the motion.

The enclosed Proxy, when properly signed, confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Meeting. At the time of printing this Circular, the management of the Company is not aware that any amendments or variations are to be presented at the Meeting. If, however, any should properly come before the Meeting, the Proxies hereby solicited will be exercised on such matters in accordance with the best judgement of the nominees.

The Proxy must be dated and signed by the shareholder or the shareholder’s attorney authorized in writing. In the case of a corporation, the Proxy must be dated and executed under its corporate seal or signed by a duly authorized officer of or attorney for the corporation.

The completed Proxy, together with the power of attorney or other authority, if any, under which it was signed or a notarially certified copy thereof, must be deposited with the Company’s transfer agent in accordance with its instructions and before the time set out in the Proxy. Proxies received after such time may be accepted or rejected by the Chair of the Meeting in the Chair’s discretion. Unregistered shareholders must deliver their completed Proxies in accordance with the instructions given by their financial institution or other intermediary that forwarded the Proxy to them.

Registered Shareholders

Only registered shareholders appearing in the Company’s shareholder registry maintained by the Company’s registrar and transfer agent or duly appointed Proxyholders will be recognized, make motions or vote at the Meeting.

Unregistered Shareholders

Shareholders holding their Torque Common Shares through Intermediaries will not be recognized, or be allowed to make motions or vote at the Meeting except as described below.

If Torque Common Shares are listed in an account statement provided to a shareholder by an Intermediary, those Torque Common Shares, are in all likelihood not registered in such shareholder’s name. Such Torque Common Shares will more likely be registered in the name of the Intermediary or a nominee or agent of that Intermediary and can only be voted through a duly completed Proxy given by the shareholder. Without specific instructions, an Intermediary and its agents and nominees are prohibited from voting the Torque Common Shares for the Intermediary’s clients. Therefore, each unregistered shareholder should ensure that voting instructions are communicated to the appropriate party well in advance of the Meeting.

NI 54-101 requires Intermediaries to seek voting instructions from unregistered shareholders in advance of shareholder meetings. Stockbrokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by unregistered shareholders to ensure their shares are voted at the Meeting. The form requesting such voting instructions (a “VIF”) supplied to the unregistered shareholder by its Intermediary (or agent) is substantially similar to the Proxy provided directly to the registered shareholders by the Company; however, it is limited to instructing the registered shareholder (that is, the Intermediary or its nominee or agent) how to vote on behalf of the unregistered shareholder.

Most Intermediaries in Canada and the United States of America delegate responsibility for obtaining instructions from clients to a third party company (or, if the shareholder has so consented, allows the Company or its transfer agent to do so directly) which sends a machine-readable VIF to unregistered shareholders and asks the shareholders to return the VIFs to them or provide instructions to them through the Internet or by telephone. The third party company (or the Company or its agent, if it has sent the VIF to the shareholder directly) then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting.

Although unregistered shareholders may not be recognized directly at the Meeting for the purposes of voting shares registered in the name of their Intermediaries, the unregistered shareholder may attend the Meeting as Proxyholder for the Intermediary and indirectly vote the Torque Common Shares in that capacity. Unregistered shareholders wishing to attend the Meeting and indirectly vote their Torque Common Shares as their own Proxyholder, must enter their own names in the blank space on the VIF provided to them and return the VIF in accordance with the instructions provided on it. If an unregistered shareholder receives a VIF and does not wish to attend the Meeting as a Proxyholder, the VIF must be returned, or instructions respecting the voting of shares must be communicated, to the third party company (or the Company or its transfer agent) in advance of the Meeting to have the Torque Common Shares voted in accordance with the instructions on that VIF.

Shareholders with questions respecting the voting of Torque Common Shares held through an Intermediary should contact that Intermediary for assistance.

REVOCATION OF PROXIES

Shareholders have the power to revoke Proxies previously given by them. Revocation can be effected by an instrument in writing (which includes a Proxy bearing a later date) signed by a shareholder or the shareholder’s attorney authorized in writing and in the case of a corporation, executed under its corporate seal or signed by a duly authorized officer or attorney for the corporation, and either delivered to the registered office of Torque at Northwest Law Group (attn: Michael F. Provenzano), Suite 950, Scotia Tower, 650 West Georgia Street, Box 11587, Vancouver, British Columbia V6B 4N8, Canada any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or deposited with the Chair of the Meeting prior to the hour of commencement on the day of the Meeting.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of the Company, any person who has held such a position since the beginning of the Company’s last completed financial year, any proposed nominee for election as a director of the Company or any associate or affiliate of the foregoing persons, has any substantial or material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting (other than the election of directors) except for:

1.

Garth A.C. MacRae, as a director of Dundee Energy and Dundee Corporation, in relation to the Amalgamation and certain related matters. Also see “Material Interest and Intent of Torque’s Directors, Officers and Significant Shareholders” below; and

2.

the current and future directors and executive officers of the Company if the Amalgamation is not completed, inasmuch as in the following year they may be granted options to purchase Torque Common Shares pursuant to its Stock Option Plan, ratification of which will be sought at the Meeting pursuant to the requirements of the TSX-V.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company has only one class of shares entitled to be voted at the Meeting, namely common shares (without par value). All issued Torque Common Shares are entitled to be voted at the Meeting and each has one non-cumulative vote. Only those shareholders as of the Record Date will be entitled to vote at the Meeting or any adjournment thereof. There were 14,577,698 Torque Common Shares issued and outstanding as of the Record Date.

To the knowledge of the directors and executive officers of the Company, as of the date hereof, only the following persons beneficially own, directly or indirectly, or exercise control or direction over Torque Common Shares which carry more than 10% of the voting rights attached to all outstanding Torque Common Shares:

		Percentage of
Name	Number of Shares	Outstanding Shares
Dundee Corporation (1)(2)(3)	2,688,147	18.44%
The K2 Principal Fund L.P. (4)	2,198,000	15.08%

(1)	Dundee Corporation is a public company, the subordinate voting shares of which are listed on the TSX.

(2)	Also see “Material Interest and Intent of Torque’s Directors, Officers and Significant Shareholders” below.

(3)	Garth A. C. MacRae, a director and shareholder of the Company, is also a director of Dundee Corporation.

(4)	Such shares were reported as acquired after the Record Date and therefore are not entitled to vote at the Meeting or any adjournment thereof.

THE AMALGAMATION

Background of the Amalgamation

On July 27, 2010 Torque and Dundee Energy (then known as Eurogas Corporation) entered into a confidentiality agreement in respect of a potential transaction between Dundee Energy and Torque. On February 16, 2011 Dundee Energy presented Torque with a proposal pursuant to which shareholders would have the opportunity to receive common shares in Dundee Energy or receive the Cash Consideration for their Torque Common Shares on the same basis as in the Amalgamation. Torque and Dundee Energy engaged in negotiations with respect to the Dundee Energy proposal and Torque delivered a letter dated March 2, 2011 seeking a modification of the terms of the proposal. Dundee Energy’s initial proposal expired.

On April 28, 2011 Dundee Energy provided notice that it was terminating the terms of the confidentiality agreement and re-extending its initial proposal to Torque. The Board met on April 29, 2011 and authorized the acceptance of Dundee Energy’s proposal, which was conditional on, among other things, negotiation of definitive documentation and the receipt of a favourable fairness opinion. The Board authorized the CFO and Gordon D. Harris, a director of Torque, to investigate and recommend an appropriate party to provide a fairness opinion. Torque accepted the Dundee Energy proposal on April 29, 2011 and agreed to an exclusivity period in which to negotiate final documentation. On May 2, 2011 Torque issued a news release following the close of markets with respect to the proposed transaction.

Torque and Dundee Energy agreed to an extension of the exclusivity period on June 15, 2011 until the earlier of (a) the date on which definitive agreements with respect to the Amalgamation are entered into and (b) July 15, 2011.

On May 6, 2011 the Board met and reviewed the various proposals respecting the preparation of a fairness opinion obtained by Mr. Harris. Following their deliberation, the Board appointed Jennings Capital to prepare the Fairness Opinion.

On May 20, 2011, the Board met with a representative of Jennings Capital and reviewed a draft of the Fairness Opinion. The Board consulted with Jennings Capital as to matters to be considered in connection with the Fairness Opinion. On June 30, 2011, the Fairness Opinion was finalized and delivered to the Board at which time the Board authorized that the entering into of the Merger Agreement and Amalgamation Agreement described below. Garth A. C. MacRae declared his interest at such meetings as a director of Dundee Energy and Dundee Corporation and excused himself from such Board meetings or did not vote on matters respecting the Amalgamation and Dundee Energy. With this exception, all decisions of the Board were made unanimously.

Between April 29, 2011 and June 30, 2011, Torque with its legal counsel, Northwest Law Group, and Dundee Energy, with its legal counsel, Norton Rose, negotiated the Merger Agreement and Amalgamation Agreement, and Torque made available diligence information and on-site access to Dundee Energy and its advisors.

On June 15, 2011 Dundee Energy changed its name from Eurogas Corporation to Dundee Energy Limited. On June 30, 2011, Dundee Energy, Dundee Energy Acquisitionco and Torque entered into the Merger Agreement and Amalgamation Agreement, and each of the directors of Torque delivered support agreements in which they agreed to vote as shareholders in favour of the Amalgamation at the Meeting and to certain related covenants with respect to their Torque securities.

Benefits of the Amalgamation

Torque believes that the benefits of the Amalgamation include:

1.

an opportunity for shareholders to receive cash or common shares in Dundee Energy, and to the extent they elect to receive common shares in Dundee Energy, to participate as shareholders in a larger entity with increased market capitalization and market liquidity;

2.

receipt of a significant premium to the pre-announcement market price for Torque Common Shares based on the cash value of the Cash Consideration and based on the pre-announcement price of common shares of Dundee Energy;

3.

the efficiencies of scale available to Torque from combining Dundee Energy’s petroleum and natural gas interests in Ontario, including interests in some of the same wells and fields as Torque, with Torque’s assets; and

4.	the financing opportunities that Dundee Energy’s larger market capitalization and greater liquidity presents to accelerate Torque’s growth.

THE AMALGAMATION OFFERS SHAREHOLDERS A PREMIUM FOR
TORQUE COMMON SHARES

Under the Amalgamation, the Cash Consideration represents a 53.8% premium to the closing price for Torque Common Shares on the TSX-V on April 28, 2011, the last trading day before announcement of the Amalgamation, and a 71.8% premium to the 20 day volume-weighted share price on the TSX-V for Torque Common Shares.

The Dundee Energy Share Consideration represents a 27.7% premium to Torque’s closing share price of $0.325 on the TSX-V on April 28, 2011 (based on Dundee Energy’s closing price of $0.83 on the TSX on that day) and a 43.8% premium to Torque’s volume weighted share price of $0.291 for the 20 days ending on April 28, 2011 (based on Dundee Energy’s 20 day volume weighted share price of $0.837 on the TSX for the same period).

FAIRNESS OPINION

To assist it in determining whether to recommend the Amalgamation to shareholders, the Board retained Jennings Capital to provide its opinion as to whether or not the Amalgamation is fair from a financial point of view, to the shareholders. Jennings Capital was retained to perform these services on the basis of its expertise in such matters.

Jennings Capital has advised the Board that it is not an insider, associate or affiliate of Torque or Dundee Energy or their respective affiliates or associates (the “Interested Parties”) and except as financial advisor to the Board, neither Jennings Capital nor any of its affiliates or associates is an advisor to any of the Interest Parties with respect to the Amalgamation. In consideration of the services rendered by

Jennings Capital, Torque agreed to pay fees to Jennings Capital, none of which are conditional on a successful transaction occurring, and to indemnify it in respect of certain liabilities.

On June 30, 2011, Jennings Capital provided its signed Fairness Opinion to the Board confirming that, as of the date thereof and based on and subject to various assumptions, limitations and qualifications specified in the Fairness Opinion, the Cash Consideration or the Dundee Energy Share Consideration being offered to shareholders in connection with the Amalgamation, is fair to shareholders from a financial point of view. The full text of the Fairness Opinion, which sets forth the assumptions made, matters considered, and limitations and qualifications on the review undertaken in connection with the opinion, is attached to this Circular as Schedule ‘C’. The Fairness Opinion is not intended to be and does not constitute a recommendation to any shareholder as to how to vote or act at the Meeting. The Fairness Opinion was one of a number of factors taken into consideration by the Board in considering whether to approve the Amalgamation Agreement and Merger Agreement.

RECOMMENDATION OF THE BOARD

The Board, upon consultation with its legal advisors and receipt of the Fairness Opinion from its financial advisor, Jennings Capital, has determined that the Amalgamation is fair, from a financial point of view, to shareholders and is in the best interests of Torque and its shareholders and, accordingly, the Board RECOMMENDS that shareholders VOTE IN FAVOUR OF THE AMALGAMATION AT THE MEETING.

In making its recommendation, the Board consulted with its legal advisors and received the opinion of financial advisor Jennings Capital, and carefully analyzed, reviewed, considered and deliberated on all aspects of the Amalgamation. In coming to its conclusion and recommendations, the Board considered, among others, the following factors:

1.

the opportunity for shareholders to receive a significant premium to the pre-announcement market price for Torque Common Shares based on the cash portion and based on the pre-announcement price of common shares of Dundee Energy;

2.

information concerning the financial condition, results of operations, business plans and prospects of Torque and Dundee Energy, and the resulting potential for engagement of the business efficiency, management effectiveness and financial results for Torque as part of Dundee Energy;

3.	the Fairness Opinion;

4.

shareholders opposing the Amalgamation, may, subject to compliance with certain conditions, dissent from the Amalgamation Resolution and be entitled to be paid the fair value of their Torque Common Shares under the BC Act;

5.	the Amalgamation must be approved by Special Resolution and a majority of the minority (excluding Excluded Votes) at the Meeting; and

6.	shareholders have the opportunity to maintain an interest in the potential of Torque’s asset, as part of Dundee Energy, by electing to receive the Dundee Energy Share Consideration.

The foregoing summary of the information and factors considered is not intended to be exhaustive of the information and factors considered by the Board in reaching their conclusion and making a recommendation that shareholders vote in favour of the Amalgamation at the Meeting. The members of the Board evaluated various factors in light of their own knowledge of the business, assets, financial condition and prospects of Torque and the circumstances in which Torque operates, and based their recommendation in part upon the advice of Torque’s legal advisors and the opinion provided by Jennings Capital. In view of the numerous factors and developments considered in connection with its evaluation of the Amalgamation, the Board did not find it practicable to, and did not quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board may have given different weight to different factors. The conclusion and recommendation of the Board was made after careful consideration, evaluation and deliberation of all of the information and factors involved.

Shareholders should consider the terms of the Amalgamation carefully and should come to their own decision as to whether to vote in favour of the Amalgamation. Shareholders in doubt as to how to respond to the Amalgamation should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that the Amalgamation may have tax consequences and they should consult their own professional tax advisors.

All of the directors of the Company have entered into support agreements with Dundee Energy whereby such persons have agreed to support the approval of the Amalgamation. Accordingly, Torque’s directors intend to vote their Torque Common Shares in favour of the proposed Amalgamation.

DETAILS OF THE AMALGAMATION

The following is a summary only and reference should be made to the full text of the Merger Agreement and the Amalgamation Agreement set forth in Schedule ‘B’.

Merger Agreement

Torque, Dundee Energy and Dundee Energy Acquisitionco have entered into a merger agreement dated as of June 30, 2011 (the “Merger Agreement”) to provide for the amalgamation of Torque and Dundee Energy Acquisitionco.

The Merger Agreement sets out the terms and conditions upon which the Amalgamation will be carried out and provides that Torque will convene and hold the Meeting for the purpose of allowing shareholders to consider and if deemed advisable, approve the Amalgamation no later than July 29, 2011. It further provides that Torque will deliver the Circular to shareholders by no later than July 5, 2011.

Provided the conditions set forth in the Merger Agreement are satisfied or waived (see “Conditions Precedent to the Amalgamation” below), each of Dundee Energy, Dundee Energy Acquisitionco and Torque have agreed to proceed with the Amalgamation and to cause Amalco to redeem the Amalco Preferred Shares for $0.50 in cash per share promptly following issuance.

In connection with the Amalgamation, Dundee Energy will subscribe for shares in the capital of Amalco using proceeds from the Private Placement (see “Private Placement by Dundee Energy with Dundee Corporation” below) in an amount sufficient to pay the Cash Consideration payable upon the redemption of the Amalco Preferred Shares.

The Merger Agreement includes representations, warranties and covenants which are customary for a transaction of this nature, including covenants of the parties to the Merger Agreement to use commercially reasonable efforts to satisfy the conditions precedent to closing and take or cause to be taken such actions as may be advisable under applicable law to permit the completion of the transactions contemplated in the Merger Agreement and Amalgamation Agreement.

Each of the parties to the Merger Agreement may terminate the Merger Agreement if not then in default, if the conditions precedent to the Merger Agreement in favour of such party have not been satisfied or waived by August 30, 2011, or if the other party breaches the Merger Agreement in any material respect. Dundee Energy may further terminate the Merger Agreement if he Board adversely modifies or withdraws its recommendation to shareholders to approve the Amalgamation.

Under the terms of the Merger Agreement Torque has agreed not to take directly or indirectly, any action which could reasonably be construed as reducing the likelihood of success of consummating the transactions contemplated in the Merger Agreement, including by soliciting, initiating, assisting or encouraging enquiries, submissions, proposals or offers from any person relating to any acquisition transaction, and has agreed not to participate in any discussions or negotiations or to furnish any person with information with respect to any acquisition transaction. Torque will promptly notify Dundee Energy if it becomes aware of any proposal in respect of any acquisition transaction having been made. Upon entering into the Merger Agreement, Torque further agreed to cease any negotiations with any third party in respect of any acquisition transaction and not to release any third party from any obligations under any confidentiality or other similar agreement entered into by Torque.

Amalgamation Agreement

In connection with entering into the Merger Agreement, Torque has also entered into an amalgamation agreement with Dundee Energy and Dundee Energy Acquisitionco dated as of June 30, 2011 (the “Amalgamation Agreement”), a copy of which is attached as part of Schedule ‘B’ to this Circular. Pursuant to the terms of the Amalgamation Agreement, provided Shareholder Approval for the Amalgamation is received at the Meeting and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement (see “Conditions Precedent to the Amalgamation” below), Torque and Dundee Energy Acquisitionco will carry out the Amalgamation.

The Amalgamation Agreement provides that the Amalgamation will be effective on the Effective Date and that (i) shareholders who have delivered a duly completed Letter of Transmittal and Election Form together with certificates representing their Torque Common Shares prior to the Election Deadline shall receive the Dundee Energy Share Consideration; (ii) all other shareholders (except Dissenting Shareholders) shall receive the Cash Consideration; and (iii) Dissenting Shareholders shall be entitled to the right to receive the payout value of the Torque Common Share held by them as determined in accordance with the BC Act (see “Dissent Rights” below). Shareholders who fail to properly elect to receive the Dundee Energy Share Consideration (see “Effect of the Amalgamation on Shareholders” below) within the prescribed time or to properly exercise their dissent rights in accordance with the BC Act, will be deemed to have elected to receive the Cash Consideration.

Pursuant to the terms of the Amalgamation Agreement, shareholders that are to receive the Cash Consideration will receive one Amalco Preferred Share in respect of each Torque Common Share which will each be redeemed for $0.50 in cash promptly following the Amalgamation.

Pursuant to the terms of the Amalgamation Agreement, following the Amalgamation and redemption of the Amalco Preferred Shares, Amalco will be a wholly-owned subsidiary of Dundee Energy.

Support Agreements

Dundee Energy has also entered into support agreements with each of the directors of Torque, pursuant to which such directors have undertaken to, among other things, vote all of the Torque Common Shares owned, controlled or directed by such shareholder, at the Meeting to approve the Amalgamation and not to transfer any interest in Torque Common Shares during the term of such agreement.

Private Placement by Dundee Energy with Dundee Corporation

To provide the funds for shareholders receiving the Cash Consideration, Dundee Corporation has agreed to subscribe for common shares of Dundee Energy pursuant to the terms of a private placement. Under the terms of the private placement, Dundee Corporation will subscribe for common shares of Dundee Energy, at or about the Effective Time, at a price of $0.83 per share (the closing price of Dundee Energy’s shares on the TSX on April 29, 2011, the date on which the transaction was first announced) and in an amount sufficient to fund the Cash Consideration payable.

Torque understands that Dundee Corporation and another Torque shareholder, Ned Goodman (see “Material Interest and Intent of Directors, Officers and Significant Shareholders” below), will elect to receive the Dundee Energy Share Consideration in exchange for their Torque Common Shares. If all of the shareholders except Dundee Corporation and Ned Goodman receive the Cash Consideration, Dundee Corporation will subscribe for approximately 6,364,097 common shares in Dundee Energy or approximately 4.0% of the outstanding common shares of Dundee Energy, in the Private Placement, based on the outstanding shares of Dundee Energy (on a non-diluted basis) as of the date on which the transaction was first announced.

Conditions Precedent to the Amalgamation

The obligations of Dundee Energy and Torque to complete the Amalgamation are subject to the fulfillment of certain conditions set out in the Merger Agreement, including the requirement that the Amalgamation receive Shareholder Approval at the Meeting. In addition, the Merger Agreement includes the following conditions precedent to the Amalgamation which are for the exclusive benefit of and may be waived by Torque:

(a)	all necessary corporate action shall have been taken by Dundee Energy to authorize the execution and delivery of the Amalgamation Agreement and Merger Agreement;

(b)

the representations and warranties of Dundee Energy set forth in the Amalgamation Agreement and Merger Agreement shall continue to be true and correct at the relevant times in accordance with the Amalgamation Agreement and Merger Agreement;

(c)

all covenants of Dundee Energy and Dundee Energy Acquisitionco under the Merger Agreement and Amalgamation Agreement to be performed on or before the Effective Time which have not been waived by Torque shall have been duly performed by them in all material respects; and

(d)

there shall not exist any legal prohibition or threat of prohibition which could reasonably be expected to have the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Amalgamation.

The obligations of Dundee Energy and Dundee Energy Acquisitionco to complete the transactions contemplated by the Amalgamation Agreement are subject to the fulfillment of each of the following conditions precedent set forth in the Merger Agreement, each of which is for the exclusive benefit of and may be waived by Dundee Energy:

(a)	all necessary corporate action shall have been taken by Torque to authorize the execution and delivery of the Amalgamation Agreement and Merger Agreement;

(b)	all necessary regulatory or third-party authorizations, consents or approvals specified in the Merger Agreement shall have been obtained by Torque on terms satisfactory to Dundee Energy;

(c)

all covenants of Torque under the Merger Agreement and Amalgamation Agreement to be performed on or before the Effective Time which have not been waived by Dundee Energy shall have been duly performed by them in all material respects;

(d)

the representations and warranties of Torque set forth in the Amalgamation Agreement and Merger Agreement shall continue to be true and correct at the relevant times in accordance with the Amalgamation Agreement and Merger Agreement;

(e)

there shall be no outstanding options, warrants or other rights to purchase Torque Common Shares issued or outstanding other than the options, provided that binding arrangements satisfactory to Dundee Energy shall have been made prior to the Election Deadline to provide for the cancellation of the options at the Effective Time;

(f)

there shall not exist any legal prohibition or threat of prohibition which could reasonably be expected to have the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Amalgamation;

(g)

Dundee Energy shall have received an opinion with respect to the due creation by amalgamation, corporate power and status and share capital of Torque and the due authorization of the entering into of the Merger Agreement and the effecting of the transactions contemplated therein by all necessary corporate action of Torque, in form and substance acceptable to Dundee Energy;

(h)	there shall not have occurred or arisen one or more events, circumstances or changes that, individually or in the aggregate, is or would be reasonably likely to result in a Material Adverse Change;

(i)	the directors and officers of Torque shall have entered into support agreements with Dundee Energy (see “Support Agreements” above) and shall not be in breach of their obligations thereunder; and

(j)

prior to the Effective Time, there shall not have been any claim, notice or order made by any person in respect of any emission, release, deposit, issuance, discharge, transportation or disposal of any contaminant, waste material (including used water and used oil), toxic substance, pollutant or other hazardous substance in the environment by prior occupants of the properties of Torque that was not in compliance with applicable environmental laws and which results in a Material Adverse Change.

EFFECT OF THE AMALGAMATION ON SHAREHOLDERS

If the Amalgamation becomes effective, shareholders (other than Dissenting Shareholders) will receive the Cash Consideration or the Dundee Energy Share Consideration pursuant to the terms of the Amalgamation Agreement. Registered shareholders wishing to receive the Dundee Energy Share Consideration for their Torque Common Shares and become shareholders of Dundee Energy upon the Amalgamation must complete and deliver a duly completed Letter of Transmittal and Election Form, which has been provided to them along with this Circular, together with the certificates representing their Torque Common Shares, to the Depositary by the Election Deadline. Non-Registered Holders wishing to receive the Dundee Energy Share Consideration must complete the form provided to them by the Intermediary through which they hold their Torque Common Shares. A duly completed Letter of Transmittal and Election Form, together with the certificates representing the Torque Common Shares of the shareholder, must be received by Torque by the Election Deadline if the shareholder wishes to receive the Dundee Energy Share Consideration. Shareholders (except for any shareholders electing to exercise their dissent rights pursuant to the BC Act) who do not deliver a duly completed Letter of Transmittal and Election Form along with the certificates representing their Torque Common Shares to the Depositary by the Election Deadline will receive the Cash Consideration in exchange for their Torque Common Shares following the Amalgamation upon delivery to the Depositary of a duly completed Letter of Transmittal and Election Form and the certificates representing their Torque Common Shares.

Non-Registered Holders must provide their instructions to their Intermediaries by the deadline established by their respective Intermediaries, which may be earlier than the Election Deadline.

Amalco Preferred Shares will be redeemed for $0.50 on the Redemption Date. Following the Amalgamation and after giving effect to the redemption of the Amalco Preferred Shares, Amalco will become a wholly-owned subsidiary of Dundee Energy. For additional details see “Amalgamation Agreement” above.

AMALGAMATION PROCEDURE

Procedural Steps

Under the terms of the Amalgamation Agreement and the BC Act, the following procedural steps must be taken in order for the Amalgamation to become effective:

1.	the Amalgamation must receive Shareholder Approval;

2.	all conditions precedent to the Amalgamation as set forth in the Merger Agreement must be satisfied or waived by the appropriate party; and

3.	Torque and Dundee Energy Acquisitionco must submit their amalgamation application to the Registrar of Companies who will issue a certificate of amalgamation.

It is intended that, if the Meeting is held, the Amalgamation receives Shareholder Approval and all other conditions specified in the Merger Agreement are satisfied or waived, the Effective Date will be August 3, 2011. The Effective Date could be delayed, however, for a number of reasons. From and after the Effective Date, Torque and Dundee Energy Acquisitionco will be amalgamated and continue as one corporation which owns all the assets and is subject to all the debts, liabilities and obligations of both of them.

Shareholder Approval

In order to be effective, pursuant to the BC Act, the Amalgamation Resolution must be approved by a Special Resolution. In addition, pursuant to the requirements of MI 61-101, the Amalgamation Resolution must be approved by a majority of the votes cast by the shareholders, either in person or by proxy, after excluding the votes cast in respect of Torque Common Shares beneficially owned, or over which control or direction is exercised, by such persons whose votes may not be included in determining minority approval of a business combination pursuant to MI 61-101 (the "Excluded Votes"), namely, the Torque Common Shares held by Dundee Corporation, a related party of Dundee Corporation, Ned Goodman, Garth MacRae and any joint actor of any of them (as determined in accordance with MI 61-101).

Dundee Energy has advised Torque that as of the Record Date, Dundee Corporation, Dundee Energy and Garth A.C. MacRae held 4,159,147 Torque Common Shares which are to be treated as Excluded Votes for the purposes of determining whether the Amalgamation Resolution has been approved by a majority of the votes excluding the Excluded Votes for purposes of MI 61-101.

Exchange of Shares on Amalgamation

The Letter of Transmittal and Election Form containing instructions with respect to the surrender of certificates representing Torque Common Shares has been forwarded together with this Circular to shareholders for use in exchanging their Torque Common Shares for the Cash Consideration or the Dundee Energy Share Consideration. Upon surrender of a duly completed Letter of Transmittal and Election Form together with certificates representing Torque Common Shares to the Depositary, a cheque or certificates representing the Dundee Energy Share Consideration will be issued and delivered to each former shareholder.

If a shareholder (other than a Dissenting Shareholder) fails to deliver to the Depositary on or before the Election Deadline a duly completed and executed Letter of Transmittal and Election Form electing to receive the Dundee Energy Share Consideration with the share certificates representing the Torque Common Shares subject to such Letter of Transmittal and Election Form, such shareholder will be deemed to have elected to receive the Cash Consideration.

Any use of the mail to deliver the Letter of Transmittal and Election Form and certificates representing Torque Common Shares is at the risk of the shareholder. Delivery will be effective only when such documents are actually received by the Depositary at any of its offices specified on the Letter of Transmittal and Election Form or the back of this Circular. Torque recommends that the necessary documentation be couriered to the Depositary at such office, and a receipt obtained. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used. If the Amalgamation does not receive Shareholder Approval at the Meeting or the Amalgamation is not otherwise completed, the share certificates received by the Depositary will be returned to the appropriate shareholder.

Pursuant to the terms of the Amalgamation Agreement, any Amalco Preferred Share redemption money that remains unclaimed for a period of six years shall be deemed forfeited to Amalco.

There are 14,577,698 Torque Common Shares issued and outstanding and accordingly, up to 7,288,849 common shares of Dundee Energy will be issued (if all of Torque’s shareholders elect to receive the Dundee Energy Share Consideration) and up to 6,360,573 common shares of Dundee Energy will be issued to Dundee Corporation (if all of the shareholders except Dundee and Ned Goodman elect to receive the Cash Consideration for their Torque Common Shares).

It is a condition precedent to the Amalgamation that all outstanding options and warrants, if any, issued by the Company exercisable for the purchase of Torque Common Shares are required to be exercised prior to the Effective Time. At the Effective Time, any options not exercised will become null and void.

Fractional shares of Dundee Energy will not be issued in connection with the Amalgamation. If a shareholder becomes entitled to receive a fraction of a common share of Dundee Energy as a result of duly and timely electing to receive the Dundee Energy Share Consideration, the shareholder shall instead receive the Cash Consideration in respect of any Torque Common Share for which a fraction of a common share of Dundee Energy would otherwise be issuable.

Assuming that all shareholders except Dundee Corporation and Ned Goodman elect to receive the Cash Consideration, Dundee Corporation’s percentage ownership of the issued and outstanding common shares of Dundee Energy on a non-diluted basis will increase from approximately 54.2% to 56%.

The amount to be added to the stated capital account maintained in respect of Amalco Preferred Shares in connection with the issue of the Amalco Preferred Shares shall be $0.50 per share.

Non-Resident Shareholders

The availability of the Dundee Energy Share Consideration for a shareholder resident in a jurisdiction other than Canada or the United States of America (a “Non-Resident Shareholder”) depends on the local securities laws of such jurisdiction. Dundee Energy reserves the right to pay the Cash Consideration to a shareholder in a jurisdiction where the payment of the Dundee Energy Share Consideration would be illegal or would require the preparation and filing of a prospectus, the registration of Dundee Energy’s securities or other applicable requirements. Non-Resident Shareholders may be required to provide representations to Dundee Energy that the payment of the Dundee Energy Share Consideration is not prohibited or would not trigger any of the foregoing requirements pursuant to applicable local laws.

MATERIAL INTEREST AND INTENT OF
TORQUE’S DIRECTORS, OFFICERS AND SIGNIFICANT SHAREHOLDERS

Torque understands that none of its directors or officers own any shares of Dundee Energy Acquisitionco or Dundee Energy other than Garth A. C. MacRae, a director and shareholder of Torque and a director and shareholder of Dundee Energy and Dundee Corporation. Torque also understands that Dundee Corporation owns 18.44% of the outstanding Torque Common Shares and 54.2% of Dundee Energy’s outstanding common shares. As a result of such ownership, Dundee Corporation is both an “insider” of, and a “related party” to, Torque under Canadian securities laws, TSX-V policy and MI 61-101.

As noted above (see “Amalgamation Procedure – Shareholder Approval” above), under MI 61-101 and TSX-V policy, Dundee Corporation and its affiliates, including Garth A. C. MacRae and Ned Goodman, President, CEO, director and controlling shareholder of Dundee, the votes represented by their Torque Common Shares are Excluded Votes and cannot be counted for purposes of determining whether the Amalgamation Resolution has received approval by the majority of the minority at the Meeting. Their share ownership is set out in the table below.

To the knowledge of the directors and executive officers of Torque, the number and percentage of Torque Common Shares and options and warrants to purchase Torque Common Shares owned by, or under the control and direction of, the directors, officers, individual insiders (greater than 10% ownership of Torque Common Shares) and their associates (partners, trusts or estates of which they have a substantial beneficial interest, companies in which they own more than 10% of the voting rights, spouses and relatives living in their home) and corporate insiders (companies and other entities with greater than 10% ownership of Torque Common Shares) and their affiliates (companies and other entities controlling, under common control or which they control more than 50% of the voting rights) is set out in the following table.

Percentage of
Name	Relationship	Number Held (1)	Outstanding(1)
BAYLEY, Brian E.	President & Director	187,500 Common	1.29%
		0 Options	-
		0 Warrants	-
COWAN, John F.	Director	190,000 Common	1.30%
		0 Options	-
		0 Warrants	-
Dundee Corporation(2)	Insider	2,688,147 Common	18.44%
		0 Options	-
		0 Warrants	-
GOODMAN, Ned (2)	Insider	1,331,000 Common	9.13%
		0 Options	-
		0 Warrants	-
HARRIS, Gordon D.	Director	0 Common	-
		140,000 Options	100%
		0 Warrants	-
MacRAE, Garth A. C. (2)	Director	140,000 Common	1.00%
		0 Options	-
		0 Warrants	-
NELMS, David C.	CFO	57,000 Common	0.39%
		0 Options	-
		0 Warrants	-
SMITH, Janice M.	Corporate Secretary	140,000 Common	1.00%
		0 Options	-
		0 Warrants	-
VANDENBOSCH, Paul W.	Director	285,243 Common	1.96%
		0 Options	-
		0 Warrants	-

(1)

Each option entitles the purchase of one Torque Common Share. Percentages shown are the percentages the Torque Common Shares, options and warrants held by each insider represent of the outstanding Torque Common Shares, options and warrants, respectively.

(2)

Dundee Corporation is a public company, the subordinate voting shares of which are listed on the TSX. Ned Goodman is the President, CEO, a director and the controlling shareholder of Dundee and is deemed to be an insider of Torque. Garth MacRae, a director and shareholder of the Company, is a director and shareholder of Dundee. Under the ‘minority approval’ requirements of MI 61-101, none of Dundee

Corporation, Ned Goodman and Garth MacRae can vote their Torque Common Shares in respect of the proposed transaction with Dundee Energy.

Trading in Torque Common Shares

Torque Common Shares are listed for trading on the TSX-V. During the portion of the current month to the day before the date of this Circular and during the preceding six month period, the volume and price range of the common shares was as set out in the following table.

Month	High	Low	Volume
2011	$	$
June 1 - 30	0.50	0.49	1,533,084
May	0.495	0.32	2,124,664
April	0.325	0.27	74,523
March	0.32	0.26	123,428
February	0.32	0.26	298,187
January	0.30	0.23	108,511
2010
December	0.34	0.19	97,819

Previous Purchases and Sales by Torque of its Securities

During the past 12 months Torque has not purchased any of its outstanding securities or sold any securities (other than pursuant to the exercise of stock options).

EXPENSES TO BE INCURRED UNDER THE AMALGAMATION

Torque’s costs to be incurred relating to the Amalgamation including, without limitation, accounting and legal fees, financial advisor fees, the preparation and printing of the Circular and other out-of-pocket costs associated with the Meeting are estimated to be approximately [$120,000].

SHAREHOLDER APPROVAL REQUIRED TO APPROVE THE AMALGAMATION

In order to carry out the Amalgamation, it is necessary for shareholders to pass the following special resolution:

“RESOLVED, as a special resolution, THAT:

1.

the amalgamation of Torque Energy Inc. and 0913974 B.C. Ltd., a wholly-owned subsidiary of Dundee Energy Limited, pursuant to the Amalgamation Agreement dated as of June 30, 2011 among Torque, 0913974 B.C. Ltd. and Dundee Energy, as a result of which Torque will become a wholly-owned subsidiary of Dundee Energy, be authorized and approved;

2.	the adoption of the Amalgamation Agreement be approved;

3.

the Board of Directors be authorized, in its sole discretion and without further approval of the shareholders of Torque, to amend this special resolution authorizing Torque’s amalgamation, the Merger Agreement or the Amalgamation Agreement, as may be necessary to comply with any applicable legislation or policies or rules of any regulatory authorities or to revoke the special resolution before it is acted upon; and

4.	the directors and officers of Torque be authorized to do such further acts and file such further documents as may be necessary to give full effect to the foregoing.”

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) of the Amalgamation and the redemption of Amalco Preferred Shares generally applicable to shareholders who, for purposes of the Tax Act and at all relevant times, hold their Torque Common Shares and Amalco Preferred Shares, and will hold their common shares in Dundee Energy as capital property, deal at arm’s length with Torque, Amalco and Dundee Energy, and are not affiliated with Torque, Amalco or Dundee Energy. Torque Common Shares, Amalco Preferred Shares and common shares in Dundee Energy will generally constitute capital property to a shareholder provided that the shareholder does not hold or use such securities in the course of carrying on business and the shareholder did not acquire such securities in one or more transactions considered to be an adventure or concern in the nature of trade. Certain shareholders who are resident in Canada for purposes of the Tax Act and who might not otherwise be considered to hold their Torque Common Shares, Amalco Preferred Shares and common shares in Dundee Energy as capital property may, in certain circumstances, be entitled to have such securities and any other “Canadian security” (as defined in the Tax Act) deemed to be capital property by making the irrevocable election under subsection 39(4) of the Tax Act.

This summary does not apply to a shareholder (i) that is a "financial institution" or a "specified financial institution" for purposes of the Tax Act, (ii) who has made the functional currency election for purposes of the Tax Act, (iii) an interest in which is a tax shelter investment for the purposes of the Tax Act, or (iv) that is an insurer carrying on an insurance business in Canada and elsewhere. This summary also does not apply to a shareholder who acquired their Torque Common Shares under the Option Plan or pursuant to any other option to acquire such shares. Shareholders who acquired their Torque Common Shares pursuant to an option should consult their own tax advisors.

This summary is based upon the provisions of the Tax Act and the regulations thereto (the “Regulations”) in force as of the date hereof, and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). No assurance can be given that the Tax Proposals will be enacted as currently proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account, or anticipate any change in law, whether by legislative, administrative, or judicial action or decision and does not take into account any provincial, territorial, or foreign tax consequences which may differ significantly from those discussed herein.

This summary also assumes that the Torque Common Shares will remain listed on the TSX-V until the completion of the Amalgamation, and that the common shares in Dundee Energy Shares will be listed on the TSX on the Effective Date.

This summary is of a general nature only and should not be construed as, nor is it intended to be, legal or tax advice, or representations to any particular shareholder. Accordingly, shareholders should consult with their own tax advisors for advice with respect to tax consequences to such shareholders in their particular circumstances.

Shareholders Resident in Canada

This portion of the summary is generally applicable to a shareholder that is, at all relevant times and for the purposes of the Tax Act and any applicable income tax treaty, resident or deemed to be resident in Canada (a “Resident Holder” or “Resident Holders”).

Amalgamation

On the Amalgamation, Resident Holders (other than Resident Holders who have exercised their right to dissent) will generally be deemed to have disposed of their Torque Common Shares for proceeds of disposition equal to the adjusted cost base of such shares immediately before the Amalgamation. Accordingly, such Resident Holders will realize neither a capital gain, nor a capital loss, solely as a result of the Amalgamation. Such Resident Holders will be deemed to have acquired common shares of Dundee Energy or Amalco Preferred Shares issued on the Amalgamation at an aggregate cost equal to the deemed proceeds of disposition of their Torque Common Shares. The adjusted cost base to a Resident Holder of a common share of Dundee Energy acquired under the Amalgamation will be determined by averaging the cost of that common share of Dundee Energy with the adjusted cost base of all other common shares of Dundee Energy held at that time by the Resident Holder as capital property.

The Amalgamation may give rise to unique, and potentially adverse, tax consequences for Resident Holders whose Torque Common Shares include “flow-through shares” (as defined in the Tax Act). Such Resident Holders are strongly advised to consult with their own tax advisors to determine the tax consequences to them of the Amalgamation.

Redemption of Amalco Preferred Shares

Upon the redemption of an Amalco Preferred Share, a Resident Holder will generally be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to the holder of such Amalco Preferred Shares that is a corporation, as discussed below) equal to the amount by which the redemption price of the Amalco Preferred Share exceeds its paid-up capital for the purposes of the Tax Act. The Amalgamation Agreement provides that $0.50 will be added to the stated capital account maintained for the Amalco Preferred Shares. Accordingly, it is expected that each of the Amalco Preferred Shares will have a paid-up capital equal to its redemption price and that no deemed dividend should arise on the redemption of Amalco Preferred Shares. The difference between the redemption price and the amount of the deemed dividend (if any) will be treated as proceeds of disposition of such Amalco Preferred Share for the purpose of computing any capital gain or capital loss arising on the redemption of such Amalco Preferred Share. The taxation of capital gains or capital losses is generally described below under “Taxation of Capital Gains or Losses”.

Subsection 55(2) of the Tax Act provides that where a Resident Holder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be deemed not to be a dividend and instead may be treated as proceeds of disposition of the Amalco Preferred Shares for the purposes of computing the Resident Holder’s capital gain on the disposition of the Amalco Preferred Share. Accordingly, Resident Holders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them. Subject to the potential application of this provision, dividends deemed to be received by a Resident Holder that is a corporation as a result of the redemption of Amalco Preferred Shares will be included in computing the corporation’s income, but will also normally be deductible in computing the corporation’s taxable income.

A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1 / 3 % on dividends deemed to be received on the Amalco Preferred Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income. Dividends deemed to be received by a Resident Holder who is an individual (including a trust) as a result of the redemption of the Amalco Preferred Shares will be included in computing the Resident Holder’s income, and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a taxable Canadian corporation.

Dissenting Shareholders

Based on the administrative policy of the CRA, Resident Holders who exercise their rights to dissent and whose Torque Common Shares are acquired by Amalco for payment of fair value will be considered to have disposed of their Torque Common Shares for proceeds of disposition equal to the amount paid (other than interest) and will realize a capital gain or capital loss. The taxation of any such capital gain or capital loss will be generally as described below under the heading “Taxation of Capital Gains or Capital Losses”. Any interest awarded by a court must also be included in computing the Resident Holder’s income for purposes of the Tax Act.

Taxation of Capital Gains or Losses

A Resident Holder who realizes a capital gain or a capital loss will generally be required to include in income one-half of any such capital gain ("taxable capital gain") and must apply one-half of any such capital loss ("allowable capital loss") against taxable capital gains realized in the same taxation year in accordance with the detailed rules in the Tax Act. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years in accordance with the detailed rules of the Tax Act.

A Resident Holder that throughout the year is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2 / 3 % refundable tax on certain investment income, including taxable capital gains.

The realization of a capital gain by an individual (including certain trusts) may affect the individual's liability for alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to their potential liability for alternative minimum tax.

Holding and Disposing of Common Shares of Dundee Energy

A Resident Holder who is an individual will be required to include in computing the individual’s income any dividends received or deemed to be received on common shares of Dundee Energy. Such dividends will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to dividends designated by Dundee Energy as “eligible dividends”.

A Resident Holder that is a corporation will be required to include in computing the corporation’s income any dividends received or deemed to be received on common shares of Dundee Energy and will generally be able to deduct such dividends in computing its taxable income. A Resident Holder that is a “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1 / 3 % of the dividends received or deemed to be received on Dundee Energy Shares to the extent such dividends are deductible in computing such corporation’s taxable income.

In general, where a Resident Holder disposes or is deemed to dispose of common shares of Dundee Energy, the Resident Holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such common shares of Dundee Energy. The taxation of capital gains and capital losses is described above under the heading “Taxation of Capital Gains or Losses”.

Eligibility for Investment

Provided that on the Effective Date the common shares of Dundee Energy are listed on a “designated stock exchange” (as defined in the Tax Act), which includes the TSX, the common shares of Dundee Energy will be qualified investments under the Tax Act on the Effective Date for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), deferred profit sharing plans, registered education savings plans, tax-free savings accounts (“TFSAs”) and registered disability savings plans.

The holder of a TFSA will be subject to a penalty tax if common shares of Dundee Energy held by the TFSA are a "prohibited investment" for the TFSA. Common shares of Dundee Energy will generally not be a prohibited investment unless either: (i) the holder of the TFSA does not deal at arm's length with Dundee Energy (within the meaning of the Tax Act), or (ii) the holder of the TFSA has a "significant interest" (within the meaning of the Tax Act) in Dundee Energy or a corporation, partnership or trust with which Dundee Energy does not deal at arm's length for the purposes of the Tax Act. Shareholders should consult their own tax advisors as to whether common shares of Dundee Energy will be a "prohibited investment" in their particular circumstances.

The 2011 Federal Budget proposes to extend the "prohibited investment" rules to RRSPs and RRIFs. Shareholders should consult their own tax advisors in this regard.

Shareholders Not Resident in Canada

This portion of the summary applies to a Shareholder who is or is deemed to be a non-resident of Canada for purposes of the Tax Act, and does not use or hold, and is not deemed to use or hold Torque Common Shares, Amalco Preferred Shares or common shares of Dundee Energy in connection with carrying on a business in Canada (a “Non-Resident Holder” or “Non-Resident Holders”).

Amalgamation

On the Amalgamation, Non-Resident Holders (other than Non-Resident Holders who have exercised their right to dissent) will not realize a capital gain or a capital loss on their Torque Common Shares as a result of the Amalgamation as discussed above under “Shareholders Resident in Canada – Amalgamation”.

Redemption of Amalco Preferred Shares

A Non-Resident Holder may realize a capital gain or a capital loss and/or be deemed to receive a dividend on the redemption of the Amalco Preferred Shares, as discussed above under “Shareholders Resident in Canada – Redemption of Amalco Preferred Shares”.

A Non-Resident Holder will generally not be subject to tax under the Tax Act on any such capital gain provided that the Amalco Preferred Shares are not ‘‘taxable Canadian property’’ of the Non-Resident Holder for purposes of the Tax Act at the time of the redemption. Amalco Preferred Shares will not constitute taxable Canadian property of a Non-Resident Holder at the time of the redemption if (a) the Torque Common Shares exchanged therefor were listed on a designated stock exchange (which includes the TSX-V) at the time of the Amalgamation, (b) the Non-Resident Holder, persons with whom the NonResident Holder does not deal at arm’s length, or the Non-Resident Holder together with all such persons, has not owned 25% or more of the Torque Common Shares at any time during the 60 month period immediately preceding the time of the redemption, (c) Dundee Energy is a “public corporation” (within the meaning of the Tax Act), (d) the redemption occurs within 60 days after the Amalgamation, and (e) the Amalco Preferred Shares are not deemed under the Tax Act to be taxable Canadian property of the Non-Resident Holder.

If a Non-Resident Holder is deemed to receive a dividend on the redemption of Amalco Preferred Shares, Canadian withholding tax will apply at the rate of 25% of the gross amount of the dividend unless reduced under the provisions of an applicable income tax treaty or convention.

Dissenting Shareholders

Based on the administrative policy of the CRA, Non-Resident Holders who exercise their rights to dissent and whose Torque Common Shares are acquired by Amalco for payment of fair value will be considered to have disposed of their Torque Common Shares for proceeds of disposition equal to the amount paid (other than interest) and will realize a capital gain or capital loss.

A Non-Resident Holder who exercises their right to dissent will generally not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Torque Common Shares provided that such shares are not “taxable Canadian property” of the Non-Resident Holder. Torque Common Shares will not constitute taxable Canadian property of a Non-Resident Holder at a particular time provided that (a) the Torque Common Shares are listed on a designated stock exchange (which includes the TSX-V) at that time, (b) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with all such persons, has not owned 25% or more of the Torque Common Shares at any time during the 60 month period immediately preceding that time, and (c) the Torque Common Shares are not deemed under the Tax Act to be taxable Canadian property of the Non-Resident Holder.

Any interest awarded by a court will not be subject to withholding tax under the Tax Act.

Holding and Disposing of Common Shares of Dundee Energy

Where a Non-Resident Holder receives or is deemed to receive a dividend on common shares of Dundee Energy, Canadian withholding tax will apply at the rate of 25% of the gross amount of the dividend unless reduced under the provisions of an applicable income tax treaty or convention.

A Non-Resident Holder will generally not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of common shares of Dundee Energy provided that such shares are not “taxable Canadian property” of the Non-Resident Holder. Generally, a common share of Dundee Energy will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that (a) such share is listed on a designated stock exchange (which includes the TSX) at that time unless at any time during the 60-month period immediately preceding that time (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Dundee Energy, and (ii) more than 50% of the fair market value of the common share of Dundee Energy was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and/or options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists), and (b) such share is not deemed deemed under the Tax Act to be taxable Canadian property of the Non-Resident Holder.

RIGHT OF DISSENT

Pursuant to the BC Act, a shareholder has the right to dissent with respect to the Amalgamation Resolution. To exercise the right of dissent a shareholder (a “Dissenting Shareholder”) must give notice of this dissent by registered mail addressed to Torque at Suite 950, Scotia Tower, 650 West Georgia Street, Box 11587, Vancouver, British Columbia V6B 4N8, Canada, on or before Wednesday, July 27, 2011.

If the Amalgamation Resolution is passed, and Torque intends to proceed with the Amalgamation, Torque shall give any Dissenting Shareholders notice of Torque’s intention to act on the Amalgamation Resolution. On receiving a notice of intention to act, a Dissenting Shareholder is entitled to require Torque to purchase the Torque Common Shares in respect of which the notice of dissent was given at the fair value thereof as of the day before the date on which the resolution is passed. The Dissenting Shareholder must exercise this right by delivering to the registered office of Torque at Suite 950, Scotia Tower, 650 West Georgia Street, Box 11587, Vancouver, British Columbia V6B 4N8, Canada or its transfer agent Computershare Investor Services Inc. at 510 Burrard Street, Vancouver, British Columbia V6C 3B9, Canada within one month after Torque gives the notice of intention to act, a notice signed by the Dissenting Shareholder that the Dissenting Shareholder requires Torque to purchase all their Torque Common Shares with respect to which the shareholder is dissenting and delivering the share certificates representing such Torque Common Shares to Torque whereupon the shareholder is deemed to have sold such Torque Common Shares to Torque and Torque is deemed to have to purchased them. The notice must also state whether the Dissenting Shareholder is the beneficial owner of other Torque

Common Shares and, if so, provide the names of the registered owners thereof, the number of such Torque Common Shares and that dissent is being exercised in respect of such other Torque Common Shares. A Dissenting Shareholder may apply to the Supreme Court of British Columbia for a determination of the price and terms of such purchase and sale.

In view of the strict requirements of the BC Act relating to the rights and obligations of dissenting shareholders, shareholders should seek their own legal counsel concerning any consequences which may result from the filing of a notice of dissent or concerning the procedures to be followed to exercise such rights.

DUNDEE ENERGY ACQUISITIONCO

Dundee Energy Acquisitionco is a wholly-owned subsidiary of Dundee Energy and was incorporated under the BC Act on June 24, 2011. Dundee Energy Acquisitionco’s sole purpose is to facilitate the Amalgamation. As of the date hereof Dundee Energy Acquisitionco has no assets, other than a nominal amount of cash, and has no liabilities or obligations other than under the Merger Agreement and Amalgamation Agreement.

BUSINESS OF DUNDEE ENERGY

The following information reflects the current business, financial and share capital position of Dundee Energy as of June 30, 2011.

Overview of Dundee Energy

Dundee Energy was continued under the Canada Business Corporations Act on April 28, 1989 and is authorized to issue an unlimited number of common shares which are listed on the TSX under the symbol “DEN”. The Dundee Energy head office is located at 1 Adelaide Street East, Toronto, Ontario M5C 2V9, Canada and its registered office is located at 250, 435 – 4th Avenue SW, Calgary, Alberta T2P 3A8, Canada .

Summary Description of Dundee Energy’s Business

Dundee Energy is focused on creating long-term value through the development and acquisition of high-impact energy projects. Dundee Energy holds interests, both directly and indirectly, in the largest accumulation of producing oil and natural gas assets in Ontario (the “Lake Erie Assets”). The Lake Erie Assets consist of a 95% working interest in onshore oil properties, a 65% working interest in offshore gas properties and certain other assets, as more particularly described in the section entitled “Description of the Business – General – Lake Erie Assets” in the Dundee Energy AIF, all located in and around Lake Erie in Ontario. Dundee Energy’s other main businesses include the development of an offshore gas storage facility in Spain and its interest in Eurogas International, a company involved in the exploration of offshore oil and gas reserves exploration in Tunisia.

For a complete description of Dundee Energy’s business lines and its material assets including their history, location, accessibility and other details and information regarding resources and reserves, reference should be made to the Dundee Energy AIF which is incorporated into this Circular by reference and available electronically at www.sedar.com. Additional information about Dundee Energy, including its annual reports is available on Dundee Energy’s website at www.eurogascorp.com.

Description of Dundee Energy Shares

The authorized capital of Dundee Energy consists of an unlimited number of common shares without nominal or par value and an unlimited number of preferred shares without nominal or par value, issuable in series. As at the Record Date, there were 156,118,453 common shares of Dundee Energy issued and outstanding as fully paid and non-assessable and no preferred shares issued and outstanding.

Dundee Energy Common Shares

The holders of the Dundee Energy common shares are entitled to one vote per share at meetings of shareholders, to dividends as and when declared by the board of directors of Dundee Energy and, in the event of the liquidation, dissolution or winding-up of Dundee Energy, to receive such assets of Dundee Energy as are distributable to the holders of its common shares, subject to the rights of any securities having priority over the common shares.

The closing price of the Dundee Energy common shares on the TSX on June 30, 2011 was $0.81.

Preferred Shares

The preferred shares of Dundee Energy may be issued in one or more series, each series to consist of such number of shares as determined by the board of directors of Dundee Energy. The board of directors of Dundee Energy may also fix by resolution the designation, rights, privileges, restrictions and conditions attaching to the preferred shares of each such series including, without limiting the generality of the foregoing, the issue price, right to dividends, redemption rights, conversion rights and voting rights. Dundee Energy preferred shares shall be entitled to preference over the common shares and over any other shares ranking junior to the preferred shares with respect to payment of dividends and distribution of assets in the event of the liquidation, dissolution or winding-up of the Dundee Energy.

Dividend Policy

The constating documents of Dundee Energy do not limit its ability to pay dividends or distributions in respect of its common shares or preferred shares. However, Dundee Energy has not paid or declared any cash dividends or distributions since incorporation. Dundee Energy will not pay regular dividends or distributions in the foreseeable future. Any decision to pay dividends or distributions on its common shares (or preferred shares, if any) will be made by the board of directors of Dundee Energy on the basis of its earnings, financial requirements and other conditions existing at such future time.

Consolidated Capitalization

There has been no material change in the share and loan capital of Dundee Energy since December 31, 2010. Shareholders are referred to Dundee Energy’s financial statements which are incorporated by reference herein and available electronically at www.sedar.com.

Prior Sales

The following table summarizes the issuances of Dundee Energy securities exercisable for, or convertible into, Dundee Energy common shares within the 12 months prior to the date of this Circular. Dundee Energy has not issued common shares within the 12 months prior to the date of this Circular.

Date	Type of Security	Price per Security	Number of Securities
June 30, 2011	Deferred Share Units(1)	$0.79	56,283
March 31, 2011	Deferred Share Units(1)	$0.84	53,354
November 4, 2010	Options(1)	$0.81	665,000

October 29, 2010	Bonus Shares(1)	$0.81	61,392
October 29, 2010	Options(1)	$0.81	2,550,000

(1) Options, Deferred Share Units and Bonus Shares are each exercisable for one common share of Dundee Energy.

Trading Price and Volume

The table below shows the price ranges and volume of trading in Dundee Energy common shares for each month from June 2010 to June 30, 2011:

				Volume
Month	High($)	Low ($)	Close ($)	(# of Shares)
June 1 – 30, 2011	0.83	0.77	0.81	197,791
May, 2011	0.94	0.75	0.84	249,944
April, 2011	0.87	0.76	0.81	292,514
March, 2011	0.96	0.76	0.88	357,368
February, 2011	1.11	0.91	0.95	328,639
January, 2011	1.18	0.89	0.95	432,505
December 2010	0.93	0.80	0.84	538,371
November 2010	0.87	0.77	0.80	342,917
October 2010	0.95	0.72	0.85	652,113
September 2010	0.87	0.78	0.86	471,661
August 2010	0.95	0.82	0.82	108,224
July 2010	1.01	0.84	0.88	145,585
June 2010	1.05	0.80	0.95	490,270

Risk Factors

The risk factors set out under the heading “Risk Factors” in this Circular, as well as risks not currently known to Dundee Energy, could materially adversely affect Dundee Energy’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to Dundee Energy.

In addition to information set out elsewhere, or incorporated by reference, in this Circular, shareholders should carefully consider the risk factors set forth in the Dundee Energy AIF that is incorporated by reference in this Circular. Such risk factors could materially affect the future operating results of Dundee Energy and could cause actual events to differ materially from those described in forward-looking statements relating to Dundee Energy.

RISK FACTORS

In considering the Amalgamation, shareholders should carefully consider the risks described in the Dundee Energy AIF incorporated by reference in this Circular, a copy of which is filed on SEDAR, together with the other information contained in or incorporated by reference into this Circular.

Additional risks and uncertainties, including those currently unknown to Torque or Dundee Energy or considered to be not material by them, may also adversely affect the business of Dundee Energy following the completion of the Amalgamation, if it receives Shareholder Approval at the Meeting and is implemented by Torque. Risks related to Dundee Energy are set out under “Information Regarding

Dundee Energy – Risk Factors” in this Circular. The Amalgamation are subject to certain risks including the following:

The Dundee Energy Share Consideration issued in connection with the Amalgamation may have a market value different than expected.

The Dundee Energy Share Consideration to be received by shareholders that duly and timely elect to receive the Dundee Energy Share Consideration upon the Amalgamation will not be adjusted to reflect any changes in the market value of the Dundee Energy Share Consideration or Torque Common Shares up to the Effective Time. The market value of the Dundee Energy Share Consideration or the Torque Common Shares at the Effective Time may vary significantly from the market value of the Dundee Energy Share Consideration and Torque Common Shares immediately prior to the announcement of the proposed transaction between Dundee Energy and Torque, at the date of this Circular and at the date at which the shareholder makes its election. If the market value of the Dundee Energy Share Consideration decreases, the value of the Dundee Energy Share Consideration received by shareholders that duly and timely elected to receive the Dundee Energy Share Consideration will correspondingly decrease. Such changes may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Dundee Energy, regulatory considerations, general market and economic conditions, changes in energy prices and other factors over which Dundee Energy has no control.

Completion of the Amalgamation is subject to several conditions that must be satisfied or waived.

There are a number of conditions precedent to the Amalgamation which are outside the control of Torque, including, but not limited to, obtaining Shareholder Approval and the absence of any Material Adverse Change in the business of Torque. See “Details of the Amalgamation – Conditions Precedent to the Amalgamation” above. There is no assurance that Torque will not be affected by a Material Adverse Change before the Effective Time or that all of the conditions will be satisfied or waived prior to any relevant time. The parties are not obligated to waive any condition precedent to the Amalgamation for its benefit under the Merger Agreement which is not satisfied at the time for closing. If for any reason the conditions to the Amalgamation are not satisfied or waived and the Amalgamation is not completed, the market price of Torque Common Shares may be adversely affected.

INTERESTS OF EXPERTS OF TORQUE AND DUNDEE ENERGY

As of the date hereof, the partners and associates of Norton Rose and the principals and associates of Northwest Law Group beneficially owned, directly or indirectly, less than 1% of the issued and outstanding Torque Common Shares.

As of the date hereof, the Financial Advisor beneficially owns, directly or indirectly, less than 1% of the issued and outstanding Torque Common Shares.

Ernst & Young LLP is the auditor of Torque and is independent of Torque within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

ADDITIONAL DOCUMENTS

Additional information relating to Torque and Dundee Energy is available on SEDAR at www.sedar.com under their respective profiles. Financial information for Torque’s most recently completed financial year is provided in its comparative financial statements and MD&A, and are also available on the SEDAR website.

In addition, the following documents (the “Dundee Energy Documents”), filed by Dundee Energy with the Canadian Securities Authorities and available under its SEDAR profile, are specifically incorporated by reference into, and form an integral part of, this Circular on the basis set forth under “Business of Dundee Energy”:

(a)	annual information form of Dundee Energy dated January 25, 2011 for the financial year ended December 31, 2009 and the nine month period ended September 30, 2010 (the “Dundee Energy AIF”);

(b)	all material change reports filed by Dundee Energy dated subsequent to the date of the Dundee Energy AIF;

(c)	consolidated annual financial statements of Dundee Energy as at and for the years ended December 31, 2010 and 2009, together with the notes thereto and the auditors’ report thereon;

(d)	management’s discussion and analysis of the financial condition and results of operations for Dundee Energy for the year ended December 31, 2009; and

(e)	management information circular of Dundee Energy dated April 26, 2011 distributed in connection with the annual and special meeting of securityholders held on June 14, 2011.

The Company will provide to any person or corporation, upon request, one copy of the following documents at no charge:

(a)	the Dundee Energy Documents;

(b)	financial statements of the Company for the Company’s most recently completed financial year together with the auditor’s report thereon;

(c)

management’s discussion and analysis of the financial condition and results of operations for Dundee Energy for the year ended December 31, 2010 and for any interim financial statements of Dundee Energy filed subsequent to the financial statements for Dundee Energy’s most recently completed financial year;

(d)	any interim financial statements of the Company subsequent to the financial statements for the Company’s most recently completed financial year.

Shareholders may contact the Company at Suite 100, 360 Queens Avenue, London, Ontario N6B 1X6, Canada by mail, fax (+1) 866-484-8296, telephone (+1) 866-484-8230 or e-mail (submissions@torqueenergy.com) to request copies of the Company’s financial statements and MD&A and any document to be approved at the Meeting.

All material change reports (other than confidential reports), audited annual financial statements and management’s discussion and analysis and all other documents of the type referred to above filed by Dundee Energy with the Canadian Securities Authorities on SEDAR at www.sedar.com after the date of this Circular and before the Meeting are deemed to be incorporated by reference into this Circular.

Any statement contained in this Circular or in any other document incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.

ANNUAL AND OTHER SPECIAL BUSINESS

ELECTION OF DIRECTORS

The Board presently consists of five directors. It is proposed to set the number of directors for the following year at the same number. This requires the approval of the shareholders by an Ordinary Resolution, which approval will be sought at the Meeting.

The Company’s management proposes to nominate the persons named in the following table for election as directors of the Company to fill such positions. Each director elected will hold office until the next Annual General Meeting or until the director’s successor is duly elected or appointed, unless the director’s office is earlier vacated in accordance with the Articles or the director becomes disqualified to act as a director.

The Company knows of no reason why any nominee will be unable to serve, but if any nominee is unable to serve at the Meeting the person whose names are printed in the Proxy, in the absence of a specification to the contrary in the Proxy, intend to vote for such other nominees as they judge advisable.

The following information concerning the proposed nominees has been furnished by each of them.

Name,
Province or State
& Country of Residence			Number
& Present Position in		Director	of
Company	Present Principal Occupation (1)	Since	Shares (2)
BAYLEY, Brian E. British Columbia, Canada President, CEO and Director	Resource Lending Advisor to Sprott Resource Lending Corp. (formerly Quest Capital Corp.; publicly traded (TSX and NYSE-Amex) lending company to resource issuers) President of Ionic Management Corp. (private management company) and Quest Capital Management Corp. (private investment company) Officer and director of various publicly traded resource issuers	November 18, 1993	187,500
COWAN, John F. (3) (4) (5) Ontario, Canada Director	President of Xtivity Inc. (private inventory management software company)	May 17, 2001	190,000
HARRIS, Gordon D. (5) Alberta, Canada Director	Vice-President and COO of One Earth Oil & Gas Inc. (private oil and gas company)	August 10, 2006	0
MacRAE, Garth A. C. (3) (4) (5) Ontario, Canada Director	Professional corporate director	May 17, 2001	140,000

Name,
Province or State
& Country of Residence			Number
& Present Position in		Director	of
Company	Present Principal Occupation (1)	Since	Shares (2)
VANDENBOSCH, Paul W. (3) (4) Ontario, Canada Director	Partner in Cram & Associates (law firm)	January 24, 2001	285,243

(1)

Includes occupations for preceding five years unless the director was elected at the previous Annual General Meeting and was shown as a nominee for election as a director in the Circular for that meeting.

(2)

The approximate number of Torque Common Shares carrying the right to vote in all circumstances beneficially owned, directly or indirectly, or over which control or direction is exercised by each proposed nominee as of the Record Date. No director, together with the director’s associates and affiliates beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the Torque Common Shares although Dundee Corporation, of which Garth A. C. MacRae is a director, controls more than 10% of the Torque Common Shares. See ‘Voting Shares and Principal Holders Thereof’. Garth A.C.MacRae is also a director of Dundee Energy.

(3)	Member of Audit Committee.

(4)	Member of Compensation Committee.

(5)	Member of Reserves Committee.

(6)

None of the proposed directors is to be elected under any arrangement or understanding between the proposed director and a third party (other than the directors and executive officers of the Company acting in that capacity).

No proposed director:

(a)

is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, chief executive officer (CEO) or chief financial officer (CFO) of any corporation (including the Company) that was subject to a ‘cease trading’ or similar order (a cease trading order, including a voluntary or involuntary cease trading order applying to some or all of the management of a corporation) or an order that denied the relevant corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued:

(i)	while the proposed director was acting as a director, CEO or CFO of that corporation, or

(ii)	after the proposed director ceased to be a director, CEO or CFO of that corporation but resulted from an event that occurred while acting in such capacity;

(b)

is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director or executive officer of any corporation (including the Company) that while acting in that capacity or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(c)	has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets;

(d)	has entered into, at any time, a settlement agreement with a securities regulatory authority; or

(e)	has been subject to, at any time, any penalties or sanctions imposed by:

(i)	a court relating to securities legislation or a securities regulatory authority, or

(ii)	a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

other than as described below:

1.	Brian E. Bayley was a director from June 15, 2001 to November 30, 2010 of American Natural Energy Corp. (TSX-V listed) which was issued cease trading orders by the:

(a)

British Columbia Securities Commission (“BCSC”), Autorité des marchés financiers de Québec (“AMF”) and Manitoba Securities Commission (“MSC”) in June 2003 for failing to file financial statements and pay filing fees. The orders were rescinded in August and September 2003 when it filed its financial statements and paid the filing fees; and

(b)

BCSC in July 2007, AMF in August 2007, Ontario Securities Commission (“OSC”) in August, 2007, Alberta Securities Commission (“ASC”) in November 2007 and MSC in March 2008 for failing to file financial statements and Management’s Discussion & Analysis. The orders were rescinded on October 29, 2008 when it filed the financial statements and Management’s Discussion & Analysis.

2.

Brian E. Bayley has been a director since December 14, 1999 of Esperanza Silver Corp. (TSX-V listed) which became aware in early 2003 that it was subject to outstanding cease trading orders issued by the ASC on September 17, 1998 and AMF on August 12, 1997 for the failure of previous management to file financial statements and pay filing fees. Esperanza’s new management filed the financial statements and paid the filing fees and the orders were rescinded on May 16, 2003 by the AMF and on August 1, 2003 by the ASC.

3.

Brian E. Bayley was a director from November 28, 2001 to June 17, 2008 of Etrion Corporation (TSX listed) and a director and officer from January 1997 to January 2005 of Quest Ventures Ltd. (private company) which companies became subject to an order issued on February 27, 2002 by the BCSC respecting a private placement of Etrion’s securities to Quest preventing the further use of certain exemptions under the Securities Act (British Columbia) until Etrion’s shareholders approved the placement. Such approval was obtained on May 23, 2002 and the BCSC reinstated the availability of the exemptions for both companies shortly thereafter.

4.

John F. Cowan has been a director since November 10, 1997 of ScotOil Petroleum Limited (formerly, Oilexco Incorporated; TSX-V listed) which obtained, on February 5, 2009, a court order under the Companies’ Creditors Arrangement Act (Canada) after a banking syndicate declined to extend financing to ScotOil’s subsidiary necessary to allow it to continue operations which resulted in the subsidiary filing for bankruptcy in the United Kingdom. ScotOil was unable to restructure operations to avoid bankruptcy as contemplated by the order and, on July 16, 2009 and September 16, 2009, court orders were obtained authorizing the liquidation of ScotOil’s business and distribution of the proceeds to creditors.

On December 9, 2009 Mr. Cowan and other directors and officers of ScotOil were given a written reprimand by the TSX-V for failing to ensure that ScotOil (despite it not having funds to do so) had a transfer agent and issued press releases providing timely disclosure of the Companies’ Creditors Arrangement Act proceedings in September 2009.

ScotOil was issued cease trading orders by the ASC on March 2, 2010, the BCSC on March 3, 2010 and the OSC on March 24, 2010 for failing to file financial statements, Management’s Discussion & Analysis, an Annual Information Form and other documents. The orders remain in effect.

CORPORATE GOVERNANCE

National Instrument 58-101 Disclosure of Corporate Governance Practices of the Canadian Securities Administrators requires the Company to annually disclose certain information regarding its corporate governance practices. That information is disclosed below.

Mandate of the Board of Directors

The Board has responsibility for the stewardship of the Company. That stewardship includes responsibility for strategic planning, identification of the principal risks of the Company’s business and implementation of appropriate systems to manage these risks, succession planning (including appointing, training and monitoring senior management), communications with investors and the financial community and the integrity of the Company’s internal control and management information systems.

Independence of the Directors

A director is ‘independent’ if, in the view of the Board, such director is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act in the best interests of the Company, other than interests and relationships arising from shareholding.

The following table describes whether the directors are independent and, if not independent, sets out the reasons:

Director	Independent	Reason why the Director is not Independent
BAYLEY, Brian E.	No	Is the President and CEO of the Company
COWAN, John F.	Yes	–
HARRIS, Gordon D.	Yes	–
MacRAE, Garth A. C.	No	Is a director of the Company’s major shareholder
VANDENBOSCH, Paul W.	Yes	–

The Board facilitates its exercise of independent supervision over the Company’s management through regular meetings of the Board. The meetings are held both with and without members of the Company’s management in attendance.

The Board does not hold regularly scheduled meetings without directors who are not independent and members of management being in attendance. However, when consideration of a matter affecting non-independent directors occurs at a meeting, the non-independent directors recuse themselves from the meeting so that the independent directors can have an open and candid discussion of, and vote on, the matter.

Other Directorships

The directors are presently directors of other reporting issuers (public corporations), as follows:

Director or Nominee	Reporting Issuers
BAYLEY, Brian E.	American Vanadium Corp., Bearing Resources Ltd., Cypress Hills Resource Corp., Esperanza Silver Corporation, Eurasian Minerals Inc., Greystar Resources Ltd., Kirkland Lake Gold Inc., Kramer Capital Corp., NiMin Energy Corp., Sprott Resource Lending Corp. and Transatlantic Petroleum Corp.
COWAN, John F.	ScotOil Petroleum Limited
HARRIS, Gordon D.	Caspian Energy Inc., Leader Energy Services Ltd. and Primera Energy Resources Ltd.
MacRAE, Garth A. C.	Breakwater Resources Ltd., Dundee Capital Markets Inc., Dundee Corporation, Dundee Precious Metals Inc., Dundee Energy Limited, GeneNews Limited and Uranium Participation Corporation
VANDENBOSCH, Paul W.	–

Orientation and Continuing Education

The Board takes the following steps to ensure that all new directors receive orientation regarding the role of the Board, its committees and its directors, and the nature and operation of the Company.

The first step is to assess a new director’s set of skills and professional background. This allows the orientation to be customized to that director’s needs since different information regarding the nature and operations of the Company’s business will be necessary and relevant to each new director.

Once assessed, the second step is taken by one or more existing directors, who may be assisted by the Company’s management, to provide the new director with the appropriate orientation through meetings, telephone calls and correspondence.

To ensure the Board provides continuing information for its directors so they maintain the skill and knowledge necessary for them to meet their obligations as directors of the Company, there are technical presentations made as required at meetings of the Board. The presentations can range from a review of the Company’s financial statements to various aspects of the Company’s business. The Board believes the discussion among the directors, management and outside experts at these meetings provides a valuable learning resource for directors without expertise in the subject matter being presented.

Ethical Business Conduct

As part of its responsibility for the stewardship of the Company, the Board seeks to foster a culture of ethical conduct by striving to ensure the Company carries out its business in line with high business and moral standards and applicable legal and financial requirements. In that regard, the Board:

  has adopted a Code of Conduct (the “Code”) setting out the guidelines for the conduct expected from directors, officers and employees of the Company. A copy of the Code has been filed on SEDAR (see “Additional Information” at the end of this Circular). Compliance with the Code is achieved as follows.
  Each director is responsible for ensuring that they individually comply with the terms of the Code, while the Board is responsible for ensuring that the directors, as a group, and all officers comply with the Code and the executive officers of the Company are responsible for ensuring compliance with the

Code by employees. Since the beginning of the Company’s last financial year, it has not filed a Material Change Report relating to any conduct of a director or executive officer that constitutes a departure from the Code.

  has established a written ‘Whistleblower Policy’ which details complaint procedures for financial concerns as further described below in “Executive & Director Compensation – Complaints”.

  has created an Insider Trading Policy which details when directors, officers and employees should not engage in trading in the Company’s securities.

  has adopted a Disclosure Policy to ensure fair, accurate and timely disclosure of material information regarding the Company and its business.

  encourages management to consult with legal and financial advisors to ensure the Company is meeting those requirements.

  is cognizant of the Company’s timely disclosure obligations and reviews material disclosure documents such as financial statements, Management’s Discussion & Analysis (MD&A) and press releases prior to distribution.

  relies on its Audit Committee to annually review the Company’s systems of internal financial control and discuss its findings with the Company’s external auditor.

  actively monitors the Company’s compliance with the Board’s directives and ensures that all material transactions are reviewed and authorized by the Board before being undertaken by management.

In addition, the Board must comply with the conflict of interest provisions of its governing corporate legislation and relevant securities regulatory instruments and stock exchange policies (which require that interested directors recuse themselves from the consideration of, and voting on, such matters), to ensure its directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

Nomination of Directors

The Board does not feel it is necessary to increase the number of directors on the Board at this time. When the Board considers it necessary to increase its size, it can also consider whether a Nominating Committee of directors, some or all of whom will be independent directors, needs to be formed to recommend appointees and assess directors on an ongoing basis.

Any new appointees or nominees to the Board must have a favourable track record in general business management, special expertise in areas of strategic interest to the Company, the ability to devote the time required and a willingness to serve as a director.

Compensation

To assist the Board in determining the appropriate level of compensation to pay the CEO, CFO, other executive officers and directors, the Board has established a Compensation Committee, as described below under “Board Committees”. The Compensation Committee recommends to the Board what it feels is the appropriate compensation based primarily on a comparison of the remuneration paid by the Company with the remuneration paid by other public companies that the Committee feels are similarly placed within the same industry.

In addition, the CEO, CFO, other executive officers and directors are granted stock options under a stock option plan adopted by the Company (the “Option Plan”). The Board determines, relying on the recommendations of the Compensation Committee, the terms of each stock option within the parameters set out in the Option Plan and applicable stock exchange rules and policies.

Since the beginning of the Company’s last financial year, no compensation consultant or advisor was retained to assist in determining compensation for any of the Company’s directors and officers.

Board Committees

In addition to the Audit Committee described in the next section, the Board has established the following committees:

Compensation Committee: The Compensation Committee is responsible for reviewing all compensation (including stock options) paid by the Company to the Board and senior management of the Company, reporting to the Board on the results of those reviews and making recommendations to the Board for adjustments to such compensation.

The Compensation Committee consists of three directors, two of whom are independent (outside, non-management) directors (John F. Cowan (Committee Chair) and Paul W. Vandenbosch) and one of whom is not an independent director (Garth A. C. MacRae).

Reserves Committee: The Reserves Committee is responsible for the Company’s compliance with NI 51-101, including:

  reviewing, with reasonable frequency, the Company’s procedures relating to the disclosure of information with respect to its oil and gas activities, including its procedures for complying with the disclosure requirements and restrictions of the Instrument;

  reviewing each appointment of an independent qualified reserves evaluator or auditor and, in the case of any proposed change in such appointment, determining the reasons for the proposal and whether there have been disputes between the appointed qualified reserves evaluator or auditor and management of the Company;

  reviewing, with reasonable frequency, the Company’s procedures for providing information to the qualified reserves evaluators or auditors who report on reserves data for the purposes of the Instrument;

  meeting, before approving the filing of reserves data and the report of the qualified reserves evaluators or auditors thereon as required by the Instrument, with management and each qualified reserves evaluator or auditor to (i) determine whether any restrictions affect the ability of the qualified reserves evaluator or auditor to report on reserves data without reservation; and (ii) review the reserves data and the report of the qualified reserves evaluator or auditor thereon; and

  reviewing and approving all filings made under the Instrument.

The Reserves Committee consists of three directors, two of whom are independent (outside, non-management) directors (Gordon D. Harris (Committee Chair) and John F. Cowan) and one of whom is not an independent director (Garth A. C. MacRae).

Assessments

The Board has not established any formal procedures for regularly assessing the performance of the Board, its committees and individual directors. Generally, those responsibilities have been carried out on an informal basis by the each director based on their assessment of the performance of the Board, its committees or the individual directors compared to their expectations. In doing so, the contributions of an individual director are informally monitored in light of the business strengths of the individual and the purpose of originally nominating the individual to the Board. Furthermore, it is the view of the Board that, in light of its small size and the close and open relationship among its members, the formality of a committee would not be as effective as the current arrangement and is unnecessary.

AUDIT COMMITTEE

National Instrument 52-110 Audit Committees (“NI 52-110”) of the Canadian securities administrators requires the Company’s Audit Committee to meet certain requirements. It also requires the Company to disclose in this Circular certain information regarding the Audit Committee. That information is disclosed below.

Overview

The Audit Committee of the Board is responsible for:

  recommending to the Board an external auditor to be nominated for election by the shareholders at each Annual General Meeting and approving the compensation of such external auditor;

  overseeing the work of the external auditor, including the resolution of disagreements between the auditor and management regarding the Company’s financial reporting;

  pre-approving all non-audit services to be provided to the Company, by the auditor;

  reviewing the Company’s annual and interim financial statements, Management’s Discussion & Analysis (MD&A) and press releases regarding earnings before they are submitted for review and approval by the Board and publicly disseminated by the Company;

  confirming adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from its financial statements, other than disclosure described in the previous paragraph, and periodically assessing the adequacy of those procedures; and

  reviewing and approving the Company’s hiring policies regarding current and former partners and employees of the Company’s current and former auditors.

The Company’s auditor reports directly to the Audit Committee.

The Audit Committee’s Charter

The Board has adopted a Charter for the Audit Committee (the “Charter”) which sets out the Committee’s mandate, organization, powers and responsibilities. The Charter is attached as Schedule ‘A’ to this Circular.

Composition of the Audit Committee

The Audit Committee consists of three directors. Unless an issuer is a ‘Venture Issuer’ (an issuer the securities of which are not listed or quoted on any of the TSX, a market in the United States of America other than the over-the-counter market, or a market outside of Canada and the U.S.A.) as of the end of its last financial year, NI 52-110 requires each of the members of the Committee to be independent and financially literate. Since the Company is a ‘Venture Issuer’ (its securities are listed on the TSX-V, but are not listed or quoted on any other exchange or market, other than possibly the U.S. over-the-counter market, or a market outside of Canada and the U.S.A.), it is exempt from this requirement. In addition, the Company’s governing corporate legislation requires the Company to have an Audit Committee composed of a minimum of three directors, a majority of whom are not officers or employees of the Company. The Audit Committee complies with this requirement.

The following table sets out the names of the members of the Audit Committee and whether they are officers or employees, ‘independent’ or ‘financially literate’.

Name of Member	Officer or Employee	Independent (1)	Financially Literate (2)
COWAN, John F. (Chair)	No	Yes	Yes
MacRAE, Garth A. C.	No	No	Yes
VANDENBOSCH, Paul W.	No	Yes	Yes

(1)

To be considered to be independent, a member of the Committee must not have any direct or indirect ‘material relationship’ with the Company. A material relationship is a relationship which could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgement.

(2)

To be considered financially literate, a member of the Committee must have the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Relevant Education and Experience

The education and experience of each member of the Audit Committee that is relevant to the performance of his responsibilities as an Audit Committee member and, in particular, any education or experience that would provide the member with:

  an understanding of the accounting principles used by the Company to prepare its financial statements;

  the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves;

  experience preparing, auditing, analysing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; and

  an understanding of internal controls and procedures for financial reporting,

are as follows:

Name of Member	Education	Experience
COWAN, John F. (Committee Chair)	Professional Geologist B.A. (Geology & Business) (1977; University of Western Ontario)	Current or former director (including Audit Committee member) and officer of several, and investor in numerous publicly traded companies, as a result of which, and during the course of such appointments and investments, has reviewed and analysed numerous financial statements.

Name of Member	Education	Experience
MacRAE, Garth A. C.	Chartered Accountant	Over 16 years of public accounting experience. Held executive positions (including being the chief financial officer) with and was an investor in numerous senior publicly traded companies and, as a part of the foregoing and during the course of such appointments and investments, has overseen the preparation of and reviewed and analysed numerous financial statements.
VANDENBOSCH, Paul W.	Barrister & Solicitor LL. B. (1982; Osgoode Hall)	Over 25 years of legal experience in real estate, corporate, commercial, wills, estates and trust law. Held executive positions with various organizations. As part of the foregoing, has overseen the preparation and analysed numerous financial statements.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, there has not been a recommendation of the Audit Committee to nominate or compensate an external auditor which was not adopted by the Board.

Reliance on Exemptions in NI 52-110 regarding De Minimis Non-audit Services or on a Regulatory Order Generally

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on:

1.

the exemption in section 2.4 (De Minimis Non-audit Services) of NI 52-110 (which exempts all non-audit services provided by the Company’s auditor from the requirement to be pre-approved by the Audit Committee if such services are less than 5% of the auditor’s annual fees charged to the Company, are not recognized as non-audit services at the time of the engagement of the auditor to perform them and are subsequently approved by the Audit Committee prior to the completion of that year’s audit); or

2.	an exemption from the requirements of NI 52-110, in whole or in part, granted by a securities regulator under Part 8 (Exemptions) of NI 52-110.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described in section III.B ‘Powers and Responsibilities – Performance & Completion by Auditor of its Work’ of the Charter.

External Auditor Service Fees (By Category)

The following table discloses the fees billed to the Company by its external auditor during the last two financial years.

Financial Year Ending	Audit	Audit Related	Tax	All Other
November 30th	Fees (1)	Fees (2)	Fees (3)	Fees (4)
2010	$50,175	0	$8,000	$840

Financial Year Ending	Audit	Audit Related	Tax	All Other
November 30th	Fees (1)	Fees (2)	Fees (3)	Fees (4)
2009	$54,560	0	$13,000	$672

(1)	The aggregate fees billed for audit services.

(2)

The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not disclosed in the ‘Audit Fees’ column.

(3)	The aggregate fees billed for tax compliance, tax advice, and tax planning services. These services involved the preparation and filing of annual tax returns and utilization of unused tax deductions.

(4)

The aggregate fees billed for professional services other than those listed in the other three columns. This amount represents the annual fee payable by the Company’s auditor to the Canadian Public Accountability Board in connection with the audit of the Company’s financial statements for its 2009 and 2010 financial years.

Reliance on Exemptions in NI 52-110 regarding Audit Committee Composition & Reporting Obligations

Since the Company is a Venture Issuer, it relies on the exemption contained in section 6.1 of NI 52-110 from the requirements of Part 3 Composition of the Audit Committee (as described in ‘Composition of the Audit Committee’ above) and Part 5 Reporting Obligations of NI 52-110 (which requires certain prescribed disclosure about the Audit Committee in the Company’s Annual Information Form, if any).

Complaints

The Audit Committee has established a written “Whistleblower Policy” which creates procedures for the confidential and anonymous submission by employees of complaints and concerns regarding the Company’s accounting, auditing and financial reporting procedures and obligations, without fear of retaliation of any kind.

The Policy provides that if an employee has any information, complaints or concerns regarding such matters being questionable, incorrect, misleading or fraudulent they are urged under the Policy to present such information, complaints or concerns to the Audit Committee, without regard to the position of the persons responsible for the subject matter of the information, complaint or concern. Promptly following the receipt of any information, complaints and concerns submitted to it, the Audit Committee will investigate each matter and take appropriate corrective actions.

The Audit Committee will retain as part of its records, any information, complaints or concerns received. Furthermore, it will keep a written record of all such reports or inquiries and make quarterly reports on any ongoing investigation which will include steps taken to satisfactorily address each complaint.

EXECUTIVE & DIRECTOR COMPENSATION

Unless otherwise noted the following information is for the Company’s last completed financial year (which ended November 30, 2010).

In the following information, a “Named Executive Officer” or “NEO” means each of the CEO, CFO and three highest paid executive officers, if any, whose total compensation (excluding the value of any pension) was more than $150,000 in the last financial year (including any CEO, CFO and executive officer that held such position for only a part of the last financial year).

Compensation Discussion & Analysis

Philosophy

The philosophy used by the Compensation Committee in determining its recommendations to the Board for the compensation of the Named Executive Officers is that the compensation should:

  assist the Company in attracting and retaining key individuals as NEOs;

  align the interests of NEOs with those of the shareholders;

  reflect each NEO’s performance, expertise, responsibilities and length of service to the Company;

  reflect the Company’s past performance and current state of development; and

  be commensurate with the Company’s financial ability to remunerate its NEOs.

Compensation Components

The Company’s process for determining executive compensation is very simple. As is the prevailing practice in the oil and gas industry, compensation of the Named Executive Officers is comprised of three components: (i) base salary, (ii) incentive bonus, and (iii) stock options.

There are no formal policies or procedures for determining the remuneration of the NEOs and Board. Instead, the Compensation Committee generally considers and makes recommendations to the Board respecting the appropriate level of remuneration without any formal objectives, criteria or analysis. Levels of remuneration are usually first informally discussed among the members of the Committee before being referred to the Board for formal approval. No specific formulas have been developed to assign a specific weighting to each of these components. Instead, the Committee considers the Company’s performance and recommends compensation based on this assessment. Accordingly, each case is determined on its own merits and circumstances after being considered in light of prevailing economic conditions – both on a corporate level and on a national and international level – and industry norms for such remuneration.

In its review, the Compensation Committee considers the remuneration paid to executives of other companies of comparable size and development within the oil and gas industry. Such comparative companies include: Tribute Resources Inc. (TSX-V) and Greentree Gas & Oil Ltd. (TSX-V).

Finally, the Committee relies on the experience of its members as officers and directors at other publicly traded companies in similar lines of business as the Company in assessing compensation levels. The purpose of this process is to:

  understand the competitiveness of current pay levels for each executive position relative to companies with similar business characteristics;

  identify and understand any gaps that may exist between the Company’s compensation rates and compensation paid by other companies; and

  establish as a basis for developing salary adjustments and short-term and long-term incentive awards for the Board’s approval.

Stock options already held by NEOs are not considered in granting new options to them.

Each of these compensation components is described below.

1. Base Salary:

The base salary for each Named Executive Officer is based on assessment of factors such as:

  current competitive market conditions;

  compensation levels within the peer group; and

  particular skills of the NEOs, such as leadership ability and management effectiveness, experience, responsibility and proven or expected performance of the particular individual.

Using this information and budgetary guidelines and other internally generated planning and forecasting tools, the Compensation Committee performs an annual assessment of the compensation of all NEOs. The Compensation Committee then recommends to the Board what should be the base salaries of the CEO, CFO and other NEOs, and the Board approves the base salaries of all the NEOs.

2. Incentive Bonus:

The Board annually reviews and, if it determines them be appropriate, approves the payment of incentive bonuses. The bonuses are generally paid by way of cash payments. The amount of the bonuses paid is based partly on the Company’s success in reaching its objectives and partly on each Named Executive Officer’s performance.

As part of determining bonuses to be paid, the Board reviews corporate performance objectives during the year. In the last financial year, the principal objectives included:

  development of its oil and gas assets through exploitation of the Company’s properties;

  maximizing its revenues and profitability;

  maintaining compliance with the regulatory and disclosure framework;

  increasing investors’ interest in the Company;

  increasing the Company’s market capitalization and working capital; and

  maximizing shareholder value from the development and sale, option, joint venture or other disposition of oil and gas properties.

The success of the NEOs’ contributions to the Company in reaching its overall goals is a factor in the determination of their annual bonus. The Compensation Committee assesses each NEO’s performance on the basis of the NEO’s contribution to the achievement of corporate goals and the needs of the Company that arise on a day to day basis. This assessment is used by the Committee in developing its recommendations to the Board with respect to the determination of annual bonuses for the NEOs.

3. Stock Options:

The Option Plan is designed to encourage share ownership and entrepreneurship in Named Executive Officers and other senior management and employees. The Board believes that the Option Plan aligns the interests of the NEOs’ with the interests of shareholders by linking a component of executive compensation to the longer term performance of Torque Common Shares.

Option Based Awards to Named Executive Officers

Stock options are granted as the Board feels is appropriate in the circumstances. Options granted to NEOs are recommended by the CEO and approved by the Board. In monitoring stock option grants, the Board takes into account the level of options granted by comparable companies for similar levels of responsibility and considers each NEO or employee based on reports received from management, its own observations on individual performance (where possible) and its assessment of individual contribution to shareholder value.

In addition to determining the number of options to be granted pursuant to the methodology outlined above, the Board also makes the following determinations:

  the exercise price for each option granted;

  the date on which each option is granted;

  the vesting terms for each stock option; and

  the other materials terms and conditions of each stock option grant.

The Board makes these determinations subject to and in accordance with the provision of the Option Plan.

Contracts with Named Executive Officers

The Company has entered into a consulting contract with its CFO and was a party to an employment agreement with its former CFO as described below. The contract with its CEO is verbal, provides for remuneration as set out in the summary compensation table below and may be terminated at the election of the CEO or the Company on reasonable notice.

In addition to the remuneration payable under these agreements, the Company may pay bonuses and grant stock options to such officers.

Chief Financial Officer

Pursuant to a Consulting Agreement dated March 13, 2009, the Company retained, effective February 17, 2009, David C. Nelms as acting General Manager (and de facto CFO) in the absence of the former General Manager. On March 29, 2010, Mr. Nelms was appointed CFO and ceased to be the acting General Manager. Under the agreement he is paid $1,000 per day. The agreement may be terminated by the Company or Mr. Nelms on one week notice.

Other Agreements

The Company has not established or entered into any compensatory plans, contracts or arrangements where any of its Named Executive Officers are entitled to receive more than $100,000 or more than reasonable notice at law from the Company in the event of their resignation, retirement or other termination of their employment, a change of control of the Company or a change in any of their responsibilities following a change of control.

Pension Plans for Named Executive Officers

The Company does not have any pension plans including ‘defined benefits’ plans, ‘defined contribution’ plans or ‘deferred compensation’ plans.

Other Remuneration of Named Executive Officers

During the last financial year there was not any other remuneration paid or payable, directly or indirectly, by the Company pursuant to any existing plan or arrangement to its directors and Named Executive Officers.

Summary Compensation Table – Named Executive Officers

The following table discloses the compensation paid or payable, directly or indirectly, by or on behalf of the Company during the last two financial years to its Named Executive Officers:

					Non-equity Incentive
			Awards		Plan Compensation
	Year
Name	ended					Long		All
&	Nov				Annual	Term	Pension	Other	Total
Principal Position	30	Salary	Based Share(1)	Based Option(2)	Incentive Plans	Incentive Plans (3)	Value	Comp’n	Comp’n
BAYLEY, Brian E.	2010	0	0	0	0	0	0	0	0
CEO	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
NELMS, David C.	2010	$122,850	0	0	0	0	0	0	$122,850
CFO (4)	2009	$84,444	0	0	0	0	0	0	$84,444
	2008	–	–	–	–	–	–	–	–
THOMSON, John	2010	–	–	–	–	–	–	–	–
Former GM & CFO(4)	2009	$94,581	0	0	0	0	0	$33,750	$128,331
	2008	$135,000	0	0	0	0	0	$25,000	$160,000

(1)	The Company did not grant any share based awards during its last financial year.

(2)	Fair value of stock option(s) on the date(s) of granting determined using the Black-Scholes-Merton Model assuming the option(s) are fully vested.

(3)

Long Term Incentive Plans are any plan providing compensation intended to serve as incentive for performance to occur over a period longer than one financial year, whether the performance is measured by reference to financial performance of the Company or an affiliate of the Company, the price for the Company’s securities or any other measure, but does not include stock option or stock appreciation rights plan (SAR Plan) or other plans for compensation through restricted shares or restricted share units. The Company does not have any Long Term Incentive Plans.

(4)

David C. Nelms was appointed acting General Manager (and de facto CFO) in place of the former General Manager (and de facto CFO), John K. Thomson, on February 17, 2009 and was appointed CFO on March 29, 2010.

(5)	Amounts shown are for the entire financial year and include all remuneration paid during, or payable in respect of, the year, even if the NEO did not hold the position shown for the entire year.

The Company calculates the fair value of stock options on the date of granting in the ‘Option Based Awards’ column using the Black-Scholes-Merton Model, a mathematical valuation model that ascribes a value to a stock option based on a number of variables, including the exercise price of the options, the market price of the underlying shares on the date the option was granted, the term of the option and assumptions with respect to the volatility of the price of the underlying share and the risk-free rate of return. The Company used this model because it is the methodology recommended by the Canadian Institute of Chartered Accountants in its Handbook for valuing securities based compensation and, in line with that recommendation, is the methodology used by the Company, and most Canadian publicly traded companies, in valuing and reporting stock options in its financial statements.

Calculating the value of stock options using the Black-Scholes-Merton Model is very different from simple ‘in-the-money’ value calculation. Stock options that are well ‘out-of-the-money’ can still have a significant fair value based on a Black-Scholes-Merton valuation. Accordingly, caution must be exercised in comparing grant date fair value amounts with cash compensation or an in-the-money option value calculation. The value of the ‘in-the-money’ options currently held by each NEO and director (based on share market price less option exercise price) is set forth in the ‘Value of Unexercised in-the-money Options’ column of the table in the section “Outstanding Share and Option Based Awards” below.

Compensation of Directors

Other than stock options to purchase Torque Common Shares which are granted to the Company’s directors from time to time, the Company does not have any arrangements pursuant to which directors are directly or indirectly remunerated by the Company for their services in their capacities as directors, consultants or experts.

The Board separately remunerates any director undertaking services on behalf of the Company other than services ordinarily required of a director.

The following table discloses the compensation paid, directly or indirectly, by or on behalf of the Company during the previous financial year to its directors other than a director who is also an executive officer of the Company and whose remuneration was disclosed under the table in ”Summary Compensation Table – Named Executive Officers” above:

		Awards		Non-equity
				Incentive
	Fees	Share	Option	Plan	Pension	All Other	Total
Name	Earned	Based (1)	Based (2)	Comp’n	Value	Comp’n	Comp’n
COWAN,	$36,200	0	0	0	0	0	$36,200
John F.
HARRIS,	0	0	0	0	0	0	0
Gordon D.
MacRAE,	0	0	0	0	0	0	0
Garth A. C.
VANDENBOSCH,	0	0	0	0	0	0	0
Paul W.

(1)	The Company did not grant any share based awards during its last financial year.

(2)	Fair value of stock options on the date of granting determined using the Black-Scholes-Merton Model assuming the option(s) are fully vested.

The methodology used for determining the remuneration of the Board is similar to that used for the remuneration of NEOs. Remuneration of each Committee Chairman is determined on its own merits and circumstances after being carefully considered in light of prevailing economic conditions – both on a corporate level and on a national and international level – and industry norms for such remuneration. Levels of remuneration are usually first informally discussed among the members of the Compensation Committee and with the Chairman and the President before being formally considered and approved by the Board.

Stock Option Plan

The Option Plan has been established in accordance with the policies of the TSX-V. The purpose of the Option Plan is to attract and motivate the directors, officers and employees of the Company and any subsidiaries, employees of any management corporation and consultants to the Company (collectively, the Optionees) and thereby advance the Company’s interests by providing them an opportunity to acquire an equity interest in the Company through the exercise of stock options granted to them under the Option Plan.

Pursuant to the Option Plan, the Board, based on the recommendations of the Compensation Committee, may grant stock options to Optionees in consideration of them providing their services to the Company or a subsidiary. The number of shares subject to each option is determined by the Board or Committee within the guidelines established by the Option Plan. The options enable such persons to purchase Torque Common Shares at a price fixed pursuant to such guidelines. The options are exercisable by the Optionee giving the Company notice and payment of the exercise price for the number of shares to be acquired.

The Option Plan authorizes stock options to be granted to the Optionees on the following terms:

1.	The number of shares reserved for issuance pursuant to outstanding options, in the aggregate, cannot exceed 10% of the Company’s issued shares.

2.

The number of shares subject to issuance upon the exercise of options granted under the Option Plan by one Optionee or all Optionees providing investor relations services is subject to the following limitations:

(a)	no Optionee can be granted options during a 12 month period to purchase more than:

(i)	5% of the issued shares of the Company unless disinterested shareholder approval has been obtained (such approval has not been sought), or

(ii)	2% of the issued shares of the Company, if the Optionee is a consultant, and

(b)	the aggregate number of shares subject to options held by all Optionees providing investor relations services cannot exceed 2% in the aggregate.

3.

Unless the Option Plan has been approved by disinterested shareholders (such approval has not been sought), options granted under the Option Plan, together with all of the Company’s previously established and outstanding stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of its shares, shall not result, at any time, in:

(a)	the number of shares reserved for issuance pursuant to stock options granted to insiders exceeding 10% of the shares outstanding at the time of granting,

(b)	the grant to insiders, within a one year period, of options to purchase that number of shares exceeding 10% of the outstanding shares, or

(c)	the issuance to any one insider and such insider’s associates, within a one year period, of shares totalling in excess of 5% of the outstanding shares.

4.

The exercise price of the options cannot be set at less than the greater of $0.10 per share and the closing trading price of the Company’s shares on the day before the granting of the stock options. If the Optionee is subject to the tax laws of the United States of America and owns (determined in accordance with such laws) greater than 10% of the Company’s shares, the exercise price shall be at least 110% of the price established as aforesaid.

5.	The options may be exercisable for up to 10 years.

6.

There are not any vesting requirements unless the Optionee is providing investor relations services to the Company, in which case the options must vest over at least 12 months with no more than one-quarter vesting in any three month period. However, the Board or the Compensation Committee may impose additional vesting requirements and, subject to obtaining any required approval from the TSX-V, may authorize all non-vested options to vest immediately.

If the Company agrees to a change of control or there is a potential ‘change of control’ of the Company due to a take-over bid being made for the Company or similar events, all non-vested options, subject to obtaining any required approval from the TSX-V, shall vest immediately.

7.

The options can only be exercised by the Optionee (to the extent they have already vested) for so long as the Optionee is a director, officer or employee of, or consultant to, the Company or any subsidiary or is an employee of the Company’s management corporation and within a period thereafter not exceeding the earlier of:

(a)	the original expiry date;

(b)

90 days (or such longer period as the Board may determine) after ceasing to be a director, officer, employee or consultant at the request of the Board or for the benefit of another director or officer unless the Optionee is subject to the tax laws of the United States of America, in which case the option will terminate on the earlier of the 90th day and the third month after the Optionee ceased to be an officer or employee; or

(c)	if the Optionee dies, within one year from the Optionee’s death.

If the Optionee is terminated ‘for cause’, involuntarily removed or resigns (other than at the request of the Board or for the benefit of another director or officer) from any of such positions the option will terminate concurrently.

8.

The options are not assignable except to a wholly-owned holding company. If the option qualifies as an ‘incentive stock option’ under the United States Internal Revenue Code, the option is not assignable to a holding company.

9.	No financial assistance is available to Optionees under the Option Plan.

10.

Any amendments to outstanding stock options are subject to the approval of the TSX-V and, if required by the TSX-V or the Option Plan, of the shareholders of the Company, possibly with only ‘disinterested shareholders’ being entitled to vote. Disinterested shareholder approval must be obtained for the amendment of options held by insiders involving the reduction of the exercise price of options (including the cancellation and re-issuance of options so as to effectively reduce the exercise price). The amendment to an outstanding stock option will also require the consent of the Optionee.

11.

Any amendments to the Option Plan are subject to the approval of the TSX-V and, if required by the TSX-V or the Option Plan, of the shareholders of the Company, possibly with only ‘disinterested shareholders’ being entitled to vote.

No options have been granted under the Option Plan which are subject to shareholder approval.

The Option Plan does not permit stock options to be transformed into stock appreciation rights.

Value of Share and Option Based Awards Vested or Earned

The following table discloses the particulars of the share and option based awards that vested in, and non-equity awards that were earned by, the Named Executive Officers and directors during the last financial year:

	Value Vested or Earned during the last Financial Year (1)
			Non-equity Incentive
Name	Share Based	Option Based	Plan Compensation
& Position	Awards (2)	Awards (3)	Based Awards

Named Executive Officers
BAYLEY, Brian E.	0	0	0
CEO
NELMS, David C.	0	0	0
CFO
Directors
COWAN, John F.	0	0	0
HARRIS, Gordon D.	0	0	0
MacRAE, Garth A. C.	0	0	0
VANDENBOSCH, Paul W.	0	0	0

(1)	Amounts shown are for the entire financial year (even if the NEO or director did not hold the position shown for the entire year).

(2)	The value of a share based award is the product of the number of shares issuable on the vesting date multiplied by the closing market price on the vesting date.

(3)

The value of an option based award is the product of the number of shares issuable on the exercise of the option on the vesting date multiplied by the difference between the exercise price and the closing market price on the vesting date.

Option Based Awards Exercised

The following table discloses the particulars of stock options exercised during the last financial year by the NEOs and directors:

Name	Shares	Exercise Price	Aggregate Value (1)
& Position	Acquired	(per share)	Realized

Named Executive Officers
BAYLEY, Brian E.	0	–	–
CEO
NELMS, David C.	0	–	–
CFO
Directors
COWAN, John F.	0	–	–
HARRIS, Gordon D.	0	–	–
MacRAE, Garth A. C.	0	–	–
VANDENBOSCH, Paul W.	0	–	–

(1)	Value is the product of the number of shares multiplied by the difference between the exercise price and the closing market price on the date of exercise.

(2)	Amounts shown are for the entire financial year (even if the NEO or director did not hold the position shown for the entire year).

Outstanding Share and Option Based Awards

The following table discloses the particulars of the share and option based awards outstanding as at the end of the last financial year held by the Named Executive Officers and directors:

		Option Based Awards (1)			Share Based Awards (1)
	Number of
	Securities				Number
	Underlying	Option		Value of	of	Market
	Unexercised	Exercise	Option	Unexercised	Shares	or Payout
Name	Options	Price	Expiration	‘In the	not	Value of Shares
& Position	(vested-unvested)	(per share)	Date	Money’ Options (2)	vested	not vested
Named Executive Officers
BAYLEY, Brian E.	150,000 - 0	$0.10	Jan. 26,	$36,000	0	–
CEO			2011
NELMS, David C.	0 - 0	–	–	–	0	–
CFO
Directors
COWAN, John F.	140,000 - 0	$0.10	Jan. 26,	$33,600	0	–
			2011
HARRIS, Gordon D.	140,000 - 0	$0.13	Oct. 19,	$29,400	0	–
			2011
MacRAE, Garth A. C.	140,000 - 0	$0.10	Jan. 26,	$33,600	0	–
			2011
VANDENBOSCH, Paul W.	140,000 - 0	$0.10	Jan. 26,	$33,600	0	–
			2011

(1)	Amounts shown are for the entire financial year (even if the NEO or director did not hold the position shown for the entire year).

(2)

Options are ‘in the money’ if the market price of the Company’s shares is greater than the exercise price of the options. The value of such options is the product of the number of shares multiplied by the difference between the exercise price and the closing market price on the financial year end of $0.34 per share. Options which were not vested at the financial year end are not included in this value.

The Board’s approach to granting options is consistent with prevailing practice in the mineral exploration industry. Grants of options depend on the length of service of its NEO and directors. There are, therefore, no formulae followed or performance goals or significant conditions which must be met before options will be granted. Options are always granted at the prevailing market price of the Company’s shares.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table sets out, as at the end of the Company’s last completed financial year, information regarding outstanding options, warrants and rights (other than those granted pro rata to all shareholders) granted by the Company under its equity compensation plans.

	Number of shares	Weighted average	Number of shares
	issuable upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	issuance under equity
Plan Category	warrants and rights (1)	warrants and rights	compensation plans (2)
Equity compensation	880,000	$0.10	503,769
plans approved by
shareholders
Equity compensation	0	–	–
plans not approved by
shareholders
Totals	880,000	–	503,769

(1)	All options to purchase shares outstanding at the end of the financial year were fully vested. No warrants or other rights to purchase shares were outstanding at the end of the financial year.

(2)	Excluding the number of shares issuable upon exercise of outstanding options, warrants and rights shown in the second column.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

None of the directors, executive officers or employees of the Company, persons who were directors, executive officers or employees of the Company at any time during the Company’s last completed financial year, proposed nominees for election as directors of the Company nor any of the associates of such persons are or have been indebted to the Company at any time since the beginning of the Company’s last completed financial year. Furthermore, none of such persons were indebted to a third party during such period where their indebtedness was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

INTEREST OF MANAGEMENT AND INSIDERS
IN MATERIAL TRANSACTIONS

None of the directors or executive officers of the Company, proposed nominee for election as a director of the Company, persons beneficially owning, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, in any transaction since the commencement of the Company’s last completed financial year or in any proposed transaction which has or will materially affect the Company except as disclosed below under “Amalgamation” and “Interest of Certain Persons in Matters to be Acted Upon”.

APPOINTMENT OF AN AUDITOR

The persons named in the enclosed Proxy will vote for the appointment of Ernst & Young LLP, Chartered Accountants, of London, Ontario, as the Company’s auditor to hold office until the next Annual General

Meeting of the shareholders, at a remuneration to be approved by the Board of Directors. Ernst & Young LLP was appointed the Company’s auditor on December 20, 2007.

MANAGEMENT CONTRACTS

Pursuant to an agreement dated as of November 1, 2006 between the Company and Ionic Management of Suite 1028, Bentall V, 550 Burrard Street, Vancouver, British Columbia, the Company pays $2,500 per month to Ionic Management in consideration of office, reception, secretarial and administrative services. The agreement may be terminated on three months notice.

Ionic Management is a private company wholly-owned by the President, Chief Executive Officer and a director of the Company, Brian E. Bayley of North Vancouver, British Columbia, and A. Murray Sinclair, of Vancouver, British Columbia.

DIVIDEND POLICY

The Company’s current policy is not to pay dividends and it does not anticipate changing such policy in the foreseeable future. During the two years preceding the date of this Circular, the Company has not paid any dividends.

STOCK OPTION PLAN

Option Plan

The Board has established the Option Plan described under “Executive & Director Compensation – Stock Option Plan’”.

The TSX-V requires stock option plans which reserve for issuance up to 10% (instead of a fixed number) of the issued shares be approved annually by shareholders. That approval is being sought at the Meeting by way of an ordinary resolution. Following approval of the Option Plan by the shareholders, any options granted pursuant to the Option Plan will not require further shareholder or stock exchange approval unless, for an option held by an insider of the Company, the exercise price is reduced.

The Board recommends that shareholders vote in favour of the proposed resolution the text of which is set out in Schedule ‘D’. The persons named in the accompanying Proxy as proxyholders intend to vote the Torque Common Shares represented by Proxies in favour of this resolution.

OTHER MATTERS

The management does not know of any other matters to come before the Meeting other than those referred to in the Notice of Meeting. Should any other matters properly come before the Meeting, the Torque Common Shares represented by the Proxies solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the Proxies.

APPROVAL OF THIS INFORMATION CIRCULAR

This Circular and its delivery to shareholders has been approved and authorized by the Board. No director has informed the Board in writing that he opposes the amalgamation of the Company with Dundee Energy Acquisitionco.

CERTIFICATE

The foregoing, as it relates to Torque, contains (i) no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made, and (ii) full, true and plain disclosure of all material facts relating to the particular matters to be acted upon by the shareholders of Torque.

DATED this 5thth day of July, 2011

ON BEHALF OF TORQUE ENERGY INC.

(signed) Brian E. Bayley	(signed) David C. Nelms
President and Chief Executive Officer	Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS OF TORQUE ENERGY INC.

(signed) John F. Cowan	(signed) Paul W. Vandenbosch
Director	Director

SCHEDULE ‘A’

CHARTER
FOR
THE AUDIT COMMITTEE
OF
THE BOARD OF DIRECTORS
OF
TORQUE ENERGY INC.

I.	MANDATE

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Torque Energy Inc. (the “Company”) shall assist the Board in fulfilling its financial oversight responsibilities. The Committee’s primary duties and responsibilities under this mandate are to serve as an independent and objective party to monitor:

1.	The quality and integrity of the Company’s financial statements and other financial information;

2.	The compliance of such statements and information with legal and regulatory requirements;

3.	The qualifications and independence of the Company’s independent external auditor (the “Auditor”); and

4.	The performance of the Company’s internal accounting procedures and Auditor.

II.	STRUCTURE AND OPERATIONS

B.	Composition

The Committee shall be comprised of three or more members, each of whom is a director of the Company.

A majority of the members of the Committee shall not be officers or employees of the Company or of an affiliate of the Company.

C.	Qualifications

Each member of the Committee must be a member of the Board.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

C.	Appointment and Removal

In accordance with the Articles of the Company, the members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by a majority vote of the Board.

D.	Chair

Unless the Board shall select a Chair, the members of the Committee shall designate a Chair by the majority vote of all of the members of the Committee. The Chair shall call, set the agendas for and chair all meetings of the Committee.

E.	Sub-Committees

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that a decision of such subcommittee to grant a pre-approval shall be presented to the full Committee at its next scheduled meeting.

F.	Meetings

The Committee shall meet as frequently as required but not less than once per year respecting the Company’s annual financial statements. The Committee should meet with the Auditor and management to review the Company’s annual financial statements in a manner consistent with, and to discharge its duties under, Section III of this Charter. The Committee may discharge its duties respecting the Company’s three, six and nine month financial statements by each member signing a resolution in writing respecting such statements rather than meeting in person or by conference telephone.

The Auditor shall be given reasonable notice of, and be entitled to attend and speak at, each meeting of the Committee concerning the Company’s annual financial statements and, if the Committee feels it is necessary or appropriate, at every other meeting. On request by the Auditor, the Chair shall call a meeting of the Committee to consider any matter that the Auditor believes should be brought to the attention of the Committee, the Board or the shareholders of the Company.

At each meeting, a quorum shall consist of a majority of members that are not officers or employees of the Company or of an affiliate of the Company.

As part of its goal to foster open communication, the Committee may periodically meet separately with each of management and the Auditor to discuss any matters that the Committee believes would be appropriate to discuss privately.

The Committee may invite to its meetings any director, any manager of the Company, and any other person whom it deems appropriate to consult in order to carry out its responsibilities. The Committee may also exclude from its meetings any person it deems appropriate to exclude in order to carry out its responsibilities.

III.	DUTIES

B.	Introduction

The following functions shall be the common recurring duties of the Committee in carrying out its purposes outlined in Section I of this Charter. These duties should serve as a guide with the understanding that the Committee may fulfill additional duties and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern which the Committee in its sole discretion deems appropriate for study or investigation by the Committee.

The Committee shall be given full access to the Company’s internal accounting staff, managers, other staff and Auditor as necessary to carry out these duties. While acting within the scope of its stated purpose, the Committee shall have all the authority of, but shall remain subject to, the Board.

B.	Powers and Responsibilities

The Committee will have the following responsibilities and, in order to perform and discharge these responsibilities, will be vested with the powers and authorities set forth below, namely, the Committee shall:

Independence of Auditor

1.

Review and discuss with the Auditor any disclosed relationships or services that may impact the objectivity and independence of the Auditor and, if necessary, obtain a formal written statement from the Auditor setting forth all relationships between the Auditor and the Company.

2.	Take, or recommend that the Board take, appropriate action to oversee the independence of the Auditor.

3.	Require the Auditor to report directly to the Committee.

4.	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the Auditor and former independent external auditor of the Company.

Performance & Completion by Auditor of its Work

5.

Be directly responsible for the oversight of the work by the Auditor (including resolution of disagreements between management and the Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

6.	Review annually the performance of the Auditor and recommend the appointment by the Board of a new, or re-election by the Company’s shareholders of the existing, Auditor.

7.	Pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by the Auditor unless such non-audit services:

(a)

which are not pre-approved, are reasonably expected not to constitute, in the aggregate, more than 5% of the total amount of revenues paid by the Company to the Auditor during the fiscal year in which the non-audit services are provided;

(b)	were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)

are promptly brought to the attention of the Committee by the Company’s management and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Internal Financial Controls & ‘Whistleblower’ Policy

8.	Establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Preparation of Financial Statements

9.

Discuss with management and the Auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

10.

Discuss with management and the Auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

11.	Discuss with management and the Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

12.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

13.	Discuss with the Auditor the matters required to be discussed relating to the conduct of any audit, in particular:

13.	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the Auditor, internal auditor or management.

(a)	The management inquiry letter provided by the Auditor and the Company’s response to that letter.

(b)

Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Public Disclosure by the Company

14.

Review the Company’s annual and quarterly financial statements, management discussion and analysis (MD&A) and press releases respecting earnings before the Board approves and the Company publicly discloses this information.

15.

Review the Company’s financial reporting procedures and internal controls to be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from its financial statements, other than disclosure described in the previous paragraph, and periodically assessing the adequacy of those procedures.

16.

Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process of the Company’s financial statements about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Manner of Carrying Out its Mandate

17.

Consult, to the extent it deems necessary or appropriate, with the Auditor, but without the presence of management, about the quality of the Company’s accounting principles, internal controls and the completeness and accuracy of the Company’s financial statements.

18.	Request any officer or employee of the Company or the Company’s outside counsel or Auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

19.	Meet separately, to the extent it deems necessary or appropriate, with management, any internal auditor and the Auditor.

20.	Have the authority, to the extent it deems necessary or appropriate, to retain special independent legal, accounting or other consultants to advise the Committee advisors.

21.	Make periodic reports to the Board, as necessary.

22.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

23.	Annually review the Committee’s own performance.

24.	Provide an open avenue of communication among the Auditor, the Company’s financial and senior management and the Board.

25.

Not delegate these responsibilities other than to one or more independent members of the Committee the authority to pre-approve, which the Committee must ratify at its next meeting, non- audit services to be provided by the Auditor.

C.	Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Auditor.

SCHEDULE ‘B’

MERGER & AMALGAMATION AGREEMENTS

Execution Copy

MERGER AGREEMENT

- among -

DUNDEE ENERGY LIMITED

- and -

0913974 B.C. LTD.

- and -

TORQUE ENERGY INC.

June 30, 2011

MERGER AGREEMENT

THIS AGREEMENT entered into on as of June 30, 2011

AMONG:	DUNDEE ENERGY LIMITED, a corporation governed by the Business Corporations Act (Ontario);

(“Dundee Energy”)

AND:	0913974 B.C. LTD., a company governed by the Business Corporations Act (British Columbia);

(“Dundee Energy Acquisitionco”)

AND:	TORQUE ENERGY INC., a company governed by the Business Corporations Act (British Columbia);

(“Torque”)

WHEREAS, the board of directors of Torque has (i) received a fairness opinion from Jennings Capital Inc. that the Amalgamation (as defined herein) is fair, from a financial point of view to Torque’s shareholders, (ii) determined that the Amalgamation is in the best interests of Torque and the shareholders, and (iii) authorized Torque to enter into this Agreement and has determined to recommend that its shareholders vote in favour of the Amalgamation;

AND WHEREAS, Dundee Energy Acquisitionco is a wholly-owned subsidiary of Dundee Energy and desires to enter into this Agreement in connection with carrying out the Transactions;

AND WHEREAS, Dundee Energy desires to enter into this Agreement in connection with carrying out the Transactions and issuing common shares in connection therewith and to cause Dundee Energy Acquisitionco to fulfil its obligations hereunder; and

AND WHEREAS, concurrently with entering into this Agreement the Supporting Directors will execute and deliver the Support Agreements (as defined herein) and the parties will execute and delivered the Amalgamation Agreement (as defined herein);

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I –
INTERPRETATION

1.1	Definitions

In this Agreement, the following terms shall have the following meanings, respectively:

(a)	“Acquisition Transaction” has the meaning ascribed thereto in Subsection 5.1(a)(i).

(b)	“Act” means the Business Corporation Act (British Columbia).

(c)

“Agency” means any domestic or foreign court or tribunal or governmental agency or authority or other regulatory authority or administrative agency or commission or any elected or appointed public official.

(d)

“Agreement”, “hereof”, “hereunder” and similar expressions mean this Agreement, including the recitals, and Exhibits hereto, and not any particular Article, Section or other part hereof and includes any agreement or instrument supplementary or ancillary hereto.

(e)	“Amalco” means the corporation resulting from the Amalgamation to be named “Torque Energy Inc.”.

(f)

“Amalco Redeemable Preferred Shares” means the Redeemable Preferred Shares in the capital of Amalco, which shall be redeemable for the Amalco Redeemable Preferred Share Consideration upon the election of Amalco.

(g)	“Amalco Redeemable Preferred Share Consideration” means $0.50 per Amalco Redeemable Preferred Share redeemed in accordance with its terms.

(h)

“Amalgamation” means the amalgamation of Dundee Energy Acquisitionco and Torque under Sections 269 et seq. of the Act upon the terms and subject to the conditions set forth in the Amalgamation Agreement.

(i)

“Amalgamation Agreement” means the amalgamation agreement among Dundee Energy, Dundee Energy Acquisitionco and Torque dated as of the date hereof, a copy of which is attached as Exhibit A, including the recitals, Schedules and Exhibits thereto, and not any particular Article, Section or other part thereof and includes any agreement or instrument supplementary or ancillary thereto, as the same may be amended, modified or supplemented in accordance with its terms.

(j)

“Amalgamation Application” means the amalgamation application to be submitted in respect of the Amalgamation required under Section 275(1)(a) of the Act to be sent to the Registrar upon the conditions set forth in the Amalgamation Agreement being satisfied or waived in accordance with the provisions thereof .

(k)

“Annual Financial Statements” means the audited financial statements of Torque as at November 30, 2010 including the notes and the report of Ernst & Young LLP, Torque’s auditors, a true, correct and complete copy of which has been filed on SEDAR.

(l)	“Assets” means all property (tangible or intangible) owned, leased or otherwise held for or used by Torque in the operation of the Business.

(m)	“Authorizations” has the meaning ascribed thereto in Section 3.3 hereof.

(n)

“Books and Records” means all books and records of Torque and all copies of material contracts, deeds or instruments, evidence of ownership and other material documents relating to and used or held for use by Torque with respect to the Assets or the Business, as applicable, whether in print, stored electronically or otherwise.

(o)	“Business” means the business carried on, conducted and operated by Torque, as of the date of this Agreement.

(p)	“Business Day” means any day other than a Saturday or Sunday or a statutory or civic holiday in the City of Toronto, Ontario or the City of Vancouver, British Columbia.

(q)

“Cash Consideration” means one Amalco Redeemable Preferred Share per Torque Common Share held by the relevant Torque Shareholders at the Effective Time, which Amalco Redeemable Preferred Share shall be redeemed by Amalco following the Amalgamation in exchange for payment of the Amalco Redeemable Preferred Share Consideration in respect of such Amalco Redeemable Preferred Share.

(r)	“Circular” means the notice of meeting together with the management proxy circular of Torque to be prepared and sent to the Torque Shareholders by Torque in connection with the Special Meeting.

(s)	“Closing” means the closing of the Amalgamation contemplated hereunder as set forth in Section 9.1 hereof.

(t)	“Closing Date” has the meaning set forth in Section 9.1 hereof.

(u)	“Closing Documents” has the meaning ascribed thereto in Section 9.1 hereof.

(v)	“Closing Place” has the meaning ascribed thereto in Section 9.1 hereof.

(w)	“Consents” has the meaning ascribed thereto in Section 3.4 hereof.

(x)

“Contracts” means all legally binding contracts, leases, subleases, licenses, agreements, commitments and other legally binding instruments whether oral or written related to Torque, the Business or the Assets, as applicable.

(y)	“Dissenting Shareholders” shall have the meaning ascribed thereto in the Amalgamation Agreement.

(z)	“Dundee Energy” has the meaning ascribed thereto in the recitals hereto.

(aa)	“Dundee Energy Acquisitionco” has the meaning ascribed thereto in the recitals hereto.

(bb)	“Dundee Energy Shares” means the common shares of the capital of Dundee Energy.

(cc)	“Dundee Energy Share Consideration” means one Dundee Energy Share per two Torque Common Shares held by the relevant Torque Shareholder at the Effective Time.

(dd)	“Effective Date” means the effective date of the Amalgamation shown in the certificate of amalgamation issued by the Registrar and giving effect to the Amalgamation.

(ee)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date.

(ff)

“Election Deadline” means 4:30 p.m. (Toronto time) on the date which is two Business Days prior to the Special Meeting, namely, July 27, 2011, unless the date of the Special Meeting is changed in accordance with the terms of this Agreement.

(gg)

“Employee Plans” means collectively, all retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, golden parachute, compensation, top hat or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of Torque for the benefit of current or former retirees, employees, directors, officers, shareholders, independent contractors or agents of Torque, other than government sponsored pension, employment insurance, workers compensation and health insurance plans.

(hh)

“Environment” means the environment or natural environment and includes air, surface water, ground water, land surface, soil, subsurface strata, stream sediments, ambient air (including indoor air), plant and animal life and any sewer system.

(ii)

“Environmental Laws” means all Laws, guidelines and policies that are legally binding relating to environmental matters or occupational health and safety, including any Laws having as a purpose or effect the protection of the

Environment, the prevention or reduction to acceptable levels of pollution or the provision of remedies in respect of damage arising therefrom.

(jj)	“GAAP” means Canadian generally accepted accounting principles.

(kk)	“GAAS” means Canadian generally accepted auditing standards.

(ll)

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all website addresses, sites and domain names; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

(mm)	“ITA” means the Income Tax Act (Canada), as amended.

(nn)	“Law” means any federal, provincial, local, municipal, state, foreign or other administrative statute, law, order, constitution, ordinance, principle of common law, regulation, rule or treaty.

(oo)

“Lease” means all licenses, leases, and permits, including without limitation any Leases by virtue of which the holder thereof is entitled to drill, win, take, own or remove substances and minerals within, upon or under the lands subject to such Lease or lands pooled or utilized therewith, and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefore.

(pp)	“Leased Properties and Facilities” mean the properties, locations and premises subject to a Lease in favour of Torque.

(qq)

“Letter of Transmittal and Election Form” means the letter of transmittal and election form to be delivered to Torque Shareholders with the Circular, which among other things, will allow Torque Shareholders to elect to convert their Torque Common Shares into Cash Consideration or Dundee Energy Share Consideration upon the Amalgamation.

(rr)	“Licenses” has the meaning ascribed thereto in Section 3.18 hereof.

(ss)

“Lien” means any mortgage, hypothec, lien, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

(tt)

“LOI” means the letter of intent between Eurogas Corporation (as Dundee Energy was then known) and Torque dated April 28, 2011, which incorporates the terms of a letter of intent dated February 16, 2011, accepted and counter- signed by Torque on April 29, 2011 and as extended by letter agreement between Eurogas Corporation and Torque dated June 15, 2011.

(uu)

“Material Adverse Change” means any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise) capitalization, financial condition, prospects, licenses, permits, rights or privileges, of a corporation or any of its subsidiaries which could reasonably be expected to materially and adversely affect such corporation and its subsidiaries taken as a whole.

(vv)	“Material Contract” means the Contracts listed in Schedule 3.20 of the Torque Disclosure Letter;

(ww)	“material fact”, “material change” and “misrepresentation” are used in this Agreement as defined under the Securities Act (Ontario).

(xx)

“Offset Obligations” means an obligation or liability under a petroleum and natural gas Lease or similar instrument that arises as a result of a well located on lands adjacent to the lands that are subject to the Lease or similar instrument and that requires Torque to elect to do any of (A) drill a well; (B) pay a compensatory royalty; or (C) surrender lands.

(yy)	“Option” has the meaning ascribed thereto in Section 3.5(a).

(zz)	“Outside Date” means August 30, 2011, or such later date as may be agreed upon in writing by Torque and Dundee Energy.

(aaa)	“Pension Plans” means collectively all Employee Plans that are registered pension plans.

(bbb)

“Permitted Liens” means (a) Liens in respect of Taxes, assessments or governmental charges or levies which relate to obligations not yet due and/or delinquent, (b) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws, and (c) Liens set out and described in Schedule 1.1(bbb) of the Torque Disclosure Letter.

(ccc)	“Person” means an individual, co-operative, partnership, joint venture, association, corporation, trust, foundation, Agency or any other entity.

(ddd)	“Private Person” has the meaning ascribed thereto in Section 8.2(f).

(eee)

“Private Placement” means the issuance of Dundee Energy Shares to Dundee Corporation pursuant to the terms of a subscription agreement to be entered into on or before the Effective Time between Dundee Energy and Dundee Corporation, under which Dundee Corporation will subscribe for that number of Dundee Energy Shares that will provide an aggregate amount equal to the aggregate Cash Consideration to be paid to the Torque Shareholders that are to receive Cash Consideration in connection with the redemption of Amalco Redeemable Preferred Shares.

(fff)	“Proxy Solicitation Activities” has the meaning ascribed thereto in Section 5.9 hereof.

(ggg)	“Registrar” means the registrar appointed under Section 400 of the Act.

(hhh)

“Representative” means, as to any person, such person’s subsidiaries and affiliates and its directors, officers, employees, agents and advisors (including without limitation, financial advisors, counsel and accountants).

(iii)	“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian securities administrators.

(jjj)

“Special Meeting” means the special meeting of the Torque Shareholders to be held to consider and, if deemed advisable, to adopt the Amalgamation Agreement and approve the Amalgamation as required under the Act, including any postponement thereto or adjournment thereof.

(kkk)	“Supporting Directors” means each of the directors of Torques, being Brian E. Bayley, John F. Cowan, Gordon D. Harris, Paul W. Vandenbosch and Garth A.C. MacRae.

(lll)

“Tax” or, collectively, “Taxes” means any and all federal, state, provincial, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, taxable income, profits, sales, use and occupation, and value added, ad valorem, goods and services, employer health, capital gains, transfer, franchise, withholding, payroll, recapture, employment, excise, capital, lease, service, license, severance, stamp, occupation, premium, environmental, windfall profit and property taxes, customs, duties and other taxes, governmental fees and other like assessments or charges of any kind whatsoever, including Canada Pension Plan or provincial pension plan premiums and employment insurance payments, together with all interest penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(mmm)

“Tax Return” means all returns, information returns, reports, declarations, elections, notices, filings, forms, statements and other documents and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

(a)	“Torque” means Torque Energy Inc., a corporation governed by the Act, and unless the context requires otherwise, includes any subsidiaries of Torque at any relevant time.

(b)	“Torque Common Shares” means the common shares in the share capital of Torque.

(c)	“Torque Disclosure Letter” means the letter dated the date of this Agreement from Torque to Dundee Energy and Dundee Energy Acquisitionco delivered concurrently with this Agreement.

(d)	“Torque Securities Documents” has the meaning ascribed thereto in Section 3.11.

(e)	“Torque Shareholders” means the beneficial holders of Torque Common Shares immediately prior to the Effective Time; and “Torque Shareholder” shall mean any of the Torque Shareholders.

(f)

“Transactions” means, collectively, the Amalgamation, redemption of the Amalco Redeemable Preferred Shares in exchange for payment of the Amalco Redeemable Preferred Share Consideration following the Amalgamation and the Private Placement.

(g)	“Voting and Support Agreements” means the voting and support agreement of even date herewith entered into between the Supporting Directors and Dundee Energy.

(h)

“Wells” means all of the wells owned (whether wholly or partially), leased, operated or otherwise used in connection with the Business, including producing, shut-in, suspended, abandoned, water source, injection or disposal wells.

1.2	Exhibits

This Agreement contains the following Exhibits and Schedules, which form an integral part of this Agreement

Exhibits

Exhibit A:	Amalgamation Agreement

1.3	Torque Disclosure Letter

Torque has provided the Torque Disclosure Letter to Dundee Energy and Dundee Energy Acquisitionco. The purpose of the Torque Disclosure Letter is to set out qualifications, exceptions and other information called for in this Agreement. The Torque Disclosure Letter itself is considered to be confidential information. If a matter is said to be set out, disclosed, listed, described or reflected in a particular Schedule to the Torque Disclosure Letter, it is deemed to have been sufficiently disclosed to the Parties if such matter is fully and plainly described in that particular Schedule or there is, in that particular Schedule, a specific cross reference to another Schedule to the Torque Disclosure Letter. No such matter is considered to be sufficiently disclosed if it is set out in another Schedule to the Torque Disclosure Letter unless there is full and plain description in the cross-referenced section. Nothing set out in the Torque Disclosure Letter establishes a standard of materiality.

1.4	Corporation, Subsidiaries and Affiliates

When a reference is made in this Agreement to subsidiaries of a corporation or any other entity, the word “subsidiary” means any corporation of which outstanding voting securities carrying more than 50% of the votes for the election of directors are, or any partnership, joint venture or other entity more than 50% of whose total equity interest is, directly or indirectly, owned by such corporation or such other entity, as the case may be, and such greater than 50% ownership constitutes “control”, and “controlling” and “controlled” have corresponding meanings.

When a reference is made in this Agreement to “affiliates” of a corporation or any other entity, “affiliate” of any given Person, means a Person that, directly or indirectly, owns a controlling or majority interest in, is owned by, controls or is controlled by, has the power and authority to direct, or is directed by, or is under common ownership with, such given Person.

1.5	Number, Gender and Persons

In this Agreement, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.6	Interpretations Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.7	Date for Any Action

If any date on which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.8	Time and Currency

All times expressed herein are local time (Toronto, Ontario) unless otherwise stipulated. All sums of money, references to “dollars” or “$”in this Agreement shall be in Canadian funds unless otherwise specified.

1.9	Knowledge of Torque

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of Torque, it is deemed to refer to the knowledge which Torque has or would have had if it had made a due and diligent inquiry of such Persons (including appropriate officers and directors) as a prudent Person would have considered necessary or advisable as to the matters that are the subject of the representations and warranties.

1.10	Statutory References

Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.11	No Presumption

The parties hereto and their counsel have participated jointly in the negotiation and drafting of this Agreement and the Amalgamation Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement and the Amalgamation Agreement are to be construed as if drafted jointly by the parties hereto. No presumption or burden of proof will arise in favour of any Party by virtue of the authorship of any provision of this Agreement or the Amalgamation Agreement.

ARTICLE II –
THE TRANSACTIONS

2.1	Special Meeting

Torque shall duly convene and hold the Special Meeting as soon as reasonably practicable following the execution of this Agreement and, in any event, it shall send out the proxy-related securityholder materials and such other documents as may be necessary or desirable to the Torque Shareholders, including the Circular, to which, inter alia, shall be attached a copy of the Amalgamation Agreement, and be accompanied by the Letter of Transmittal and Election Form, no later than July 5, 2011, such that the Special Meeting shall be held no later than July 29, 2011 unless otherwise agreed by the parties hereto in writing. In connection with the Special Meeting, Torque shall prepare and provide to Dundee Energy for its review and comment a draft of the Circular, the Letter of Transmittal and Election Form and the proxy-related securityholder materials and such other documents as may be necessary or desirable and once approved by Dundee Energy, approve and mail out such materials to the Torque Shareholders in accordance with applicable securities Laws.

2.2	Terms of the Amalgamation

The Special Meeting shall be convened for the purpose of allowing the Torque Shareholders to consider and, if deemed advisable, adopt pursuant to Section 271 of the Act, the Amalgamation upon the terms substantially set forth in Exhibit A.

2.3	Transactions

Provided that the conditions precedent in Article VIII to be satisfied to permit the completion of the Transactions in accordance with the provisions of this Agreement are satisfied or waived (by the party so entitled to waive), Dundee Energy shall subscribe for additional common shares of Amalco or otherwise finance Amalco, in such manner as it may determine in its sole discretion, with the intent that it shall use proceeds from the Private Placement and each of Dundee Energy and Torque shall, in accordance with and subject to the terms and conditions of this Agreement, the Amalgamation Agreement and the Closing Documents, cause:

(a)	the Amalgamation Application to be filed;

(b)

the Amalgamation to occur and (A) the Dundee Energy Share Consideration to be issued to those Torque Shareholders who deliver a duly completed Letter of Transmittal and Election Form electing to exchange their Torque Common Shares for Dundee Energy Share Consideration prior to the Election Deadline; and (B) the Cash Consideration to be delivered to all other Torque Shareholders (except for any Dissenting Shareholders, who shall be dealt with in accordance with the terms of the Amalgamation Agreement) in respect of their Torque Common Shares, all in accordance with the terms of the Amalgamation Agreement; and

(c)

Amalco to redeem the Amalco Redeemable Preferred Shares issued upon the Amalgamation to be redeemed promptly following the Amalgamation for the Amalco Redeemable Preferred Share Consideration, in accordance with the terms of the Amalco Redeemable Preferred Shares.

2.4	Compliance with Legislation

Subject to the other conditions set forth herein, any corporate action of Torque in furtherance of the Transactions will be made in compliance with all applicable Laws.

2.5	Public Announcement

Subject to Section 5.9 hereof, none of Torque’s officers, directors or other representatives shall make any public statement or conduct any interview with the media or the press without giving Dundee Energy a reasonable opportunity to comment thereon.

ARTICLE III –
REPRESENTATIONS AND WARRANTIES OF TORQUE

Torque hereby makes, as of the date hereof, the following representations and warranties, undertakes to update and make such representations and warranties as of the Closing Date and acknowledges that Dundee Energy and Dundee Energy Acquisitionco are relying upon such representations and warranties for the purpose of entering into and carrying out the Transactions:

3.1	Authority and Enforcement

Torque has the power, authority and capacity to execute and, subject to receiving the requisite approval of the Torque Shareholders, as contemplated herein, perform its obligations under this Agreement, the Amalgamation Agreement and the Closing Documents to which it is, or will be, a party. The execution and delivery of this Agreement, the Amalgamation Agreement and, once signed, each of the Closing Documents and the performance of its obligations thereunder and contained therein, subject to receiving the requisite approval of the Torque Shareholders, as contemplated herein have been or, as the case may be, shall have been duly authorized by all applicable corporate measures. This Agreement and the Amalgamation Agreement constitute legal, valid and binding obligations of Torque, enforceable against Torque in accordance with their terms. Upon the execution and delivery by Torque of each of the Closing Documents to which it will be a party, each of the Closing Documents will constitute legal, valid and binding obligations of Torque, enforceable against Torque in accordance with their terms. The copies of the certificate of amalgamation, notice of articles and articles of Torque filed on SEDAR reflect all amendments made thereto at any time prior to the execution of the Agreement and are correct and complete. Torque is not in default under or in violation of any provision of its certificate of amalgamation, notice of articles or articles.

3.2	No Conflict

Neither the execution and delivery of this Agreement, the Amalgamation Agreement or the Closing Documents nor the consummation of any of the Transactions will directly or indirectly (with or without notice or lapse of time) conflict with or result in (i) a breach or violation of any provision of the certificate of amalgamation, notice of articles, articles or other constating documents of Torque, (ii) a breach or violation of any applicable Law to which Torque is subject, or (iii) except as set forth in Schedule 3.3 or Schedule 3.4 of the Torque Disclosure Letter, a breach or violation of any provision of any Contract to which Torque is a party or by which Torque is affected or result in the imposition or creation of any Lien upon or with respect to any of the Assets, as applicable, or result in the termination of, acceleration of any of Torque’s obligations to pay an amount under or other loss of a benefit to Torque under any such Contract.

3.3	Required Authorizations

There is no requirement for Torque to make any filing with, give any notice to, or obtain any consent, approval, waiver or other similar authorization of any Agency as a result of, or in connection with, or as a condition to the lawful completion of, the Transactions, except for the filings, notifications and authorizations set out in Schedule 3.3 of the Torque Disclosure Letter (collectively, the “Authorizations”).

3.4	Required Consents

There is no requirement for Torque to make any filing with, give any notice to, or obtain any consent, approval, waiver or other similar authorization of, any Person who is a party to a

Contract binding on or affecting Torque as a result of, or in connection with, or as a condition to the lawful completion of, the Transactions, except for the filings, notifications, consents, approvals, waivers and other authorizations set out in Schedule 3.4 of the Torque Disclosure Letter (collectively, the “Consents”).

3.5	Authorized and Issued Capital

(a)

The authorized capital of Torque consists of an unlimited number of Torque Common Shares, without par value, 100,000,000 Class ‘A’ preference shares, par value of $10 each and 100,000,000 Class ‘B’ preference shares, par value of $50 each, of which 14,577,698 Torque Common Shares have been duly issued and are outstanding as fully paid and non-assessable shares and no preference shares have been issued or are outstanding. Torque has one option outstanding to purchase 140,000 Torque Common Shares at $0.13 per Torque Common Share expiring October 19, 2011 (the “Option”). The 14,577,698 Torque Common Shares and the Option represent all of the issued and outstanding securities in the capital of Torque.

(b)	The Torque Common Shares are listed and posted for trading on the TSX Venture Exchange.

(c)

All Torque Common Shares and the Option have been, and any Torque Common Shares issued on the exercise of any of the Option will be, issued in compliance with all applicable Laws and in certificated form.

(d)

Except for the Option, there are not now, and at the Effective Date there will not be, any other outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares in the share capital of Torque and there are no contracts, commitments, agreements, understandings, arrangements or restrictions, which require Torque to issue, sell or deliver any shares in its share capital or any securities or obligations convertible into, or exchangeable for, any shares in its share capital.

(e)

Torque does not have any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or that are convertible or exercisable into securities having the right to vote) with holders of Torque Common Shares or in respect of the election of directors of Torque.

(f)

The transactions contemplated in the Amalgamation are not subject to registration under the United States Securities Act of 1933, as amended. To the best of Torque’s knowledge, after due inquiry, the percentage of Torque Common Shares held by holders resident in the United States is less than 10%.

3.6	No Shareholders’ Agreement; No Other Agreements to Purchase

Torque is not a party to any shareholders’ agreement relating to the affairs or governance of Torque in force or effect and, to the knowledge of Torque, there is no shareholders’ or voting agreement in force or effect among the Torque Shareholders.

3.7	Officers and Directors

A true and complete list of all of the directors and officers of Torque as at the date of this Agreement is set out in Schedule 3.7 of the Torque Disclosure Letter.

3.8	Corporation and the Business

Torque has been duly amalgamated and organized and is validly subsisting and in good standing with respect to the filing of annual reports under the laws of British Columbia and has the corporate power to own, lease, occupy or otherwise hold all of the properties, rights and other assets now owned, leased, occupied or otherwise held by it and to conduct the Business, and is duly qualified as a corporation to do business in, and is in good standing, in each jurisdiction in which the nature of its business, the properties or rights owned, leased, occupied or otherwise held by it makes such qualification necessary. Torque is qualified, licensed or registered to carry on business in the jurisdictions set out in Schedule 3.8 of the Torque Disclosure Letter. No bankruptcy, liquidation, or dissolution proceeding or any other proceeding, the purpose of which is to liquidate, dissolve or terminate Torque or subject any of its assets, business or undertakings to the control of its creditors, has been commenced or undertaken or, to the knowledge of Torque, threatened to be commenced or undertaken under any applicable bankruptcy, insolvency or companies’ creditors arrangement laws.

3.9	Financial and Business Records

The Books and Records are complete and correct in all material respects.

3.10	Subsidiaries

Torque has no subsidiaries and holds no securities or other ownership, equity or proprietary interests in any other Person.

3.11	Financial Statements and Securities Law Filings

(a)	The Annual Financial Statements have been prepared by Torque in accordance with GAAP applied on a basis consistent with those of prior periods and accounting practices and methods.

(b)

The Annual Financial Statements are complete and accurate and fairly present the Assets, liabilities, sales, earnings and results of the operations and the changes in the financial position of Torque as at the dates and for the periods specified in such statements in all material respects.

(c)	Torque has filed all information circulars, reports, studies, certifications and other documents (collectively, the “Torque Securities Documents”) required to be filed by it on SEDAR pursuant to applicable securities Laws since January 1, 2007. Each of the Torque Securities Documents was, as of the date of the filing, in compliance in all material respects with all applicable requirements of applicable securities Laws and none of the Torque Securities Documents, as of their respective filing dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and none of the Torque Securities Documents has been filed on SEDAR as a non-public document.

(d)

The estimated proven and probable oil and gas liquids and natural gas reserves disclosed in the Torque Securities Documents have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable Laws. There has been no material reduction in the aggregate amount of estimated oil and gas liquids and natural gas reserves of Torque from the amounts disclosed in the Torque Securities Documents.

(e)

Torque is a reporting issuer in the Provinces of British Columbia, Alberta and Ontario and is in good standing and compliance under the applicable securities laws of such Provinces. To the best of its knowledge, Torque is not required to provide French translations of the Torque Securities Documents to Torque Shareholders residing in the Province of Québec.

3.12	Title, Condition and Sufficiency of Assets

(a)

Torque legally and beneficially, or in the case of Assets subject to farm-in and joint venture agreements listed in Schedule 3.20 of the Torque Disclosure Letter, true and complete copies of which have been provided to Dundee Energy, beneficially owns (with good and marketable title subject only to such farm-in and joint venture agreements in the case of Assets beneficially owned by Torque), all Assets that it purports to own, free and clear of any Liens, except for Permitted Liens a complete and accurate list of which is set out in Schedule 3.12 of the Torque Disclosure Letter. Torque has good and valid leasehold interests in all the personal or movable property, equipment and machinery it identified as being leased by it (and Schedule 3.12 of the Torque Disclosure Letter contains a complete and accurate list of such property, equipment and machinery), free and clear of any Liens, except for Permitted Liens.

(b)

The Assets constitute all of the property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year immediately preceding the date hereof. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase of any of the Assets outside the ordinary course of business.

3.13	Supplier Claims

The accounts payable to any supplier of inventory and services are bona fide and have been properly recorded in all material respects and consistent with past practices and represent amounts payable for goods or services duly purchased or rendered in the ordinary course of business, except for potential claims of such suppliers with respect to unearned early payment discounts that do not exceed $10,000 in the aggregate. No material claim has been made or, to the knowledge of Torque, is threatened, with respect to such accounts payable in excess of the amount accrued in respect of any such account payable.

3.14	No Undisclosed Liabilities

Except as set forth in Schedule 3.14 of the Torque Disclosure Letter or reflected or reserved against in the balance sheet forming part of the Annual Financial Statements, Torque does not have any material liabilities, debts or financial obligations of any nature (whether absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course since November 30, 2010.

3.15	Bank Accounts and Powers of Attorney

Schedule 3.15 of the Torque Disclosure Letter is a true, correct and complete list showing:

(a)

the name and address of each bank branch in which Torque has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box; and

(b)	the names of all Persons holding powers of attorney for Torque.

True, correct and complete copies of all powers of attorney granted by Torque have been provided to Dundee Energy.

3.16	Insurance

(a)

Schedule 3.16 of the Torque Disclosure Letter is a list of insurance policies which are maintained by Torque setting out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage, the expiration date, the annual premium and any pending claims. Torque’s insurance policies are in full force and effect and Torque is not in default with respect to any of the provisions contained in the insurance policies, the payment of any premiums under any insurance policy, nor, to the knowledge of Torque, has it failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. Torque has no knowledge of any threatened termination of, or material premium increase with respect to, any of its insurance policies.

(b)

In Torque’s judgment its insurance policies are adequate to insure fully against risks to which Torque and its employees and the Assets would reasonably be expected to be exposed to in the operation of the Business.

3.17	Conduct of Businesses; Absence of Certain Changes

(a)

Since November 30, 2010, except as disclosed in Schedule 3.17(a) of the Torque Disclosure Letter and for the entry into of this Agreement or any other agreement contemplated hereby, Torque has conducted the Business only in the ordinary course of business, has maintained a level of expenses consistent with past periods and has not entered into any transaction other than in the ordinary course of business, and, without limiting the generality of the foregoing, Torque has not:

(i)	sold, transferred or otherwise disposed of any Assets except:

(A)	assets which are obsolete and which, individually or in the aggregate, do not exceed $10,000 in book value; and

(B)	inventory sold and farm-outs in the ordinary course of business;

(ii)	granted or suffered any Lien upon any of the Assets other than a Permitted Lien or in the ordinary course of business;

(iii)	made any capital expenditures which individually or in the aggregate exceeded $10,000;

(iv)	paid any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, exceeded $10,000;

(v)	increased its indebtedness for borrowed money or made any loan or advance to any Person, or assumed, guaranteed or otherwise became liable with respect to the obligation of any Person;

(vi)	cancelled any material debts or material claims owed to it or amended, terminated or waived any rights of value therein to Torque;

(vii)	made any bonus or profit sharing distribution or similar payment of any kind other than in accordance with the Employee Plans in place on or prior to the date hereof;

(viii)	made any payment to an officer, director, former director, employee or related party other than at the regular rates payable by way of salary or other remuneration or for the reimbursement of expenses incurred in the ordinary course;

(ix)	removed or appointed any auditor or director or terminated or hired any officer or other senior employee;

(x)	made any change in the compensation paid or payable to any officer or director of Torque or, granted any general increase in the rate of wages, salaries, bonuses or other remuneration of any employees of Torque;

(xi)	suffered any extraordinary loss, damage or destruction to the Assets owned by Torque, whether or not covered by insurance;

(xii)	terminated or suffered the termination of, any Contract other than due to its expiration in accordance with its terms;

(xiii)	written down the value of any property or Assets owned or used by Torque in an aggregate amount in excess of $10,000, including inventory and capital lease assets, except on account of depreciation and amortization in the ordinary course;

(xiv)	written off as uncollectible any accounts receivable or any portion thereof in an aggregate amount in excess of $10,000;

(xv)	materially increased, by an aggregate amount in excess of $10,000, its reserves for contingent liabilities;

(xvi)	suffered any material shortage or any cessation or material interruption of inventory shipments, supplies or ordinary services;

(xvii)	made any forward purchase commitments either materially in excess of the requirements of Torque for normal operating activities or at prices either materially higher than the then prevailing market prices or negotiated on other than an arm’s-length basis;

(xviii)	compromised or settled any litigation or governmental action relating to the Business, the Assets, or other property or assets used by Torque;

(xix)	cancelled or reduced any insurance coverage;

(xx)	made, revoked or amended any Tax election, amended any Tax Return, settled or compromised any action in respect of Taxes, consented to the extension of any extension or waiver of any limitation period applicable to Taxes, made any change in any method of accounting or auditing practice other than as required or contemplated by GAAP or pursuant to the International Financial Reporting Standards, as applicable;

(xxi)	amended its organizational documents or structure other than as contemplated herein in respect of or required by the Transactions; or

(xxii)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

(b)

Since November 30, 2010 and except as disclosed in Schedule 3.17(b) of the Torque Disclosure Letter, there has not been any Material Adverse Change to Torque, nor in the affairs, prospects, operations or condition (financial or otherwise), property, Assets (whether owned or used) or liabilities of the Business and to the knowledge of Torque, no event has occurred or circumstance exists which may result in such a Material Adverse Change to Torque.

3.18	Compliance with Laws; Government Authorizations

Torque is conducting and has always conducted the Business in material compliance with all applicable Laws. Torque holds or lawfully uses in the operation of the Business, all material permits, licenses, approvals, consents, certificates, registrations or other authorizations from all applicable governmental or other competent authority (collectively, “Licenses”) necessary to conduct the Business, a complete list of which is set out in Schedule 3.18 of the Torque Disclosure Letter. Each such License is valid, subsisting and in good standing and Torque is not in default or breach of any material License or of any of the terms or conditions thereof or stipulated therein. During the three (3) year period immediately preceding the date of this Agreement, Torque has not received any notice of any proceeding (or threatened action) relating to the revocation or modification of any License set out in Schedule 3.18 of the Torque Disclosure Letter. Each of the Licenses is renewable in accordance with its terms and to the knowledge of Torque none of the Licenses would reasonably be expected to be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or any of the Closing Documents or the consummation of any of the Transactions. Torque has provided Dundee Energy with true and complete copies of each of the Licenses.

3.19	Litigation

Except as disclosed in Schedule 3.19 of the Torque Disclosure Letter, there are no actions, suits or proceedings, at law or in equity, by any Person (including Torque), nor any arbitration, administrative or other proceeding by or before (or, to the knowledge of Torque, any investigation by) any court, administrative agency, arbitration tribunal or other competent authority, pending, or, to the knowledge of Torque, threatened against or affecting Torque, the Business or any of the Assets or enjoining, restricting or prohibiting any of the Transactions or the right of Dundee Energy or Dundee Energy Acquisitionco (or any affiliate thereof) to conduct the Business after the Closing. To the knowledge of Torque, no event has occurred or circumstance exists which may give rise to or serve as a basis for the commencement of any such material action, suit, proceeding, arbitration or investigation by or against Torque. Torque is not subject to any judgment, order or decree and neither Torque nor any of its subsidiaries has settled any claim prior to being prosecuted in respect of it which materially affects or could have a material affect on or materially restricts or could materially restrict the Business.

3.20	Material Contracts

(a)	Except for the Contracts listed in Schedule 3.20 of the Torque Disclosure Letter, the Leases listed in Schedule 3.21(a) of the Torque Disclosure Letter, the Contracts listed in Schedule 3.25(c) of the Torque Disclosure Letter, the Employee Plans listed in Schedule 3.26(a) of the Torque Disclosure Letter, and the Assets listed in Schedule 3.23(a) of the Torque Disclosure Letter, Torque is not a party to or bound by:

(i)	any distributor, sales or advertising Contract;

(ii)	any continuing Contract for the purchase of materials, supplies, equipment or services involving, in the case of any such Contract, more than $10,000 over the life of the Contract;

(iii)	any Contract that expires, or may be renewed at the option of any Person other than Torque so as to expire, more than one year after the date of this Agreement;

(iv)	any promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)	any Contract for capital expenditures in excess of $10,000 in the aggregate;

(vi)	any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of Torque to engage in any line of business, compete with any Person, solicit any Person, or operate its assets at maximum production capacity;

(vii)	any Contract pursuant to which Torque is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(viii)	any Contract with any Affiliate of Torque or any other Person with whom Torque or the Seller does not deal at arm’s length within the meaning of the ITA;

(ix)	any agreement of guarantee, support, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(x)	any Contract relating to grants or other forms of assistance received by Torque from any Governmental Authority;

(xi)	any Contract material to the Business or the ownership of the Assets; or

(xii)	any Contract made out of the ordinary course of the Business.

(b)	True and complete copies of the Material Contracts have been delivered or made available to Dundee Energy.

(c)

Each of the Material Contracts have been duly authorized and executed by or on behalf of Torque, is a valid and binding obligation of Torque enforceable against it in accordance with its terms, is in full force and effect unamended, all obligations of Torque to be performed thereunder have been performed in all material respects and there are no outstanding defaults, material breaches, events of default or violations (or which with or without notice, lapse of time or both, would reasonably be expected to, individually or in the aggregate, result in a default, breach, event of default or violation) under any Material Contract on the part of Torques or, to the knowledge of Torque, on the part of the other party (or parties) to such Material Contract.

3.21	Leased Properties and Facilities and Leases

(a)

Schedule 3.21(a) of the Torque Disclosure Letter contains a complete and accurate list under the relevant headings of all of the Leased Properties and Facilities and Leases including their proper and complete legal descriptions.

(b)

Except for the Leased Properties and Facilities, Torque is not the legal or beneficial owner or lessee of, or subject to any Contract, option or right to own or lease, any real property or any interest in any real property.

(c)

Each Lease is in good standing, creates a good and valid leasehold interest in favour of, and is legally and beneficially owned by, Torque and is in full force and effect without amendment and no party is in breach under or threatening the termination of any Lease. With respect to each material Lease, the Lease (or a notice in respect of the Lease) has been properly registered in the appropriate land registry office, and (ii) where a Lien was registered prior to the registration of a Lease, a non-disturbance agreement has been obtained from the holder of such Lien confirming that it will respect the terms and conditions of such Lease should it exercise its rights under such Lien, (iii) all rents, fees and additional rents have been paid, (iv) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor and (v) there are no Liens charging the Leases granted by the lessor or, if not the same Person, the owner of the property subject to the Leases, other than the Permitted Liens.

(d)	Each Lease was entered into on an arm’s length basis, on normal market terms and in the ordinary course of the Business.

(e)

Subject to Section 3.4, all consents by landlords to a change in control of Torque required under any of the Leases as a consequence of the transactions contemplated by this Agreement have been obtained or will be obtained by Closing.

(f)

None of the Leased Properties and Facilities and Leases are subject to reduction or conversion to an interest of any other size or nature by reference to payout of any well or otherwise pursuant to any right or interest created by, through or under Torque.

(g)

Each of the Leased Properties and Facilities is adequate and suitable for the purposes for which it is presently being used and Torque has all rights of ingress and egress to and from each of the Leased Properties and Facilities required by it for the operation of the Business in the ordinary course.

(h)

Except as disclosed in Schedule 3.21(h) of the Torque Disclosure Letter, the buildings and other improvements erected on the Leased Properties and Facilities (excluding Torque’s offices and the building in which they are located) are situated wholly within their respective lot lines. None of the Leased Properties and Facilities is subject to material claims by adjoining owners, nor are there claims by Torque against the owners of adjoining properties, that improvements encroach beyond or on the Leased Properties and Facilities and, to the knowledge of Torque, all Leased Properties and Facilities comply with all applicable setback requirements or constitute a legal non-conforming use. All the Leased Properties and Facilities are zoned so as to permit their use for the purposes of the Business and otherwise do not materially violate any Laws, ordinances, regulations, covenants and building plans currently in force for the locations of such Leased Properties and Facilities. No Person has made application for a re-zoning of any part of the Leased Properties and Facilities, and to the knowledge of Torque, there is no proposed or pending change to any zoning affecting any part of the Leased Properties and Facilities.

(i)

There are no buildings or improvements included in the Assets that are currently under construction or renovation or any commitments to do so, except to the extent that such work would not exceed $25,000 individually or in the aggregate.

All accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Properties and Facilities at the request of Torque have been fully paid and satisfied, except for amounts which are not past due or delinquent and do not individually or in the aggregate exceed $25,000, and no one is entitled to claim a lien under the Construction Lien Act (Ontario) or the Construction Lien Act (Alberta), or any similar applicable provincial Laws, against any part of the Leased Properties and Facilities.

(j)

There are no expropriation, condemnation or similar proceedings pending or, to the best of the knowledge of Torque, threatened, with respect to any of the Leased Properties and Facilities or any part thereof.

(k)

The Leased Properties and Facilities listed as such in Schedule 3.21(a) of the Torque Disclosure Letter and all buildings and structures located thereon and the conduct of the Business as presently conducted thereon by Torque do not materially violate, and the use thereof in the manner in which presently used is not materially adversely affected by, any zoning or building Laws, ordinances, regulations, covenants or official plans. Such buildings and structures do not encroach upon any lands not leased by Torque. Torque has all rights of ingress to and egress to and from the Leased Properties and Facilities for the operation of the Business in the ordinary course.

(l)

There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Leased Properties and Facilities or the Business which have been issued by any regulatory authority, police or fire department, sanitation, environment, labour, health or other governmental authorities or agencies. There are no material matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. The Business is not being carried on, and none of the Leased Properties and Facilities or the other Assets are being operated, in a manner which is in material contravention of any statute, regulation, rule, code, standard or policy. No amounts in excess of $10,000 in the aggregate are owing by Torque in respect of the Leased Properties and Facilities to any governmental Agency or public utility, other than current accounts which are not in arrears.

3.22	Tax Matters

(a)

Other than as set out in Schedule 3.22(a) of the Torque Disclosure Letter, Torque has prepared and filed all Tax Returns within the prescribed period with the appropriate governmental Agency in accordance with applicable Laws. Torque has reported all income and all other amounts and information required by applicable Law to be reported on each such Tax Return in all material respects. All such Tax Returns are true, correct and complete in all material respects.

(b)

Other than as set out in Schedule 3.22(b) of the Torque Disclosure Letter, Torque has paid, within the prescribed period, all Taxes and instalments of Taxes in all material respects, which are required to be paid to any governmental Agency pursuant to applicable Law. No material deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against Torque by any governmental Agency. Since November 30, 2010, Torque has not:

(i)	incurred any liability for Taxes;

(ii)	engaged in any transaction or event which would result in any liability for Taxes; or

(iii)	realized any income or gain for Tax purposes,

other than, in each case, in the ordinary course.

(c)

Other than as set out in Schedule 3.22(c) of the Torque Disclosure Letter, Torque has duly and timely withheld and collected all Taxes required by applicable Law to be withheld or collected by it and has duly and timely remitted to the appropriate governmental Agency all such Taxes as and when required by applicable Law. Without limiting the foregoing, and other than as set out in Schedule 3.22(c) of the Torque Disclosure Letter, Torque has withheld from each payment made to each of its present and former employees, officers and directors and to any non-resident the amount of any Taxes and other deductions required to be withheld therefrom and has paid the same to the proper governmental Agency within the time periods required under any applicable Law.

(d)

Other than as set out in Schedule 3.22(d) of the Torque Disclosure Letter, there are no proceedings, investigations or audits pending or, to the knowledge of Torque, threatened against or affecting Torque in respect of any Taxes. Other than as set out in Schedule 3.22(d) of the Torque Disclosure Letter, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any such proceeding, investigation or audit. Other than as set out in Schedule 3.22(d) of the Torque Disclosure Letter, there are no matters under discussion, audit or appeal with any governmental Agency relating to Taxes. All Tax Returns of Torque for taxation years ending on or before November 30, 2010 have been assessed by the relevant governmental Agency.

(e)	Torque has not entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)	to file any Tax Return;

(ii)	to file any elections, designations or similar filings relating to Taxes;

(iii)	it is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv)	any governmental Agency may assess or collect Taxes.

(f)	Torque has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of Taxes owing by such Person.

(g)

Torque is a taxable Canadian corporation within the meaning of subsection 89(1) of the ITA. Torque has never been required to file any Tax Return with, and has never been liable to pay any Taxes to, any governmental Agency outside Canada. Other than as set out in Schedule 3.22(g) of the Torque Disclosure Letter, no request to file a Tax Return has ever been made by a governmental Agency in a jurisdiction where Torque does not file Tax Returns.

(h)

Other than any elections made in a Tax Return, Torque has not made any elections pursuant to any Law except as set forth in Schedule 3.22(h) of the Torque Disclosure Letter. Torque has not entered into agreements contemplated by section 191.3 of the ITA.

(i)	No Person (other than the Dundee Energy) has ever acquired or had the right to acquire control of Torque for purposes of the ITA.

(j)

None of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the ITA, or any equivalent provision of the Laws of any other jurisdiction, has applied or will apply to Torque at any time on or before the Closing Date.

(k)

Torque has not acquired property from a non-arm’s length Person, within the meaning of the ITA, for consideration, the value of which is less than the fair market value of the property in circumstances which could subject it to a liability under section 160 of the ITA.

(l)	Torque has not received any requirement pursuant to section 224 of the ITA which remains unsatisfied in any respect. No circumstances exist and no transaction or event or series of transactions or events has occurred which has resulted or could result in the application, either before, on or after the date hereof, of section 17 of the ITA to Torque. Paragraph 214(3)(a) of the ITA has not applied as a result of any transaction or event involving Torque. For all transactions between Torque and any non-resident Person with whom Torque or such subsidiaries was not dealing at arm’s length during a taxation year commencing after 2001 and ending on or before the date hereof, Torque made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA.

3.23	Intellectual Property

(a)

Schedule 3.23(a) of the Torque Disclosure Letter contains a true, accurate and complete list and description of all material Intellectual Property relating to the operation of the Business owned, licensed or otherwise used by Torque.

(b)

Except as set forth in Schedule 3.23(b) of the Torque Disclosure Letter, to the knowledge of Torque, Torque owns or licenses or otherwise has the right to use in the manner that the same is now being used, and without making any royalty payment or other types of payments or being obligated to make any such payments, each of the rights in the Intellectual Property presently used in the Business by Torque, and Torque has not granted any license, permit or right to use such Intellectual Property. No other Person has made or, to the knowledge of Torque, threatened to make, or has a basis for making a claim to the right to use any of such rights or to deny to Torque the right to use the same.

(c)

To the knowledge of Torque, Schedule 3.23(c) of the Torque Disclosure Letter is a true, accurate and complete list of all material licenses in connection with the software used in the operation of the Business. Other than customary off-the-shelf software, Torque has not developed, or caused any Person to develop, any software that is used in connection with the operation of the Business.

3.24	Environmental Matters

Except as disclosed in Schedule 3.24 of the Torque Disclosure Letter:

(a)

the emission, release, deposit, issuance, discharge, transportation or disposal of any contaminant, waste material (including used water and used oil), toxic substance, pollutant or other hazardous substance in the Environment, by or with the consent or knowledge of Torque, or to the knowledge of Torque, by prior occupants of the properties of Torque, any past subsidiaries of Torque or by others, has been effected in material compliance with all applicable Environmental Laws;

(b)	the Assets are not contaminated by virtue of or under Environmental Laws;

(c)	no administrative complaint, action, order or sanction has been issued by any governmental or other competent authority against Torque or any past subsidiary of Torque, the Leased Properties and Facilities by virtue of or under any Environmental Laws, unless the issuance or existence of such administrative complaint, action, order or sanction would not materially adversely affect any one of Torque or the Business, considered individually;

(d)	Torque has disclosed to Dundee Energy all material information known to Torque relating to any contamination;

(e)

all required filings and certificates of authorization or other approvals in respect thereof, as the case may be, have been made with or obtained from the appropriate authorities and all such certificates of authorization or other approvals, are valid and in full force and effect;

(f)	to the knowledge of Torque, none of the assets of Torque contain polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation;

(g)	there are no underground tanks on any of the properties of Torque;

(h)

there are no conditions, activities, procedures, events or other facts or circumstances in respect of the operations, activities, facilities, Leased Properties and Facilities and other Assets which may constitute a material breach or material violation of applicable Environmental Laws.

3.25	Employees and Labour Relations

(a)

Torque is and has always been in material compliance with all applicable Laws respecting employment and employment practices, labour and labour practices, income tax legislation with respect to employees, consultants and contractors engaged or employed by Torque or such subsidiaries, terms and conditions of employment, privacy, employment standards, discrimination, human rights, worker’s compensation, occupational health and safety, employment equity, pay equity and wages and hours and has not and is not engaged in any unfair labour practice.

(b)

There are no claims, actions, suits, grievance or complaints against Torque or, to the knowledge of Torque, threatened claims, actions, suits, grievances or complaints pursuant to any applicable Law, contract, decree, practice or promise relating to the employees of Torque or its consultants or contractors, including terms and conditions of employment, employment standards, wages and hours, collective agreement, decree, occupational health and safety, human rights, discrimination, privacy, labour relations, worker’s compensation, pay equity and employment equity.

(c)

Except for the Contracts disclosed in Schedule 3.25(c) of the Torque Disclosure Letter, Torque is not a party to, subject to, or affected by (i) any written employment Contract; (ii) any verbal employment Contract that is not terminable upon providing reasonable notice at common law; (iii) any written Contract with an individual acting as an independent contractor providing services to Torque; or

(iv) any collective agreement. True, correct and complete copies or a summary of all material terms of such Contracts listed in Schedule 3.25(c) of the Torque Disclosure Letter have been provided to Dundee Energy. The information contained in the employment letter previously provided by Torque to Dundee Energy is true, complete and correct as of the date thereof and there have been no material changes to the information contained therein between the date thereof and the date of this Agreement.

(d)

Schedule 3.25(d) of the Torque Disclosure Letter identifies all collective agreements binding upon Torque, all other material agreements or contracts with any union representing Torque’s employees, all contracts for the benefit of, or with Torque’s directors, officers, shareholders and non-unionized employees, all material agency, consultation, services or representation contracts.

(e)

Except as disclosed in Schedule 3.25(e) of the Torque Disclosure Letter there is no union that has been certified in respect of Torque’s employees, nor, to the knowledge of Torque, is there any proceeding in process for obtaining a union certification or the conclusion of a collective agreement with respect to Torque’s employees.

(f)

There is no strike, lock out or, to the knowledge of Torque, any labour disputes (other than grievances in the normal course of business) in respect of Torque’s employees, and there is no event or circumstance that, to the knowledge of Corporation, would reasonably be expected to give rise thereto.

(g)

Other than as listed on Schedule 3.25(f) of the Torque Disclosure Letter, neither this Agreement, the Amalgamation Agreement or the Closing Documents, nor the execution thereof, nor the consummation of the Transactions will trigger any right or provide any benefit in favour of any director, officer, shareholder, affiliate or employee of Torque, including the right to receive any retention bonus, compensatory payment in virtue of any contract, promise or Employee Plan or any other way, whether it be as a result of a change of control, the modification of any working condition or responsibility or any other reason.

3.26	Pension and other Employee Benefits

(a)	Schedule 3.26(a) of the Torque Disclosure Letter sets forth a complete and accurate list and summary description of all of the Employee Plans.

(b)

Each Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by all applicable Laws and is in good standing in respect of such applicable Laws and each Employee Plan that is required to be registered under applicable Laws is duly registered with the relevant regulatory authorities.

(c)

All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by Torque pursuant to the terms of any Employee Plan or by applicable Laws, have been paid, deducted, remitted or performed in a timely fashion and there are no outstanding material defaults or violations with regard to same.

(d)

To the knowledge of Torque, there is no pending termination or winding-up procedure in respect of any of the Employee Plans, and, to the knowledge of Torque, no circumstance or event has occurred under which any of the Employee Plans could be declared terminated or wound-up in whole or in part under the terms of such Employee Plans or any applicable Laws. To the knowledge of Torque, there are no material liabilities arising to any insurer or other Employee Plan service providers other than in the normal course of business.

(e)	Torque is not party to any Pension Plan.

(f)	The liabilities of Torque under any unfunded Employee Plan are properly accrued and reflected in the Annual Financial Statements.

(g)

No promises or commitments have been made by Torque to amend any Employee Plan, to provide any material increased benefits thereunder or to establish any new benefit plan, except as required by applicable Laws or as disclosed in Schedule 3.26(g) of the Torque Disclosure Letter. Torque does not contribute to nor is it required to contribute to any multi-employer pension or benefit plan. None of the Employee Plans are multi-employer pension or benefit plans. Except as disclosed in Schedule 3.26(g) of the Torque Disclosure Letter, there are no post-retirement benefits for any former employees of Torque.

(h)

Torque does not have any material outstanding obligations with respect to any individual pension plan, nor are there any material unfunded obligations according to applicable pension benefit Laws nor any commitments to accrue benefits in the future under such a plan.

(i)

There are no material deficits or material liabilities under any contractual arrangement made on behalf of the group insurance and, to the knowledge of Torque, there are no administrative service only arrangement or trustee group insurance benefit plans under which any of Torque is responsible for any deficit or liabilities at the termination of such contractual arrangement.

(j)

To the knowledge of Torque, there are no material liabilities for any promises formally or informally made to current or future retirees regarding group insurance benefits or any other post-retirement benefits.

3.27	No Finder’s or Broker’s Fee

No Person has, or as a result of any of the Transactions will have, as a result of any commitment of Torque towards or in favour of any Person, any right, interest or valid claim against or upon any member of Dundee Energy, Dundee Energy Acquisitionco, Torque or for greater certainty, Amalco, or any of their respective properties for any commission, fee or other compensation as broker or finder or for services in any similar capacity.

3.28	No Transactions with Affiliates, Related Parties

Except as disclosed in Schedule 3.28 of the Torque Disclosure Letter or in the normal course of business, Torque has not entered into any Material Contract, lease, sublease, license, agreement, commitment or other legally binding instrument or permitted to exist any transaction or other arrangement (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, (i) any affiliate of Torque or (ii) any other Person not dealing at arm’s length (as such term is defined in the ITA) with Torque or such subsidiary.

3.29	No Production or Other Penalties

Except as disclosed in Schedule 3.29 of the Torque Disclosure Letter, none of the Wells is subject to production or other penalties imposed by applicable Laws except production limits of general application in the oil and gas industry and Torque’s interests in such wells are not subject to any penalties under any Lease or other agreement or document ting to such Assets arising out of Torque’s election not to participate in a drilling or other operation.

3.30	No Offset Obligations

Torque has not received written notice, or to its knowledge has any notice been threatened against Torque of any Offset Obligations that have not been permanently satisfied and to Torque’s knowledge there has not occurred or arisen one or more events, circumstances or changes that, individually or in the aggregate, has or would be reasonably likely to result in a notice in respect of any Offset Obligations.

3.31	Prepaid Obligations

Torque is not obligated by virtue of a prepayment, gas balancing, take or pay, or other arrangement under any Contract to make any production payment, refund of production payment or delivery of oil or gas products produced from its interests in the Assets to any Person at some future time without receiving in due course (and being entitled to retain) full payment thereof at current market prices or contract prices.

3.32	Full Disclosure

There is no currently existing fact or circumstance (or set of currently existing facts and circumstances) which materially adversely or in the future could be reasonably construed to materially adversely affect the Business, property, Assets (whether owned or used) or liabilities of Torque or the ability of Torque to perform its obligations under the Agreement which has not been set forth in this Agreement. No representation, warranty or statement made or information provided by Torque in this Agreement or in any other document or instrument prepared by Torque and furnished or made available to Dundee Energy by Torque, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein and therein not misleading.

ARTICLE IV –
REPRESENTATIONS AND WARRANTIES OF DUNDEE ENERGY AND DUNDEE ENERGY ACQUISITIONCO

Dundee Energy and Dundee Energy Acquisitionco hereby make, as of the date hereof, the representations and warranties set forth below, undertake to update and make such representations and warranties as of the Closing Date and acknowledge that Torque is relying upon such representations and warranties for the purpose of entering into the Transactions:

4.1	Authority and Enforcement

Each of Dundee Energy and Dundee Energy Acquisitionco has the power, authority and capacity to execute and perform its obligations under this Agreement, the Amalgamation Agreement and each of the Closing Documents to which it is a party. The execution and delivery by Dundee Energy and Dundee Energy Acquisitionco of this Agreement and the Transactions and, once signed, each of the Closing Documents to which it is a party and the performance of their respective obligations thereunder and contained therein have been or, as the case may be, shall have been duly authorized by all applicable corporate measures. This Agreement constitutes legal, valid and binding obligations of Dundee Energy and Dundee Energy Acquisitionco, enforceable against each of them in accordance with their terms. Upon the execution and delivery by of Dundee Energy and Dundee Energy Acquisitionco of each of the Amalgamation Agreement and Closing Documents to which it is a party, each will constitute legal, valid and binding obligations of such person, enforceable against such person in accordance with its terms.

4.2	No Conflict

Neither the execution and delivery of this Agreement and the Closing Documents nor the consummation of any of the Transactions will directly or indirectly (with or without notice or lapse of time) conflict with or result in a breach or violation of (i) any provision of the articles, by-laws or other constating documents of Dundee Energy or Dundee Energy Acquisitionco; or (ii) any applicable Law to which of Dundee Energy or Dundee Energy Acquisitionco are subject, the effect of which would cause a Material Adverse Change to Dundee Energy or Dundee Energy Acquisitionco.

4.3	Required Authorizations

No approval, order, consent of or filing with any governmental Agency is required on the part of Dundee Energy or Dundee Energy Acquisitionco in connection with the execution and delivery of this Agreement and the Amalgamation Agreement and, once signed, the Closing Documents or the performance by Dundee Energy and Dundee Energy Acquisitionco of their respective obligations pursuant to this Agreement and the Amalgamation Agreement and, once signed, the Closing Documents or in connection with carrying out the Private Placement (except for the filing of a Form 45-106F1 in respect of the Private Placement with the Ontario Securities Commission), the absence of which would cause a Material Adverse Change to Dundee Energy or Dundee Energy Acquisitionco.

4.4	Required Consents

There is no requirement for any of Dundee Energy or Dundee Energy Acquisitionco to make any filing with, give any notice to, or obtain any consent, approval, waiver or other similar authorization of, any Person (other than a governmental Agency), as a requirement or condition of the lawful completion of the Transactions, for which the failure to do so would cause a Material Adverse Change to Dundee Energy or Dundee Energy Acquisitionco.

4.5	Corporation and the Business

Each of Dundee Energy and Dundee Energy Acquisitionco has been duly incorporated and organized and is validly subsisting and in good standing under the laws of its governing corporate jurisdiction and has the corporate power to own, lease, occupy or otherwise hold all of the properties, rights and other assets now owned, leased, occupied or otherwise held by it and to conduct its business, and except to the extent that it would not cause a Material Adverse Change to Dundee Energy, is duly qualified as a corporation to do business in, and is in good standing, in each jurisdiction in which the nature of its business, the properties or rights owned, leased, occupied or otherwise held by it makes such qualification necessary. No bankruptcy, liquidation, or dissolution proceeding or any other proceeding, the purpose of which is to liquidate, dissolve or terminate Dundee Energy or subject all or substantially all of its assets, business or undertakings to the control of its creditors, has been commenced or undertaken or, to the knowledge of Dundee Energy, is threatened to be commenced or undertaken under any applicable bankruptcy, insolvency or companies’ creditors arrangement laws.

4.6	Compliance with Laws; Government Authorizations

Dundee Energy is conducting its business in material compliance with all applicable Laws, except to the extent that a failure to do so would not result in a Material Adverse Change in respect of Dundee Energy. Dundee Energy holds or lawfully uses in the operation of its business, all material permits, licenses, approvals, consents, certificates, registrations or other authorizations from all applicable governmental or other competent authority necessary to conduct its business, except to the extent that a failure to hold such Permits would not result in a Material Adverse Change in respect of Dundee Energy.

4.7	Litigation

There are no actions, suits or proceedings, at law or in equity, by any Person (including Dundee Energy), nor any arbitration, administrative or other proceeding by or before (or, to the knowledge of Dundee Energy, any investigation by) any court, administrative agency, arbitration tribunal or other competent authority, pending, or, to the knowledge of Dundee Energy, threatened against or affecting Dundee Energy to restrict or prohibit any of the Transactions. To the knowledge of Dundee Energy, no event has occurred or circumstance exists which may give rise to or serve as a basis for the commencement of any such material action, suit, proceeding, arbitration or investigation by or against Dundee Energy and it is not subject to any judgment, order or decree and has not settled any claim prior to being prosecuted in respect of it which could result in a Material Adverse Change.

4.8	Full Disclosure

Dundee Energy has filed all proxy circulars, reports, studies, certifications and other documents required to be filed by it on SEDAR pursuant to applicable securities Laws since January 1, 2010 (collectively, the “Dundee Energy Securities Documents”). Each of the Dundee Energy Securities Documents was, as of the date of the filing, in compliance in all material respects with all applicable requirements of applicable securities Laws and none of the Dundee Energy Securities Documents, as of their respective filing dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time at it was filed with applicable securities regulatory authorities or were amended on a timely basis to correct any deficiencies. All of the Dundee Energy Securities Documents are publicly available on SEDAR. Dundee Energy has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential. There is no material fact concerning Dundee Energy which has not been disclosed in the Dundee Energy Securities Documents filed (and available on SEDAR) on or before the date hereof.

ARTICLE V –
PRE-CLOSING COVENANTS

5.1	Operation of Business by Torque

From the date hereof to the Effective Date, unless Dundee Energy shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, Torque shall conduct the Business in the ordinary course consistent with past practice. Without limitation, Torque shall:

(a)	not take any action (directly or indirectly) with respect to any of the following, except to the extent necessary to give effect to obligations under, or as expressly permitted by, this Agreement:

(i)

any take-over bid or exchange offer for Torque Common Shares to which attach no less than twenty percent (20%) of the voting rights attaching to all Torque Common Shares (other than the offer of Dundee Energy hereunder), amalgamation, plan or scheme of arrangement, reorganization, joint venture, strategic alliance or other business combination or similar transaction involving Torque or substantially all of its Assets (each an “Acquisition Transaction”);

(ii)

any acquisition or disposition of Assets in excess of $10,000, other than in the ordinary course of business or the acquisitions from True Oil LLC pursuant to a letter agreement dated April 27, 2011 and Midway Petroleum Company dated April 15, 2011;

(iii)	any acquisition or disposition of securities with a fair market value in an amount in excess of $10,000;

(iv)

any change in its capitalization (including, but not limited to, any increase in the amount or maturity of its consolidated borrowings) or any conversion of an amount of short-term borrowings into long-term borrowings in an amount in excess of $10,000;

(v)	declaring or paying any dividend or declaring, authorizing or making any distribution of, on or in respect of any of its securities whether payable in cash, securities or otherwise;

(vi)

any release or relinquishment of any rights under or amendment to a Material Contract, a Lease listed in Schedule 3.21(a) of the Torque Disclosure Letter, the Contracts listed in Schedule 3.25(c) of the Torque Disclosure Letter, the Employee Plans listed in Schedule 3.26(a), of the Torque Disclosure Letter or the Assets listed in Schedule 3.23(a) of the Torque Disclosure Letter, that could reasonably be expected to result in a Material Adverse Change to Torque;

(vii)	the grant of any license or other right with respect to any of Torque’s property unless in the ordinary course of business or as disclosed in Schedule 5.1(a)(vii) of the Torque Disclosure Letter;

(viii)	the amendment of its certificate of amalgamation, notice of articles, articles or other constating documents including without limitation any continuation of Torque into any other jurisdiction;

(ix)

the issuance or purchase or other acquisition of any Torque Common Shares (other than pursuant to the exercise of the Option) or other securities, including any securities convertible into, or rights, warrants or options to acquire, any Torque Common Shares or other securities;

(x)	agreeing or committing to the guarantee of payment of any material indebtedness, other than in the ordinary course of business; or

(xi)

instituting, cancelling or materially modifying any pension plans or other employee benefit arrangements except with Dundee Energy’s prior written approval, which approval shall not be unreasonably withheld;

(b)

not grant to any employee of Torque any increase in compensation or in severance or termination pay, or enter into any employment agreement other than pursuant to a previously entered into binding written agreement disclosed to Dundee Energy in writing prior to the date hereof;

(c)

except as otherwise contemplated hereby, not enter into any agreements, commitments or contracts or amend existing Material Contracts which, individually or in the aggregate, result in new or additional obligations being imposed on Torque in excess of $10,000;

(d)	use reasonable efforts to preserve intact its business organization and goodwill, to keep available the services of their respective officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom they have business relationships;

(e)	promptly advise Dundee Energy orally and in writing of any material change in the financial condition or operations of Torque that is likely to result in a Material Adverse Change to Torque;

(f)

not enter into any transaction or perform any act which might (i) interfere or be inconsistent with the successful completion of the Transactions, (ii) render inaccurate any of the representations and warranties set forth herein if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were to such later date, or (iii) adversely affect Torque’s ability to perform its covenants and agreements under this Agreement; and

(g)

not make, revoke or amend any Tax election, amend any Tax Return, settle or compromise any action in respect of Taxes, consent to the extension of any extension or waiver of any limitation period applicable to Taxes, make any change in any method of accounting or auditing practice other than as required or contemplated by GAAP or pursuant to the International Financial Reporting Standards, as applicable.

5.2	Proceedings

Each of Torque and Dundee Energy shall defend or cause to be defended any lawsuits or other legal proceedings brought against it or any affiliate or subsidiary thereof challenging this Agreement or the completion of the Transactions. Torque shall not settle, compromise or release any claim brought by its present, former or purported holders of any of its securities in connection with the Transactions prior to the Effective Time without the prior written consent of Dundee Energy.

5.3	Preparation of Circular and other Proxy-Related Securityholder Materials

Torque and Dundee Energy shall cooperate and use their commercial best efforts in: (i) the preparation of the Circular and Letter of Transmittal and Election Form; (ii) obtaining all Consents and Authorizations, including orders of governmental and regulatory Agencies, applicable stock exchanges and third parties as are necessary for the consummation of the Transactions; and (iii) taking all such actions as may be required under or pursuant to the Act in connection with the Transactions. At the time of the execution of this Agreement, Torque and Dundee Energy acknowledge and confirm to each other that they have filed notices with the TSX Venture Exchange and the Toronto Stock Exchange, respectively, copies of which were provided to the other.

Torque and Dundee Energy shall each furnish to one another, on a timely basis, all such further information as may be required to complete the foregoing actions, and each hereby covenants that no information so furnished by it in writing in connection with such actions or otherwise in connection with the consummation of the Transactions will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances in which they were made, not misleading. Each of Dundee Energy and Torque will ensure that the information relating to it which shall be provided in the Circular, and any other proxy-related securityholder materials and the Letter of Transmittal and Election Form will not contain any material misrepresentation. Dundee Energy and Torque shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular contains a misrepresentation or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. In any such event, Dundee Energy and Torque shall cooperate in the preparation of a supplement or amendment to the Circular, as the case may be, that corrects such misstatement or omission, and shall cause the same to be distributed to the Torque Shareholders.

Torque shall ensure that the Circular and any proxy-related securityholder materials and the Letter of Transmittal and Election Form are prepared in compliance with the applicable provisions of the Act and the regulations enacted thereunder, other applicable securities Laws.

In no event shall Torque mail out the Circular or Letter of Transmittal and Election Form or any supplement or amendment thereto unless and until Dundee Energy has had an opportunity to review and consent to same, and Torque shall, acting reasonably, take into consideration all comments provided by Dundee Energy. For greater certainty, the Letter of Transmittal and Election Form shall be required to be returned by the Election Deadline and shall provide the Torque Shareholders with the option to elect to receive Cash Consideration (except in the case of the Torque Shareholders who are resident in the United States of America who shall be required to elect to receive Cash Consideration) or Dundee Energy Share Consideration. If a duly completed Letter of Transmittal and Election Form is not received from any of the Torque Shareholders prior to the Election Deadline, such shareholder shall be deemed to have elected to receive the Cash Consideration.

5.4	Special Meeting

As promptly as practicable after the date hereof, Torque shall, with the cooperation of and in consultation with Dundee Energy, mail out the Circular to the Torque Shareholders. Torque shall convene the Special Meeting on July 29, 2011. Torque and Dundee Energy shall provide each other, on a timely basis, with all such information as may be required to be included in the Circular (and any proxy-related securityholder materials) and which relates to each of them, respectively.

To the extent applicable or required, Torque and Dundee Energy shall cooperate with each other in connection with the preparation of documentation for submission to regulatory authorities and holders of their respective securities and shall keep each other informed of any requests or comments made by regulatory authorities in connection with such documentation.

Torque, shall, in consultation with Dundee Energy, designate the agents, if any, employed to solicit proxies. Torque shall make all commercially reasonable efforts to actively solicit proxies from the holders of Torque’s Shares in favour of the Transactions in compliance with applicable Laws.

5.5	Rectification of Corporate Records

Torque and its respective officers and directors shall, in consultation and cooperation with Dundee Energy, rectify all material deficiencies and irregularities in the corporate records, record-keeping, resolutions, minutes, registers and other similar and related corporate documents customarily maintained in a body corporate’s minute books as such deficiencies and irregularities are identified by Dundee Energy to Torque, as soon as practicable following the execution of this Agreement and, in any event, prior to the Effective Date, the whole to the satisfaction of Dundee Energy, acting reasonably.

5.6	Corporation Access

For monitoring purposes and subject to compliance with all applicable Laws, including competition Laws, Torque shall, and shall cause its officers, directors, employees and agents to continue to provide Dundee Energy and its officers, employees, agents, counsel and advisors access to (and, upon request of Dundee Energy, copies of) information and documents concerning Torque and the Business.

5.7	Public Announcements

Except as part of the Proxy Solicitation Activities, as applicable, neither Dundee Energy nor Torque shall (and each such party shall use reasonable efforts to cause its affiliates, shareholders, directors, officers, employees, agents and representatives not to), issue any press release, make any public announcement or public filing or furnish any written statement to its employees or shareholders generally concerning the Transactions without the consent of the other parties hereto, such consent shall not be unreasonably withheld, except to the extent required by applicable Laws or securities Laws (and in any such case, such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement, filing or statement).

5.8	Notification of Certain Matters

Between the date hereof and the Effective Time, Torque and Dundee Energy shall give prompt notice in writing to each other of (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (except for changes specifically permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VIII hereof to be satisfied, and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, or that the Transactions may otherwise violate the rights of or confer remedies upon such third party.

5.9	Support of Resolution to Approve Transactions

Torque shall, through its board of directors, recommend in the Circular that the Torque Shareholders approve the Transactions and not do anything which would hinder, interfere with or delay it from securing all such approvals, and the Circular shall clearly, unequivocally and, in a positive light, contain full disclosure of Torque’s board of directors’ recommendation in favour of and support for the Transactions. The board of directors of Torque shall publicly recommend or reaffirm its recommendation in favour of any support for the Transactions within the earlier of (i) three days, and (ii) the date of the Special Meeting, following a written request of Dundee Energy to do so.

ARTICLE VI – COMMITMENT TO THE TRANSACTIONS

6.1	Commitment of Torque to the Transactions

Torque hereby covenants that from the date hereof until the earlier of (i) the Effective Time, (ii) this Agreement having been terminated by Torque pursuant to and in accordance with Section 7.2, and (iii) the Outside Date, Torque will:

(a)

not directly or indirectly through any Representative take any action of any kind which could reasonably be construed to reduce the likelihood of success of consummating the Transactions, including but not limited to any action to continue, solicit, initiate, assist or encourage enquiries, submissions, proposals or offers from any other Person, entity or group relating to, and will not participate in any discussions or negotiations regarding or furnish to any other Person, entity or group any information with respect to, or otherwise cooperate in any way with or assist or participate in, or facilitate or encourage any effort or attempt with respect to an Acquisition Transaction;

(b)

promptly notify Dundee Energy if it becomes aware that any proposal in respect of any of Acquisition Transaction has been made or it or any of its Representatives has received any inquiry from or contact with any person with respect thereto and advise Dundee Energy of the content of any such proposal and, if written, provide Dundee Energy with copies; and

(c)	cease any and all negotiations with any third party in respect of any Acquisition Transaction.

In addition, Torque shall not release any such third party from its obligations under any confidentiality agreement or other similar agreement entered into with Torque, and Torque shall cause such third party to return or destroy any document provided by Torque in connection with any such proposal in respect of any Acquisition Transaction.

6.2	Commitment of the Parties to the Transactions

Without limiting Section 6.1, each of Torque, Dundee Energy and Dundee Energy Acquisitionco shall use commercially reasonable efforts to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws, including applicable securities Laws, to permit the completion of the Transactions in accordance with the provisions of this Agreement and the Amalgamation Agreement and to consummate and make effective all other transactions contemplated in and by this Agreement and the

Amalgamation Agreement and Closing Documents to cooperate with each other in connection with the foregoing, including:

(a)

agreeing to such changes, modifications or amendments to the Amalgamation Agreement or the Transactions as either Torque or Dundee Energy may reasonably request, provided any such change, modification or amendment would not adversely affect any party hereto;

(b)

using commercially reasonable best efforts to provide notice to, and obtain all necessary Consents and Authorizations, and in respect of Torque, release of all pledges, guarantees and security interests made or granted by it, the failure of which to obtain would prevent Torque from effecting the Amalgamation or may result in a Material Adverse Change to any of Torque or Dundee Energy;

(c)

using commercially reasonable best efforts to effect or cause to be effected all necessary registrations and filings and submissions of information requested of it by governmental authorities, the failure of which to obtain would prevent the parties hereto from effecting the Amalgamation or would result in a Material Adverse Change to Torque or Dundee Energy;

(d)	using commercially reasonable efforts to obtain the approval of the Torque Shareholders at the Special Meeting in compliance with applicable Law including securities Law;

(e)

using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order which may be entered against it, which injunction or order would prevent the parties hereto from completing the Transactions; and

(f)

cooperating with each other in connection with any lawsuits or legal proceedings brought against any party or any affiliate thereof challenging this Agreement, or the completion of the Transactions, and keeping each other informed of any material information that becomes known to them in connection therewith.

(g)

Without limiting the generality of the foregoing, Torque and Dundee Energy shall keep the other party apprised of any action or decision it has taken or will take in order to effect the foregoing matters and, where appropriate, provide the other party with the opportunity to comment on documents, in draft form, which are necessary in connection with such matters.

ARTICLE VII –
TERMINATION

7.1	Termination by Dundee Energy

Dundee Energy may, when not in default in the performance of any of its obligations under this Agreement, without prejudice to any other rights, terminate this Agreement by notice to Torque if:

(a)	not all of the conditions precedent in Section 8.1 shall be or have been satisfied or waived by Dundee Energy on or prior to the Outside Date;

(b)

(i) the board of directors of Torque fails to recommend in the Circular to the Torque Shareholders that they approve the Transactions; or (ii) having done so, the board of directors of Torque subsequently adversely modifies in any way or withdraws the recommendation made by the board of directors of Torque that the Torque Shareholders approve the Transactions;

(c)	the Transactions cannot be completed because Torque is in default under any of its covenants contained in Section 2.1 hereof; or

(d)	Torque breaches this Agreement in any material respect.

7.2	Termination by Torque

Torque, when not in default in the performance of any of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to Dundee Energy if:

(a)	not all of the conditions precedent in Section 8.2 shall be or have been satisfied or waived by Torque on or prior to the Outside Date; or

(b)	Dundee Energy breaches this Agreement in any material respect.

7.3	Effect of Termination

In the case of any termination of this Agreement pursuant to this Article VII, this Agreement, except in respect to any obligation hereunder which expressly survives termination in accordance with its terms, shall be of no further force or effect provided that nothing herein shall relieve any party from its liability for any breach of this Agreement prior to such termination.

ARTICLE VIII –
CONDITIONS

8.1	Conditions for the Benefit of Dundee Energy

The obligations of Dundee Energy and Dundee Energy Acquisitionco to complete the Transactions shall be subject to the fulfilment, or the waiver by Dundee Energy, of the following conditions, each of which is for the exclusive benefit of Dundee Energy and may be waived by Dundee Energy at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

(a)	all necessary corporate or similar action shall have been taken by Torque to authorize the execution and delivery of this Agreement and the consummation of the Transactions;

(b)	the Transactions, as proposed or with any amendment acceptable to Dundee

Energy, shall have been approved by the requisite majority(ies) of the Torque Shareholders at the Special Meeting in compliance with the applicable Laws including applicable securities Laws;

(c)	all Authorizations or Consents (including all regulatory Authorizations) shall have been obtained on terms satisfactory to Dundee Energy;

(d)

Torque shall have performed each covenant or obligation to be performed by it hereunder in all material respects in favour of Dundee Energy on or prior to the Effective Date, or as otherwise specified hereunder;

(e)

the representations and warranties of Torque set forth in this Agreement qualified by materiality or knowledge of Torque (or Material Adverse Change to Torque or similar materiality qualifications) shall be true and correct at the Effective Time and all representations and warranties of Torque contained in this Agreement not so qualified shall be true and correct in all material respects as at the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date;

(f)

Torque shall have no options, warrants or other rights to purchase Torque Common Shares issued or outstanding other than the Option, provided that binding arrangements satisfactory to Dundee Energy shall have been made prior to the Election Deadline to provide for the exercise of the Option at the Effective Time;

(g)

no judgment or order shall have been issued by any Agency, no action, suit or proceeding shall have been threatened or taken by any Person (other than a party hereto or any of their respective Affiliates), and no Law or policy shall have been proposed, enacted, or promulgated or applied, which could reasonably be expected to have the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Amalgamation or the Private Placement, or that, if the Transactions were completed, could reasonably be expected to result in a Material Adverse Change for either Dundee Energy and its subsidiaries taken as whole or Torque;

(h)

Dundee Energy shall have received an opinion with respect to the due creation by amalgamation and corporate power and status and share capital of Torque and the due authorization of the entering into of this Agreement and the effecting of the Transactions by all necessary corporate action of Torque, in form and substance acceptable to Dundee Energy and its legal counsel, acting reasonably;

(i)	the Amalgamation Agreement shall have been duly executed and delivered by all of the parties thereto;

(j)

there shall have not occurred or arisen one or more events, circumstances or changes that, individually or in the aggregate, has or would be reasonably likely to result in a Material Adverse Change to Torque;

(k)

the Supporting Directors, other than Garth A.C. MacRae who will have abstained, shall have voted in favour of the Transactions and shall have not breached any of their obligations under the Voting and Support Agreement; and

(l)

prior to the Effective Time, there shall not have been any claim, notice or order made by any Person in respect of any emission, release, deposit, issuance, discharge, transportation or disposal of any contaminant, waste material (including used water and used oil), toxic substance, pollutant or other hazardous substance in the Environment by prior occupants of the properties of Torque that was not in compliance with applicable Environmental Laws and which results in a Material Adverse Change to Torque.

8.2	Conditions for the Benefit of Torque

The obligations of Torque to complete the Transactions shall be subject to the fulfilment, or the waiver by Torque, of the following conditions, each of which is for the exclusive benefit of Torque and may be waived by Torque at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

(a)	all necessary corporate action shall have been taken by Dundee Energy to authorize the execution and delivery of this Agreement and the consummation of the Transactions;

(b)

the Transactions, as proposed or with any amendment acceptable to Torque, shall have been approved by the requisite majority(ies) of the Torque Shareholders at the Special Meeting in compliance with applicable Laws including securities Laws;

(c)

the representations and warranties of Dundee Energy set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date (as if made on and as of that date) except as affected by the transactions contemplated or permitted by this Agreement, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date;

(d)

Dundee Energy and Dundee Energy Acquisitionco shall have performed each covenant or obligation to be performed by them hereunder in all material respects in favour of Torque on or prior to the Effective Date, or as otherwise specified hereunder; and

(e)

no judgment or order shall have been issued by any Agency, no action, suit or proceeding shall have been threatened or taken by any Person (other than a party hereto or any of their respective Affiliates), and no Law or policy shall have been proposed, enacted, or promulgated or applied, which could reasonably be expected to have the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Transactions, provided, however, that Torque shall not be required to complete the Transactions as a result of any act, action, suit or proceeding taken by a Private Person only if such act, action, suit or proceeding shall have been resolved in favour of such Private Person as evidenced by an order, ruling or decision by any Agency having jurisdiction in respect of the Transactions, or if, in the reasonable opinion of Torque acting on the advice of counsel, there is a reasonable risk that such act, action, suit or proceeding (other than an act, action, suit or proceeding disclosed in writing to the other parties hereto) will be so resolved in favour of such Private Person.

8.3	Satisfaction, Waiver and Release of Conditions

The conditions provided for in this Article VIII shall be deemed conclusively to have been satisfied, waived or released when the Amalgamation Application shall have been filed as contemplated by this Agreement and the Amalgamation Agreement and a certificate of amalgamation shall have been issued by the Registrar in respect thereof.

ARTICLE IX –
CLOSING

9.1	Closing

Subject to the satisfaction or waiver of all the conditions set forth in Article VIII, the closing of the Transactions (the “Closing”) shall occur on the second (2nd) Business Day immediately following the day on which the last of the conditions to Closing to be satisfied prior to the Closing Date has been satisfied or waived (the “Closing Date”), or any other date thereafter mutually agreed upon between Torque and Dundee Energy, but in any event no later than the Outside Date. The Closing Date shall also be the Effective Date. The Closing shall take place at means the offices of Norton Rose OR LLP located at Suite 3800, 200 Bay Street, Royal Bank Plaza, South Tower, Toronto, Ontario (the “Closing Place”).

On the Closing Date, at 1:00 p.m. (Toronto time) or such other time mutually agreed upon between the parties hereto, each of the parties hereto shall meet at the Closing Place to complete each of the Transactions.

At the Closing, each of the parties hereto shall deliver or cause to be delivered to the other parties a notice indicating whether or not it believes that the conditions set forth herein for its benefit have been met to its satisfaction, subject to the covenants that will be fulfilled at Closing thereafter, and if not, if it wishes to waive such unfulfilled conditions.

If all conditions have been fulfilled or waived, as the case may be, by the parties hereto, then the parties shall execute, deliver or cause to be delivered to the other parties, as the case may be and as applicable to each of them, the following:

(a)

a certificate from an officer of each of Torque and Dundee Energy dated as of the Closing Date indicating that all representations and warranties made by each such party qualified by materiality, knowledge (or Material Adverse Change or similar materiality qualifications) shall be true and correct at the Effective Time and all representations and warranties contained in this Agreement not so qualified shall be true and correct in all material respects as at the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date remain true and correct in all respects and that all covenants and obligations with respect to it have been performed;

(b)	a copy of the Amalgamation Application;

(c)	a copy of the minutes of the Special Meeting certified by the President or Corporate Secretary of Torque and dated as of the Closing Date; and

(d)

all such other share certificates, agreements, contracts, certificates, opinions, consents, approvals, written resolutions, cheques and other documents required by this Agreement or the Amalgamation Agreement to be delivered by a party hereto at or prior to the Closing Date and not theretofore executed, delivered or caused to be delivered;

(collectively, the “Closing Documents”).

ARTICLE X –
GENERAL PROVISIONS

10.1	Shares

References to Torque Common Shares include any shares into which such Torque Common Shares may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom, including any extraordinary distributions of securities which may be declared in respect of such shares.

10.2	Assignment

Dundee Energy may assign all or any part of its rights under this Agreement to any of its affiliates or affiliated entities, but, if such assignment takes place, Dundee Energy shall continue to be liable to Torque to the same extent as if Dundee Energy had continued to be a party to this Agreement. This Agreement shall not otherwise be assignable by any party hereto without the prior written consent of the other parties.

10.3	Binding Effect

This Agreement, the Amalgamation and each of the Transactions shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, for greater certainty, Amalco).

10.4	Time of the Essence

Time shall be of the essence of this Agreement.

10.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.6	Entire Agreement

This Agreement (including, for greater certainty, the Amalgamation Agreement), constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and the Transactions and supersedes any prior agreement, representation or understanding with respect thereto, including, for greater certainty, the LOI.

10.7	Amendment or Waiver

Subject to any requirements imposed by Law or by any court having jurisdiction, this Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by all the parties hereto. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

10.8	Specific Performance and other Equitable Rights

Each of the parties recognizes and acknowledges that this Agreement is an integral part of the Transactions, that Dundee Energy would not contemplate causing the Transactions to be proposed, and Torque would not agree to facilitate the Transactions, unless this Agreement was executed and that a breach by a party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at Law for monetary damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

10.9	Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered or telecopied, in the case of:

(a)	Dundee Energy and Dundee Energy Acquisitionco, addressed as follows:

DUNDEE ENERGY LIMITED
28th Floor, Dundee Place
1 Adelaide Street East
Toronto, Ontario
M5C 2V9

Attention: Chief Financial Officer

Fax: 416.365.4536

with a copy (which shall not constitute notice) to:

NORTON ROSE OR LLP
Suite 3800, Royal Bank Plaza, South Tower
200 Bay Street, P.O. Box 84
Toronto, Ontario
M5J 2Z4

Attention: Cathy Singer

Fax: 416-216-3930

(b)	Torque, addressed as follows:

TORQUE ENERGY INC.
Suite 100, 360 Queens Avenue
London, Ontario
N6B 1X6

Attention: Janice Smith, Corporate Secretary

Fax: 1-866-484-8296

with a copy (which shall not constitute notice) to:

NORTHWEST LAW GROUP
Barristers & Solicitors
Suite 950, Scotia Tower
650 West Georgia Street, Box 11587
Vancouver, British Columbia
V6B 4N8

Attention: Michael F. Provenzano

Fax: 604-687-6650

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours in the place or receipt or, if not, the next Business Day).

10.10	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

10.11	Expenses

Each of Torque and Dundee Energy shall pay its own legal, financial advisory and accounting costs and expenses incurred in connection with the Transactions and with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred in connection with the Amalgamation.

10.12	Counterparts and Delivery

This Agreement may be executed in any number of counterparts, each of which shall be considered the original and all of which, together, shall constitute one and the same instrument. This Agreement may also be executed in original or by signature sent and received by facsimile or other electronic transmission and the reproduction of such signature sent and received by way of facsimile or other electronic transmission will be deemed as though such reproduction was an executed original thereof.

10.13	Further Assurances

Each of the parties hereto agrees that each will promptly furnish to the other such further documents and take or cause to be taken such further actions as may reasonably be required in order to effect this Agreement and each of the Transactions. Each party hereto agrees to execute and deliver such instruments and documents as the other parties hereto may reasonably require in order to carry out the intent of this Agreement.

10.14	Parties in Interest

Unless otherwise provided hereunder (including without limitation as provided in Section 6.4 hereof), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

10.15	Investigation

No investigation by or on behalf of any party hereunder shall mitigate, diminish or affect the representations and warranties made by the other parties hereto.

(Signature page follows)

[Signature page to the Merger Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

DUNDEE ENERGY LIMITED

By:	(signed)
Name: Lucie Presot
Title: Vice-President

By:	(signed)
Name: Lili Mance
Title: Corporate Secretary

0913974 B.C. LTD.

By:	(signed)
Name: Lucie Presot
Title: Director

By:	(signed)
Name: Ned Goodman
Title: Director

TORQUE ENERGY INC.

By:	(signed)
Name: Brian E. Bayley
Title: CEO

By:	(signed)
Name: David C. Nelms
Title: CFO

EXHIBIT A

AMALGAMATION AGREEMENT

Execution Copy

AMALGAMATION AGREEMENT

THIS AGREEMENT dated as of the 30th day of June, 2011.

AMONG:	DUNDEE ENERGY LIMITED, a corporation governed by the Canada Business Corporations Act

(“Dundee Energy”)

AND:	0913974 B.C. LTD., a company governed by the Business Corporations Act (British Columbia;)

("Dundee Energy Acquisitionco")

AND:	TORQUE ENERGY INC., a company governed by the Business Corporations Act (British Columbia;)

(“Torque”)

WHEREAS:

A.

Each of the parties hereto is also a party to a merger agreement dated as of June 30, 2011 (as the same may be amended from time to time, the “Merger Agreement”) which contemplates the Amalgamation, subject to certain conditions.

B.

Dundee Energy Acquisitionco and Torque wish, subject to the satisfaction or waiver of the conditions set forth in Article VIII of the Merger Agreement, to amalgamate and continue as one corporation to be known as “Torque Energy Inc.” in accordance with the terms hereof;

C.	Dundee Energy Acquisitionco is a wholly-owned subsidiary of Dundee Energy and has to date not carried on any active business;

D.

The parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Amalgamation upon and subject to the satisfaction or waiver of the conditions set forth in Article VIII of the Merger Agreement.

NOW THEREFORE IN CONSIDERATION OF THE COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Definitions. In this Agreement (including the recitals hereto) and each Schedule hereto:

(a)	“Act” means the Business Corporation Act (British Columbia).

(b)	“Agreement” means this amalgamation agreement.

(c)	“Amalco” means the continuing corporation constituted upon the amalgamation of the Amalgamating Parties pursuant to this Agreement.

(d)

“Amalco Redeemable Preferred Shares” means the redeemable preferred shares of the capital of Amalco, which shall be redeemable for the Amalco Redeemable Preferred Share Consideration upon the election of Amalco.

(e)	“Amalco Redeemable Preferred Share Consideration” means $0.50 per Amalco Redeemable Preferred Share redeemed in accordance with its terms.

(f)	“Amalco Common Shares” means the common shares of the capital of Amalco.

(g)	“Amalgamating Parties” means, Dundee Energy Acquisitionco and Torque; and “Amalgamating Party” means either of the Amalgamating Parties.

(h)	“Amalgamation” means the amalgamation of Dundee Energy Acquisitionco and Torque under the provisions of Sections 269 et seq. of the Act, on the terms and conditions set forth in this Agreement.

(i)

“Amalgamation Application” means the amalgamation application in respect of the Amalgamation required under Section 275(1)(a) of the Act to be sent to the Registrar upon the conditions set forth in this Agreement being satisfied or waived in accordance with the provisions hereof, including after the adoption of the Amalgamation Agreement by the respective shareholders of the amalgamating corporations and the approval of the Amalgamation Agreement and the Transactions, in the form of Schedule “A” hereto together with such changes or amendments thereto as are permitted hereby or otherwise agreed to by the Amalgamating Parties and Dundee Energy.

(j)	“Articles” means the form of articles of Amalco, in the form of Schedule “B” hereto, signed by one of the proposed directors of Amalco.

(k)	“Business Day” means a day other than a Saturday, Sunday or a civic or statutory holiday in the City of Vancouver, British Columbia or the City of Toronto, Ontario.

(l)	“Certificate” means the certificate of amalgamation to be issued by the Registrar in respect of the Amalgamation.

(m)	“Circular” means the notice of meeting together with the management information circular of Torque dated June 30, 2011, sent to Torque Shareholders in connection with the Special Meeting.

(n)

“Dissenting Shareholder” means a Torque Shareholder who validly exercises the right of dissent available to such holder under Part 8, Division 2 of the Act in respect of the special resolution considered and passed by the Torque Shareholders at the Special Meeting pursuant to which, amongst other things, this Agreement was adopted and the Amalgamation was approved by the Torque Shareholders, and becomes entitled to receive, if the Amalgamation is completed, the payout value of his, her or its Torque Common Shares as determined in accordance with the Act, as of the close of business on the day preceding the adoption of the special resolution by the Torque Shareholders at the Special Meeting, provided such Torque Shareholder has not withdrawn or been deemed to have withdrawn such exercise of dissent rights.

(o)	“Dissenting Torque Common Shares” means the Torque Common Shares of a Dissenting Shareholder.

(p)	“Dundee Energy Acquisitionco Common Shares” means the common shares of the capital of Dundee Energy Acquisitionco.

(q)	“Dundee Energy Shares” means the common shares of the capital of Dundee Energy.

(r)	“Effective Date” means the effective date of the Amalgamation as set forth in and indicated on the Certificate.

(s)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date.

(t)

“Election Deadline” means 4:30 p.m. (Toronto time) on the date which is two Business Days prior to the Special Meeting, namely, July 27, 2011, unless the date of the Special Meeting is changed in accordance with the terms of this Agreement.

(u)	“Letter of Transmittal” has the meaning ascribed thereto in the Merger Agreement.

(v)	“Merger Agreement” has the meaning ascribed thereto in the Recitals hereto.

(w)	“Notice of Articles” means the notice of articles to be issued in respect of Amalco in the form included in the Amalgamation Application.

(x)

“Paid-Up Capital of the Dissenting Torque Common Shares” shall mean the aggregate paid-up capital (as defined in the Income Tax Act (Canada)) of the Dissenting Torque Common Shares immediately prior to the Amalgamation becoming effective.

(y)	“Registrar” means the registrar appointed under Section 400 of the Act.

(z)	“Special Meeting” means the special meeting of the Torque Shareholders to be held on July 29, 2011 pursuant to which, amongst other things, the adoption of this Agreement and the approval of the Amalgamation by the Torque Shareholders will be sought in accordance with applicable laws.

(aa)	“Torque Common Shares” means the common shares of the capital of Torque.

(bb)	“Torque Shareholder” means a registered holder of Torque Common Shares immediately prior to the Effective Time.

(cc)	“Transactions” has the meaning ascribed thereto in the Merger Agreement.

2.

Amalgamation. Provided that each of the conditions set forth in Article VIII of the Merger Agreement has been satisfied or waived (by the party entitled to waive such condition) in accordance with the terms of the Merger Agreement (which Article VIII is hereby incorporated by reference in this Agreement) the Amalgamating Parties hereby agree to:

(a)	amalgamate and continue as one corporation under the provisions of the Act upon the terms and conditions hereinafter set out; and

(b)	execute and file the Amalgamation Application.

3.	Effect of Amalgamation. On the Effective Date, subject to the Act:

(a)	the amalgamation of the Amalgamating Parties and their continuance as one corporation, Amalco, under the terms and conditions prescribed in this Agreement shall be effective;

(b)	the assets and property of each of the Amalgamating Parties shall continue to be the assets and property of Amalco;

(c)	Amalco shall continue to be liable for the liabilities and obligations of each of the Amalgamating Parties;

(d)	any existing cause of action, claim or liability to prosecution with respect to any or all of the Amalgamating Parties shall be unaffected;

(e)	any civil, criminal or administrative action or proceeding pending by or against any of the Amalgamating Parties may be continued to be prosecuted by or against Amalco;

(f)	any conviction against, or ruling, order or judgment in favour of or against, any of the Amalgamating Parties may be enforced by or against Amalco; and

(g)	the Articles shall be deemed to be the articles of Amalco and the Certificate shall be deemed to be the certificate of amalgamation of Amalco.

4.	Name. The name of Amalco shall be “Torque Energy Inc.”.

5.	Registered Office. The registered office of Amalco shall be in the City of Vancouver in the Province of British Columbia.

6.	Authorized Share Capital. The authorized share capital of Amalco shall consist of:

(a)	an unlimited number of common shares; and

(b)	an unlimited number of redeemable preferred shares;

and each such class shall have the rights, privileges, restrictions and conditions applicable thereto as set forth in the Notice of Articles.

7.	Restrictions on Business. There shall be no restrictions on the business which Amalco is authorized to carry on.

8.	Restrictions on Transfer. The restrictions on the right to transfer any shares of Amalco shall be as set forth in the Articles.

9.	Notice of Articles. The Amalgamating Parties hereby agree that the Notice of Articles shall be in the form of the notice of articles forming part of the Amalgamation Application.

10.	Articles. The articles of Amalco shall be the Articles until such articles are duly repealed, amended or altered.

11.	Number of Directors. The minimum number of directors of Amalco shall be one (1) and the maximum number of directors of Amalco shall be ten (10).

12.

First Directors. The first directors of Amalco shall be the directors of Dundee Energy Acquisitionco immediately prior to the Effective Time, who shall hold office until the first annual general meeting of shareholders of Amalco or until their successors are duly elected or appointed and whose full names and addresses are set out below:

Full Name	Address
Ned Eddie Goodman	10 Gooch Park Drive, RR #4 Line 6, Innisfil, Ontario
Lucie Olivia Presot	317 Broadway Avenue, Toronto, Ontario
Bruce Walter Sherley	1500-407 2nd Street SW, Calgary, Alberta

13.	Treatment of Issued Capital. Subject to Section 17 hereof, at the Effective Time:

(a)	the issued and outstanding Dundee Energy Acquisitionco Common Shares shall be exchanged for 1,000 issued, fully paid and non-assessable Amalco Common Shares;

(b)

every two (2) issued and outstanding Torque Common Shares (other than Dissenting Torque Common Shares) held by Torque Shareholders that delivered a duly completed Letter of Transmittal to the Corporation prior to the Election Deadline shall be exchanged for one (1) issued, fully paid and non-assessable Dundee Energy Share and all Torque Common Shares so exchanged shall be cancelled; and

(c)

each Torque Common Shares (except for Dissenting Torque Common Shares) that is not exchanged for Dundee Energy Shares and cancelled in accordance with Section 13(b) shall be exchanged for one (1) issued, fully paid and non-assessable Amalco Redeemable Preferred Share and all Torque Common Shares so exchanged shall be cancelled.

14.	Share Certificates. At the Effective Time:

(a)

Dundee Energy, as the registered holder of all of the Dundee Energy Acquisitionco Common Shares, shall be deemed to be the registered holder of the 1,000 Amalco Common Shares to which it is entitled under Section 13(a) hereof and Dundee Energy shall be entitled to receive a share certificate representing such 1,000 Amalco Common Shares; and

(b)	share certificates evidencing Torque Common Shares shall cease to represent any claim upon or interest in Torque or Amalco other than:

(i)

in respect of Torque Shareholders who elected to receive Dundee Energy Shares in exchange for their Torque Common Shares at the Effective Time pursuant to Section 13(b), the right to receive one Dundee Energy Share in accordance with Section 13(b); and

(ii)	in respect of all other Torque Shareholders (except Dissenting Shareholders) the right to receive one Amalco Redeemable Preferred Share in accordance with Section 13(c); and

(iii)	in respect of Dissenting Shareholders, the right to receive the payout value of the Torque Common Shares held by them determined in accordance with the Act.

15.	Stated Capital. The amount to be added at the Effective Time to the stated capital account maintained in respect of:

(a)	Amalco Redeemable Preferred Shares in connection with the conversion of Torque Common Shares into Amalco Redeemable Preferred Shares pursuant to

Section 13(c), at the Effective Time shall, to the extent permitted by law, be equal to $0.50 per Amalco Redeemable Preferred Share issued; and

(b)

Amalco Common Shares in connection with the conversion of the Dundee Energy Acquisitionco Common Shares into Amalco Common Shares pursuant to Section 13(a), shall, to the extent permitted by law, be equal to: (i) the sum of the paid-up capital (as defined in the Income Tax Act (Canada)) of the issued and outstanding Dundee Energy Acquisitionco Common Shares immediately prior to the Amalgamation and the paid-up capital (as defined in the Income Tax Act (Canada)) of the issued and outstanding Torque Common Shares immediately prior to the Amalgamation (excluding the Paid-Up Capital of the Dissenting Torque Common Shares); less (ii) the amount of stated capital of the Amalco Redeemable Preferred Shares described in Section 15(a).

16.	Covenants.

(a)

Dundee Energy Acquisitionco and Torque will, on or prior to the Effective Date jointly file with the Registrar the Amalgamation Application and such other documents as may be required to give effect to the Amalgamation on the Effective Date upon and subject to the terms and conditions of this Agreement and the Merger Agreement.

(b)

Following the Amalgamation, Dundee Energy shall cause Amalco to redeem, on the Effective Date, the Amalco Redeemable Preferred Shares issued upon the Amalgamation in accordance with the terms of the Amalco Redeemable Preferred Shares for the Amalco Redeemable Preferred Share Consideration and upon redeeming such Amalco Redeemable Preferred Shares, all such Amalco Redeemable Preferred Shares shall be cancelled.

17.

Dissenting Shareholders. Dissenting Torque Common Shares shall not be exchanged for Dundee Energy Shares or Amalco Redeemable Preferred Shares on the Effective Date. On the Effective Date, each Dissenting Shareholder shall cease to have any rights as a Torque Shareholder other than the right to be paid the fair value in respect of the Dissenting Torque Common Shares in accordance with the provisions of Part 8, Division 2 of the Act. However, if a Dissenting Shareholder fails to properly exercise its right to make a claim under section 238 of the Act, waives its right to make such a claim, withdraws such a claim before an offer is made to pay for the Dissenting Torque Common Shares, or withdraws such a claim if an offer is not made to pay for the Dissenting Torque Common Shares accordance with the provisions of Part 8, Division 2 of the Act, or if such Dissenting Shareholder’s rights as a Torque Shareholder are otherwise reinstated, each Dissenting Torque Common Share held by that Dissenting Shareholder shall thereupon be deemed to have been exchanged for an Amalco Redeemable Preferred Share at the Effective Time.

18.

Unclaimed Amounts. Subject to applicable law, any amounts payable to Torque Shareholders in respect of the redemption of Amalco Redeemable Preferred Shares pursuant to the terms of this Agreement on the sixth anniversary of the Effective Date shall be deemed forfeited by such Torque Shareholders and for all purposes thereafter shall be the property of Amalco.

19.

Non-Resident Shareholders. Without limiting anything in this Agreement, Dundee Energy shall not be required to issue Dundee Energy Shares, in connection with the Amalgamation, to any shareholder resident in a jurisdiction other than Canada or the United States of America, where the local securities laws of such jurisdiction would make such issuance illegal or require the preparation and filing of a prospectus, the registration of such securities or other applicable requirements.

20.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto.

21.	Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties.

22.

Further Assurances. Each of the parties hereto agrees to execute and deliver such further, instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

23.

Notice. Any notice which a party may desire to give or serve upon another party shall be in writing and may be delivered, mailed by prepaid registered mail, return receipt requested or sent by telecopy transmission to the following addresses:

(a)	Dundee Energy and Dundee Energy Acquisitionco, addressed as follows:

DUNDEE ENERGY LIMITED
28th Floor, Dundee Place 1 Adelaide Street East Toronto, Ontario M5C 2V9 Canada

Attention:	Chief Financial Officer

Fax: (416) 365-4536

with a copy (which shall not constitute notice) to:

NORTON ROSE OR LLP
Suite 3800, Royal Bank Plaza, South Tower
200 Bay Street, P.O. Box 84
Toronto, Ontario M5J 2Z4
Canada

Attention:	Cathy Singer

Fax: (416) 216-3930

(b)	Torque, addressed as follows:

TORQUE ENERGY INC.
Suite 100, 360 Queens Avenue
London, Ontario N6B 1X6
Canada

Attention:	Janice Smith, Corporate Secretary

Fax: 1-866-484-8296

with a copy (which shall not constitute notice) to:

NORTHWEST LAW GROUP
Barristers & Solicitors
Suite 950, Scotia Tower
650 West Georgia Street, Box 11587
Vancouver, British Columbia V6B 4N8
Canada

Attention:	Michael F. Provenzano

Tel.: 604-687-5792 Fax: 604-687-6650

or to such other address as the party to or upon whom notice is to be given or served has communicated to the other parties by notice given or served in the manner provided for in this section. In the case of delivery or telecopy transmission, notice shall be deemed to be given on the date of delivery and in the case of mailing, notice shall be deemed to be given on the third Business Day after such mailing.

24.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

25.	Time of Essence. Time shall be of the essence of this Agreement.

26.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(NEXT PAGE IS THE SIGNATURE PAGE)

[Signature page to the Amalgamation Agreement]

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto under their respective corporate seals.

DUNDEE ENERGY LIMITED

By:	(signed)
Name: Lucie Presot
Title: Vice-President

By:	(signed)
Name: Lili Mance
Title: Corporate Secretary

0913974 B.C. LTD.

By:	(signed)
Name: Lucie Presot
Title: Director

By:	(signed)
Name: Ned Goodman
Title: Director

TORQUE ENERGY INC.

By:	(signed)
Name: Brian E. Bayley
Title: CEO

By:	(signed)
Name: David C. Nelms
Title: CFO

SCHEDULE A

AMALGAMATION APPLICATION

	Mailing Address:	AMALGAMATION APPLICATION
PO Box 9431 Stn Prov Govt
	Victoria BC V8W 9V3	FORM 13 – BC COMPANY
Location:
	2nd Floor – 940 Blanshard Street	Section 275 Business Corporations Act
Victoria BC
www.fin.gov.bc.ca/registries
Telephone: 250 356-8626

DO NOT MAIL THIS FORM to the BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the Business Corporations Act requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca	Freedom of Information and Protection of PrivacyAct (FOIPPA):
Personal information provided on this form is collected, used and disclosed under the authority of the FOIPPA and the Business Corporations Act for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Executive Coordinator of the BC Registry Services at 250 356-1198, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

A	INITIAL INFORMATION – When the amalgamation is complete, your company will be a BC limited company.

What kind of company(ies) will be involved in this amalgamation?

(Check all applicable boxes.)

[ X ]	BC company

[ ]	BC unlimited liability company

B	NAME OF COMPANY – Choose one of the following:

[ ]	The name ____________________ is the name reserved for the amalgamated company. The name reservation number is: ________,

OR

[ ]	The company is to be amalgamated with a name created by adding “B.C. Ltd.” after the incorporation number,

OR

[ X ]	The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.
The name of the amalgamating company being adopted is: Torque Energy Inc.
The incorporation number of that company is: BC0448008

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.

C	AMALGAMATION STATEMENT – Please indicate the statement applicable to this amalgamation.

[ ]	With Court Approval:
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

[ X ]	Without Court Approval:
This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company’s records office.

FORM 13/WEB Rev. 2007 / 12 / 18	Page 1

D	AMALGAMATION EFFECTIVE DATE – Choose one of the following:

[ X ]	The amalgamation is to take effect at the time that this application is filed with the registrar.

[ ]	The amalgamation is to take effect at 12:01a.m. Pacific Time on YYYY / MM / DD being a date that is not more than ten days after the date of the filing of this application.

[ ]	The amalgamation is to take effect at ________ [ ] a.m. or [ ] p.m. Pacific Time on YYYY / MM / DD being a date and time that is not more than ten days after the date of the filing of this application.

E	AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number.

If the amalgamating corporation is a foreign corporation, enter the foreign corporation’s jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company’s registration number. Attach an additional sheet if more space is required.

	BC INCORPORATION NUMBER, OR	FOREIGN
NAME OF AMALGAMATING CORPORATION	EXTRAPROVINCIAL REGISTRATION	CORPORATION’S
	NUMBER IN BC	JURISDICTION
1. Torque Energy Inc.	BC0448008
2. 0913974 B.C. LTD.	BC0913974
3.
4.
5.

F	FORMALITIES TO AMALGAMATION

If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation’s jurisdiction to be filed.

[ ]	This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.

G	CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item E.

NAME OF AUTHORIZED SIGNING AUTHORITY	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
FOR THE AMALGAMATING CORPORATION	FOR THE AMALGAMATING CORPORATION	YYYY / MM / DD
1.	X
NAME OF AUTHORIZED SIGNING AUTHORITY	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
FOR THE AMALGAMATING CORPORATION	FOR THE AMALGAMATING CORPORATION	YYYY / MM / DD
2.	X
NAME OF AUTHORIZED SIGNING AUTHORITY	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
FOR THE AMALGAMATING CORPORATION	FOR THE AMALGAMATING CORPORATION	YYYY / MM / DD
3.	X
NAME OF AUTHORIZED SIGNING AUTHORITY	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
FOR THE AMALGAMATING CORPORATION	FOR THE AMALGAMATING CORPORATION	YYYY / MM / DD
4.	X
NAME OF AUTHORIZED SIGNING AUTHORITY	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY	DATE SIGNED
FOR THE AMALGAMATING CORPORATION	FOR THE AMALGAMATING CORPORATION	YYYY / MM / DD
5.	X
FORM 13/WEB Rev. 2007 / 12 / 18		Page 2

NOTICE OF ARTICLES

A	NAME OF COMPANY

Set out the name of the company as set out in Item B of the Amalgamation Application.

Torque Energy Inc.

B	TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C	DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual’s residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME		MIDDLE NAME
Goodman	Nathan		Eddie
DELIVERY ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
10 Gooch Park Drive, RR #4 Line 6, Innisfil		ON	Canada	L4M 4S6
MAILING ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
10 Gooch Park Drive, RR #4 Line 6, Innisfil		ON	Canada	L4M 4S6
LAST NAME	FIRST NAME		MIDDLE NAME
Presot	Lucie		Oliva
DELIVERY ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
317 Broadway Avenue, Toronto		ON	Canada	M4P 1W2
MAILING ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
317 Broadway Avenue, Toronto		ON	Canada	M4P 1W2
LAST NAME	FIRST NAME		MIDDLE NAME
Sherley	Bruce		Walter
DELIVERY ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
1500-407 2nd Street SW, Calgary		AB	Canada	T2P 2Y3
MAILING ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
1500-407 2nd Street SW, Calgary		AB	Canada	T2P 2Y3
LAST NAME	FIRST NAME		MIDDLE NAME

DELIVERY ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE

MAILING ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE

FORM 13/WEB Rev. 2007 / 12 / 18				NOA Page 1

D	REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY’S REGISTERED OFFICE	PROVINCE	POSTAL CODE
Suite 950 - 650 West Georgia Street, Vancouver	BC	V6B 4N8
MAILING ADDRESS OF THE COMPANY’S REGISTERED OFFICE	PROVINCE	POSTAL CODE
Suite 950 - 650 West Georgia Street, Vancouver	BC	V6B 4N8

E	RECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY’S RECORDS OFFICE	PROVINCE	POSTAL CODE
BC
MAILING ADDRESS OF THE COMPANY’S RECORDS OFFICE	PROVINCE	POSTAL CODE
BC

F	AUTHORIZED SHARE STRUCTURE

	Maximum number of shares of this					Are there special rights
	class or series of shares that the company		Kind of shares of this class			or restrictions attached
	is authorized to issue, or indicate there is		or series of shares.			to the shares of this class or
	no maximum number.					series of shares?
Identifying name of class	THERE IS NO	MAXIMUM NUMBER	WITHOUT	WITH A PAR	Type of	YES	NO
or series of shares	MAXIMUM	OF SHARES	PAR VALUE	VALUE OF	currency	(X)	(X)
	(X)	AUTHORIZED	(X)	($)
Common	X		X				X
Redeemable preferred	X		X			X

FORM 13/WEB Rev. 2007 / 12 / 18	NOA Page 2

SCHEDULE B

ARTICLES OF AMALCO

TORQUE ENERGY INC.
(the “Company”)

The Company has as its articles the following articles.

Full name and Signature of a Director	Date of signing
_____________________________________________________ (signed) LUCIE OLIVA PRESOT	June 30, 2011

Incorporation Number:

TORQUE ENERGY INC.
(the “Company”)

1.	Interpretation	2
2.	Shares and Share Certificates	3
3.	Issue of Shares	5
4.	Share Registers	6
5.	Share Transfers	6
6.	Transmission of Shares	7
7.	Acquisition of Company’s Shares	8
8.	Borrowing Powers	9
9.	Alterations	9
10.	Meetings of Shareholders	10
11.	Proceedings at Meetings of Shareholders	12
12.	Votes of Shareholders	16
13.	Directors	21
14.	Election and Removal of Directors	22
15.	Alternate Directors	25
16.	Powers and Duties of Directors	26
17.	Interests of Directors and Officers	27
18.	Proceedings of Directors	28
19.	Executive and Other Committees	31
20.	Officers	32
21.	Indemnification	33
22.	Dividends	34
23.	Accounting Records and Auditor	36
24.	Notices	36
25.	Seal	38
26.	Prohibitions	39

1.                   Interpretation

1.1                Definitions

In these Articles, unless the context otherwise requires:

(1)                 “appropriate person” has the meaning assigned in the Securities Transfer Act;

(2)                 “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(3)                 “Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(4)                 “Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(5)                 “legal personal representative” means the personal or other legal representative of a shareholder;

(6)                 “protected purchaser” has the meaning assigned in the Securities Transfer Act;

(7)                 “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(8)                 “seal” means the seal of the Company, if any;

(9)                 “securities legislation” means statutes concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes, all as amended from time to time, and the blanket rulings and orders, as amended from time to time, issued by the securities commissions or similar regulatory authorities appointed under or pursuant to those statutes; “Canadian securities legislation” means the securities legislation in any province or territory of Canada and includes the Securities Act (British Columbia); and “U.S. securities legislation” means the securities legislation in the federal jurisdiction of the United States and in any state of the United States and includes the Securities Act of 1933 and the Securities Exchange Act of 1934;

(10)             “Securities Transfer Act” means the Securities Transfer Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act.

1.2                Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment.  If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.  If there is a conflict or inconsistency between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.                   Shares and Share Certificates

2.1                Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2                Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3                Shareholder Entitled to Certificate or Acknowledgment

Unless the shares of which the shareholder is the registered owner are uncertificated shares, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgment and delivery of a share certificate or an acknowledgment to one of several joint shareholders or to a duly authorized agent of one of the joint shareholders will be sufficient delivery to all.

2.4                Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5                Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(1)                 order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(2)                 issue a replacement share certificate or acknowledgment, as the case may be.

2.6                Replacement of Lost, Destroyed or Wrongfully Taken Certificate

If a person entitled to a share certificate claims that the share certificate has been lost, destroyed or wrongfully taken, the Company must issue a new share certificate, if that person:

(1)                 so requests before the Company has notice that the share certificate has been acquired by a protected purchaser;

(2)                 provides the Company with an indemnity bond sufficient in the Company’s judgment to protect the Company from any loss that the Company may suffer by issuing a new certificate; and

(3)                 satisfies any other reasonable requirements imposed by the directors.

A person entitled to a share certificate may not assert against the Company a claim for a new share certificate where a share certificate has been lost, apparently destroyed or wrongfully taken if that person fails to notify the Company of that fact within a reasonable time after that person has notice of it and the Company registers a transfer of the shares represented by the certificate before receiving a notice of the loss, apparent destruction or wrongful taking of the share certificate.

2.7                Recovery of New Share Certificate

If, after the issue of a new share certificate, a protected purchaser of the original share certificate presents the original share certificate for the registration of transfer, then in addition to any rights on the indemnity bond, the Company may recover the new share certificate from a person to whom it was issued or any person taking under that person other than a protected purchaser.

2.8                Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as represented by the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.9                Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.8, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.10            Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.                   Issue of Shares

3.1                Directors Authorized

Subject to the Business Corporations Act and the rights, if any, of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2                Commissions and Discounts

The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3                Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4                Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)                 consideration is provided to the Company for the issue of the share by one or more of the following:

(a)                 past services performed for the Company;

(b)                 property;

(c)                 money; and

(2)                 the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5                Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.                   Share Registers

4.1                Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2                Closing Register

The Company must not at any time close its central securities register.

5.                   Share Transfers

5.1                Registering Transfers

Subject to the Business Corporations Act, a transfer of a share of the Company must not be registered unless the Company or the transfer agent or registrar for the class or series of share to be transferred has received:

(1)                 in the case of a share certificate that  has been issued by the Company in respect of the share to be transferred, that share certificate and a written instrument of transfer (which may be on a separate document or endorsed on the share certificate) made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(2)                 in the case of a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate that has been issued by the Company in respect of the share to be transferred, a written instrument of transfer that directs that the transfer of the shares be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(3)                 in the case of a share that is an uncertificated share, a written instrument of transfer that directs that the transfer of the share be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person; and

(4)                 such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and authorized and that the transfer is rightful or to a protected purchaser.

5.2                Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors or the transfer agent for the class or series of shares to be transferred.

5.3                Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4                Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(1)                 in the name of the person named as transferee in that instrument of transfer; or

(2)                 if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5                Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6                Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.                   Transmission of Shares

6.1                Legal Personal Representative Recognized on Death

In the case of the death of a shareholder, the legal personal representative of the shareholder, or in the case of shares registered in the shareholder’s name and the name of another person in joint tenancy, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative of a shareholder, the directors may require the original grant of probate or letters of administration or a court certified copy of them or the original or a court certified or authenticated copy of the grant of representation, will, order or other instrument or other evidence of the death under which title to the shares or securities is claimed to vest.

6.2                Rights of Legal Personal Representative

The legal personal representative of a shareholder has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, if appropriate evidence of appointment or incumbency within the meaning of s.87 of the Securities Transfer Act has been deposited with the Company.  This Article 6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the shareholder’s name and the name of another person in joint tenancy.

7.                   Acquisition of Company’s Shares

7.1                Company Authorized to Purchase or Otherwise Acquire Shares

Subject to Article 7.2, the special rights or restrictions attached to the shares of any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

7.2                No Purchase, Redemption or Other Acquisition When Insolvent

The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)                 the Company is insolvent; or

(2)                 making the payment or providing the consideration would render the Company insolvent.

7.3                Sale and Voting of Purchased, Redeemed or Otherwise Acquired Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)                 is not entitled to vote the share at a meeting of its shareholders;

(2)                 must not pay a dividend in respect of the share; and

(3)                 must not make any other distribution in respect of the share.

8.                   Borrowing Powers

The Company, if authorized by the directors, may:

(1)                 borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(2)                 issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(3)                 guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(4)                 mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9.                   Alterations

9.1                Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(1)                 create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(2)                 increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(3)                 subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(4)                 if the Company is authorized to issue shares of a class of shares with par value:

(a)                 decrease the par value of those shares; or

(b)                 if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(5)                 change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(6)                 alter the identifying name of any of its shares; or

(7)                 otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act;

and, if applicable, alter its Notice of Articles and, if applicable, its Articles, accordingly.

9.2                Special Rights or Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(1)                 create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(2)                 vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued;

and alter its Articles and Notice of Articles accordingly.

9.3                Change of Name

The Company may by special resolution authorize an alteration to its Notice of Articles in order to change its name and may, by ordinary resolution or directors’ resolution, adopt or change any translation of that name.

9.4                Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

10.                Meetings of Shareholders

10.1            Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2            Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3            Calling of Meetings of Shareholders

The directors may, at any time, call a meeting of shareholders to be held at such time and place as may be determined by the directors.

10.4            Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)                 if and for so long as the Company is a public company, 21 days;

(2)                 otherwise, 10 days.

10.5            Notice of Resolution to Which Shareholders May Dissent

The Company must send to each of its shareholders, whether or not their shares carry the right to vote, a notice of any meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered specifying the date of the meeting and containing a statement advising of the right to send a notice of dissent together with a copy of the proposed resolution at least the following number of days before the meeting;

(1)           if and for so long as the Company is a public company, 21 days;

(2)           otherwise, 10 days.

10.6            Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)                 if and for so long as the Company is a public company, 21 days;

(2)                 otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7            Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8            Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive that entitlement or agree to reduce the period of that notice.  Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.9            Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)                 state the general nature of the special business; and

(2)                 if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(a)                 at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(b)                 during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.                Proceedings at Meetings of Shareholders

11.1            Special Business

At a meeting of shareholders, the following business is special business:

(1)                 at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)                 at an annual general meeting, all business is special business except for the following:

(a)                 business relating to the conduct of or voting at the meeting;

(b)                 consideration of any financial statements of the Company presented to the meeting;

(c)                 consideration of any reports of the directors or auditor;

(d)                 the setting or changing of the number of directors;

(e)                 the election or appointment of directors;

(f)                  the appointment of an auditor;

(g)                 the setting of the remuneration of an auditor;

(h)                 business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(i)                   any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2            Special Majority

The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3            Quorum

Subject to the special rights or restrictions attached to the shares of any class or series of shares and to Article 11.4, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

11.4            One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)                 the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)                 that shareholder, present in person or by proxy, may constitute the meeting.

11.5            Persons Entitled to Attend Meeting

In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company, any persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Business Corporations Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6            Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7            Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)                 in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(2)                 in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8            Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9            Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)                 the chair of the board, if any; or

(2)                 if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10         Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11         Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12         Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13         Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy.

11.14         Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15         Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16         Casting Vote

In the case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17         Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(1)                 the poll must be taken:

(a)                 at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(b)                 in the manner, at the time and at the place that the chair of the meeting directs;

(2)                 the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(3)                 the demand for the poll may be withdrawn by the person who demanded it.

11.18         Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19         Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20         Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21         No Demand for Poll on Election of Chair

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22         Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of the meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23         Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.                Votes of Shareholders

12.1            Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)                 on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(2)                 on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2            Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3            Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)                 any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(2)                 if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4            Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders registered in respect of that share.

12.5            Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)                 for that purpose, the instrument appointing a representative must be received:

(a)                 at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(b)                 at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting;

(2)                 if a representative is appointed under this Article 12.5:

(a)                 the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)                 the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6            When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(1)                 the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(2)                 the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;

(3)                 the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(4)                 the Company is a public company or is a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of these Articles or to which the Statutory Reporting Company Provisions apply.

12.7            When Proxy Provisions Do Not Apply to the Company

If and for so long as the Company is a public company or is a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of these Articles or to which the Statutory Reporting Company Provisions apply, Articles 12.8 to 12.16 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.8            Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders may, by proxy, appoint one or more proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.9            Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.10         Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)                 be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(2)                 unless the notice provides otherwise, be received at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11         Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)                 at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(2)                 at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.12         Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the undersigned):

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13         Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is received:

(1)                 at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(2)                 at the meeting or any adjourned meeting by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.14         Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(1)                 if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(2)                 if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15         Chair May Determine Validity of Proxy

The chair of any meeting of shareholders may determine whether or not a proxy deposited for use at the meeting, which may not strictly comply with the requirements of this Part 12 as to form, execution, accompanying documentation, time of filing or otherwise, shall be valid for use at such meeting and any such determination made in good faith shall be final, conclusive and binding upon such meeting.

12.16         Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.                Directors

13.1            First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)                 subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company’s first directors;

(2)                 if the Company is a public company, the greater of three and the most recently set of:

(a)                 the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)                 the number of directors set under Article 14.4;

(3)                 if the Company is not a public company, the most recently set of:

(a)                 the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)                 the number of directors set under Article 14.4.

13.2            Change in Number of Directors

If the number of directors is set under Articles 13.1(2)(a) or 13.1(3)(a):

(1)                 the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(2)                 if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors, subject to Article 14.8, may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3            Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4            Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5            Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6            Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7            Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8            Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.                Election and Removal of Directors

14.1            Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)                 the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(2)                 all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2            Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)                 that individual consents to be a director in the manner provided for in the Business Corporations Act;

(2)                 that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(3)                 with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3            Failure to Elect or Appoint Directors

If:

(1)                 the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)                 the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)                 when his or her successor is elected or appointed; and

(4)                 when he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4            Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5            Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6            Remaining Directors’ Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of calling a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7            Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8            Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(1)                 one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(2)                 in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or re-appointment.

14.9            Ceasing to be a Director

A director ceases to be a director when:

(1)                 the term of office of the director expires;

(2)                 the director dies;

(3)                 the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4)                 the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10         Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11         Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.                Alternate Directors

15.1            Appointment of Alternate Director

Any director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be his or her alternate to act in his or her place at meetings of the directors or committees of the directors at which the appointor is not present unless (in the case of an appointee who is not a director) the directors have reasonably disapproved the appointment of such person as an alternate director and have given notice to that effect to his or her appointor within a reasonable time after the notice of appointment is received by the Company.

15.2            Notice of Meetings

Every alternate director so appointed is entitled to notice of meetings of the directors and of committees of the directors of which his or her appointor is a member and to attend and vote as a director at any such meetings at which his or her appointor is not present.

15.3            Alternate for More Than One Director Attending Meetings

A person may be appointed as an alternate director by more than one director, and an alternate director:

(1)                 will be counted in determining the quorum for a meeting of directors once for each of his or her appointors and, in the case of an appointee who is also a director, once more in that capacity;

(2)                 has a separate vote at a meeting of directors for each of his or her appointors and, in the case of an appointee who is also a director, an additional vote in that capacity;

(3)                 will be counted in determining the quorum for a meeting of a committee of directors once for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, once more in that capacity;

(4)                 has a separate vote at a meeting of a committee of directors for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, an additional vote in that capacity.

15.4            Consent Resolutions

Every alternate director, if authorized by the notice appointing him or her, may sign in place of his or her appointor any resolutions to be consented to in writing.

15.5            Alternate Director Not an Agent

Every alternate director is deemed not to be the agent of his or her appointor.

15.6            Revocation of Appointment of Alternate Director

An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate director appointed by him or her.

15.7            Ceasing to be an Alternate Director

The appointment of an alternate director ceases when:

(1)                 his or her appointor ceases to be a director and is not promptly re-elected or re-appointed;

(2)                 the alternate director dies;

(3)                 the alternate director resigns as an alternate director by notice in writing provided to the Company or a lawyer for the Company;

(4)                 the alternate director ceases to be qualified to act as a director; or

(5)                 his or her appointor revokes the appointment of the alternate director.

15.8            Remuneration and Expenses of Alternate Director

The Company may reimburse an alternate director for the reasonable expenses that would be properly reimbursed if he or she were a director, and the alternate director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct.

16.                Powers and Duties of Directors

16.1            Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, transferred to one or more other persons.

16.2            Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

17.                Interests of Directors and Officers

17.1            Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

17.2            Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

17.3            Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

17.4            Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

17.5            Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

17.6            No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

17.7            Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

17.8            Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

18.                Proceedings of Directors

18.1            Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

18.2            Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

18.3            Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)                 the chair of the board, if any;

(2)                 in the absence of the chair of the board, the president, if any, if the president is a director; or

(3)                 any other director chosen by the directors if:

(a)                 neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)                 neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)                 the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

18.4            Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors:

(1)                 in person;

(2)                 by telephone; or

(3)                 with the consent of all directors who wish to participate in the meeting, by other communications medium;

if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other.  A director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5            Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of  a director must, call a meeting of the directors at any time.

18.6            Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 18.1 or as provided in Article 18.7, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors and the alternate directors by any method set out in Article 24.1 or orally or by telephone.

18.7            When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director or an alternate director if:

(1)                 the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)                 the director or alternate director, as the case may be, has waived notice of the meeting.

18.8            Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

18.9            Waiver of Notice of Meetings

Any director or alternate director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director or, unless the director otherwise requires by notice in writing to the Company, to his or her alternate director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director or alternate director.  Attendance of a director or alternate director at a meeting of the directors is a waiver of notice of the meeting unless that director or alternate director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

18.10         Quorum

The quorum necessary for the transaction of the business of the directors may be set by resolution of the directors and, if not so set, is a majority of the directors holding office at the relevant time.

18.11         Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

18.12         Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(1)                 in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(2)                 in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who have not made such a disclosure consents in writing to the resolution.

A consent in writing under this Article 18.12 may be by any written instrument, fax, e‑mail or any other method of transmitting legibly recorded messages in which the consent of the director is evidenced, whether or not the signature of the director is included in the record.  A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing.  A resolution of the directors or of any committee of the directors passed in accordance with this Article 18.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of the directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

19.                Executive and Other Committees

19.1            Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and during the intervals between meetings of the board of directors, all of the directors’ powers are delegated to the executive committee, except:

(1)                 the power to fill vacancies in the board of directors;

(2)                 the power to remove a director;

(3)                 the power to change the membership of, or fill vacancies in, any committee of the directors; and

(4)                 such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

19.2            Appointment and Powers of Other Committees

The directors may, by resolution:

(1)                 appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(2)                 delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

(a)                 the power to fill vacancies in the board of directors;

(b)                 the power to remove a director;

(c)                 the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)                 the power to appoint or remove officers appointed by the directors; and

(3)                 make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

19.3            Obligations of Committees

Any committee appointed under Articles 19.1 or 19.2, in the exercise of the powers delegated to it, must:

(1)                 conform to any rules that may from time to time be imposed on it by the directors; and

(2)                 report every act or thing done in exercise of those powers at such times as the directors may require.

19.4            Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)                 revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(2)                 terminate the appointment of, or change the membership of, the committee; and

(3)                 fill vacancies in the committee.

19.5            Committee Meetings

Subject to Article 19.3(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)                 the committee may meet and adjourn as it thinks proper;

(2)                 the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(3)                 a majority of the members of the committee constitutes a quorum of the committee; and

(4)                 questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

20.                Officers

20.1            Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

20.2            Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)                 determine the functions and duties of the officer;

(2)                 delegate to the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(3)                 revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

20.3            Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

20.4            Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

21.                Indemnification

21.1            Definitions

In this Article 21:

(1)                 “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)                 “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

(a)                 is or may be joined as a party; or

(b)                 is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)                 “expenses” has the meaning set out in the Business Corporations Act.

21.2            Mandatory Indemnification of Directors

Subject to the Business Corporations Act, the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2.

21.3            Permitted Indemnification

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

21.4            Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles or, if applicable, any former Companies Act or former Articles, does not invalidate any indemnity to which he or she is entitled under this Part 21.

21.5            Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)                 is or was a director, alternate director, officer, employee or agent of the Company;

(2)                 is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)                 at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)                 at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

22.                Dividends

22.1            Payment of Dividends Subject to Special Rights

The provisions of this Part 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2            Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may consider appropriate.

22.3            No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4            Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

22.5            Manner of Paying Dividends

A resolution declaring a dividend may direct payment of the dividend wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company or any other corporation, or in any one or more of those ways.

22.6            Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 22.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(1)                 set the value for distribution of specific assets;

(2)                 determine that money in substitution for all or any part of the specific assets to which any shareholders are entitled may be paid to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(3)                 vest any such specific assets in trustees for the persons entitled to the dividend.

22.7            When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

22.8            Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

22.9            Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10         Dividend Bears No Interest

No dividend bears interest against the Company.

22.11         Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12         Payment of Dividends

Any dividend or other distribution payable in money in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the registered address of the shareholder, or in the case of joint shareholders, to the registered address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

22.13         Capitalization of Retained Earnings or Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any retained earnings or surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the retained earnings or surplus so capitalized or any part thereof.

23.                Accounting Records and Auditor

23.1            Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2            Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

23.3            Remuneration of Auditor

The directors may set the remuneration of the auditor of the Company.

24.                Notices

24.1            Method of Giving Notice

Unless the Business Corporations Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)                 mail addressed to the person at the applicable address for that person as follows:

(a)                 for a record mailed to a shareholder, the shareholder’s registered address;

(b)                 for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)                 in any other case, the mailing address of the intended recipient;

(2)                 delivery at the applicable address for that person as follows, addressed to the person:

(a)                 for a record delivered to a shareholder, the shareholder’s registered address;

(b)                 for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)                 in any other case, the delivery address of the intended recipient;

(3)                 unless the intended recipient is the auditor of the Company, sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)                 unless the intended recipient is the auditor of the Company, sending the record by e‑mail to the e‑mail address provided by the intended recipient for the sending of that record or records of that class;

(5)                 physical delivery to the intended recipient.

24.2            Deemed Receipt

A notice, statement, report or other record that is:

(1)                 mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day (Saturdays, Sundays and holidays excepted) following the date of mailing;

(2)                 faxed to a person to the fax number provided by that person referred to in Article 24.1 is deemed to be received by the person to whom it was faxed on the day it was faxed; and

(3)                 e‑mailed to a person to the e‑mail address provided by that person referred to in Article 24.1 is deemed to be received by the person to whom it was e‑mailed on the day it was e‑mailed.

24.3            Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with Article 24.1 is conclusive evidence of that fact.

24.4            Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

24.5            Notice to Legal Personal Representatives and Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)                 mailing the record, addressed to them:

(a)                 by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by  any similar description; and

(b)                 at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)                 if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24.6            Undelivered Notices

If on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to Article 24.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of his or her new address.

25.                Seal

25.1            Who May Attest Seal

Except as provided in Articles 25.2 and 25.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(1)                 any two directors;

(2)                 any officer, together with any director;

(3)                 if the Company only has one director, that director; or

(4)                 any one or more directors or officers or persons as may be determined by the directors.

25.2            Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

25.3            Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized under Article 25.1 to attest the Company’s seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

26.                Prohibitions

26.1            Definitions

In this Part 26:

(1)                 “security” has the meaning assigned in the Securities Act (British Columbia);

(2)                 “transfer restricted security” means:

(a)                 a share of the Company;

(b)                 a security of the Company convertible into shares of the Company;

(c)                 any other security of the Company which must be subject to restrictions on transfer in order for the Company to satisfy the requirement for restrictions on transfer under the “private issuer” exemption of Canadian securities legislation or under any other exemption from prospectus or registration requirements of Canadian securities legislation similar in scope and purpose to the “private issuer” exemption.

26.2            Application

Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of these Articles or to which the Statutory Reporting Company Provisions apply.

26.3            Consent Required for Transfer of Shares or Transfer Restricted Securities

No share or other transfer restricted security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

SCHEDULE ‘C’

FAIRNESS OPINION

June 30, 2011

The Board of Directors of
Torque Energy Inc.
Suite 100, 360 Queens Ave.
London, Ontario N6B 1X6

Dear Sirs:

Re:	Amalgamation between Dundee Energy Limited (“Dundee”) and Torque Energy Inc. (“Torque” or the “Corporation”)

Jennings Capital Inc. ("Jennings", “us”, “our” and “we”) understands that Dundee and Torque have agreed, subject to the satisfaction of certain conditions, to a combination of their businesses pursuant to an amalgamation under the Business Corporations Act (British Columbia) (the “Amalgamation”) as detailed in a letter of intent dated April 28, 2011 (the “Letter of Intent”), a definitive amalgamation agreement dated June 30, 2011 (the “Amalgamation Agreement”), a definitive merger agreement dated June 30, 2011 (the “Merger Agreement”) and a draft management information circular dated June 30, 2011 (the “Information Circular”) whereby Dundee will acquire all of the issued and outstanding shares of Torque (the “Torque Shares”). The Amalgamation has been approved unanimously by the board of directors of Dundee. Garth MacRae, a director of Torque, abstained from voting on the Amalgamation or recommending shareholders vote in favour as since he is a director of Dundee Energy and its parent, Dundee Corporation. The board of directors of Torque (the “Board of Directors”) recommends that the holders of Torque Shares (the “Torque Shareholders”) vote in favour of the Amalgamation.

Overview of the Proposed Amalgamation

Pursuant to the Amalgamation, all of the outstanding Torque Shares will be acquired by Dundee with Torque Shareholders electing to receive for each Torque Share either: (i) $0.50 in cash per Torque Share (the “Cash Consideration”); or (ii) one Dundee share (the “Dundee Shares”) per two Torque Shares (the “Share Consideration”).

For additional terms and conditions please refer to the Amalgamation Agreement, the Merger Agreement and the Information Circular.

The Board of Directors has requested our opinion (the “Fairness Opinion”) as to whether the consideration to be offered by Dundee pursuant to the Amalgamation is fair, from a financial point of view, to holders of Torque Shares.

2700, 308 - 4th Avenue SW, Calgary, Alberta, Canada T2P 0H7 Phone (403) 292-0970 Fax (403) 292-0979

I.	ENGAGEMENT OF JENNINGS CAPITAL INC.

Torque entered into a letter agreement with Jennings on May 6, 2011 (the “Engagement Agreement”) whereby Jennings was retained to act as financial advisor to the Board of Directors and to provide the Fairness Opinion.

Pursuant to the terms of our engagement, we have not been engaged to prepare (and have not prepared) a formal valuation or appraisal of Torque or any of the assets, liabilities or securities of Torque or to express an opinion with respect to the form of the Amalgamation itself and the Fairness Opinion should not be construed as such. Jennings was similarly not engaged to review any legal, tax or accounting aspects of the Amalgamation. Jennings, however, has performed research and financial analyses and has tested assumptions which it considered to be appropriate and necessary in the circumstances to support the conclusions reached in the Fairness Opinion.

Jennings will receive a fee in connection with the Amalgamation, as per the Engagement Agreement, and will be reimbursed for any reasonable out-of-pocket expenses. Torque has agreed to indemnify Jennings in respect of certain liabilities which may be incurred by Jennings in connection with the performance of professional services rendered to Torque by Jennings and its personnel under the Engagement Agreement and in connection with the use by Torque of the Fairness Opinion.

The Fairness Opinion is provided to the Board of Directors in an impartial and objective fashion to assist the Board of Directors in fulfilling its fiduciary responsibilities to the Torque Shareholders. Jennings has received no direction from Torque in connection with the preparation of the Fairness Opinion.

II.	QUALIFICATIONS OF JENNINGS CAPITAL INC.

Jennings is an independent, duly registered investment dealer headquartered in Calgary and is a member of, or a participating organization in, the TSX Venture Exchange, the Toronto Stock Exchange and Investment Industry Regulatory Organization of Canada (“IIROC”). The firm specializes in investments in natural resources, with particular emphasis on the oil and gas industry. Jennings and its principals have participated in a significant number of transactions involving oil and gas companies. Jennings is regularly engaged in the valuation of businesses and securities in connection with a wide range of transactions, including mergers and acquisitions, corporate restructurings, negotiated underwritings, private placements and secondary distributions of listed and unlisted securities, in relation to private and publicly-traded Canadian companies in the oil and gas and other industries.

The opinions expressed herein are the opinions of Jennings as an entity. The form and content of the Fairness Opinion have been approved by officers and professionals from Jennings, each of whom has experience in preparing fairness opinions and valuations.

III.	RELATIONSHIP OF JENNINGS WITH TORQUE AND DUNDEE

Neither Jennings nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)) of Torque or any of its associates or affiliates. Jennings does not provide research coverage on Torque and has not acted as manager, co-manager, or syndicate member in an offering of securities of Torque in the past 12 months.

The principals, shareholders and employees of Jennings hold less than 2% of Torque’s and less than 1% of Dundee's issued and outstanding capital on fully-diluted basis, respectively.

On April 28, 2011 Jennings was requested by a Director of Torque, on behalf of the Board of Directors, to provide a Fairness Opinion with respect to the fairness of the financial terms of the Amalgamation to the Torque Shareholders. Neither Jennings nor any of its principals is currently acting as an advisor, agent or underwriter to Dundee or any of its associates or affiliates. We therefore represent that Jennings is independent of Dundee and Torque for the purposes of the Fairness Opinion.

Jennings acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of Torque and Dundee, and, from time to time, may have executed or may execute transactions on behalf of other clients for which it may have received or may receive compensation. As an investment dealer, Jennings conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Amalgamation, Torque or other interested parties.

IV.	SCOPE OF REVIEW CONDUCTED BY JENNINGS

For the purpose of preparing the Fairness Opinion, Jennings has analysed financial, operational and other information relating to Torque, Dundee and the Amalgamation, including information derived from discussions with management and directors of and consultants to Torque and Dundee (all information gathered by Jennings for the purpose of preparing the Fairness Opinion is defined collectively as the "Information").

Except as expressly described herein, Jennings has not conducted any independent investigation to verify the accuracy, completeness or fair presentation of the Information. The Fairness Opinion is conditional upon the accuracy, completeness and fair presentation of the Information.

In carrying out this engagement and in formulating our opinion, we have reviewed, considered, conducted, undertaken and relied upon, among other things:

In the case of Dundee:

1.	the Letter of Intent;

2.	the Amalgamation Agreement;

3.	the Merger Agreement;

4.	the Information Circular;

5.	a corporate presentation of Dundee dated June 14, 2010;

6.	the trading prices and volumes for the common shares in the capital of Dundee on the TSX from January 1, 2010;

7.	the interim unaudited consolidated financial statements of Dundee for the 3 and 9-month periods ending September 30, 2010;

8.	the annual audited consolidated financial statements of Dundee for the annual periods ended December 31, 2009 and 2010;

9.	the Management Information Circular of Dundee for the year ended December 31, 2010 and dated April 26, 2011;

10.	the Annual Information Form of Dundee for the year ended December 31, 2010 and dated March 18, 2011;

11.	corporate press releases and other public information for the past 12 months;

12.

the NI-501 reserve report of Dundee prepared by AJM Petroleum C Consultants, dated January 20, 2011 and effective December 31, 2010, evaluating the crude oil, natural gas and natural gas liquids reserves attributable to Dundee's properties;

13.	discussions with Dundee management regarding existing and future operations;

14.	certain other confidential financial, operational, legal, corporate and other information prepared or provided by the senior management of Dundee; and

15.	a representation letter dated June 30, 2011 from Dundee concerning the completeness and accuracy of the Information disclosed to us to support our analyses.

In the case of Torque:

1.	the Letter of Intent;

2.	the Amalgamation Agreement;

3.	the Merger Agreement;

4.	the Information Circular;

5.	the interim unaudited financial statements of Torque for the 3 month period ending February 28, 2011;

6.	the audited financial statements of Torque for the annual periods ended November 30, 2010 and 2011;

7.	the Proxy Statement and Information Circular of Torque dated April 30, 2010;

8.	corporate press releases and other public information for the past 12 months;

9.

the NI-501 reserve report of Torque prepared by VON Resource Management Ltd., dated March 20, 2011 and effective November 30, 2010, evaluating the crude oil, natural gas and natural gas liquids reserves attributable to Torque's properties;

10.	discussions with Torque management regarding existing and future operations;

11.	certain other confidential financial, operational, legal, corporate and other information prepared or provided by the senior management of Torque; and

12.	a representation letter dated June 30, 2011 from Torque concerning the completeness and accuracy of the Information disclosed to us to support our analyses.

In addition to the information detailed above, we have:

(i)

conducted and relied upon various discussions with management of Torque and Dundee with respect to, among other things, the business, financial position, operations, quality of assets and future potential of each company, including their views as to the nature of each company’s exploration and development programs and the expected operating and financial performance of each company in 2011, as compared to 2010;

(ii)	reviewed certain publicly-available information pertaining to current and expected future oil and natural gas prices, foreign exchange and other economic factors;

(iii)	reviewed and considered other selected recent transactions involving Canadian listed oil and natural gas companies;

(iv)

reviewed publicly-available information concerning the trading of, and the trading market for, the shares of Canadian public oil and gas companies that we believe to be generally comparable to Dundee and Torque;

(v)

reviewed the operating and financial performance and business characteristics of Dundee and Torque relative to the performance and characteristics of Canadian public oil and gas companies generally comparable to Dundee and Torque in terms of size and operations; and

(vi)	reviewed other financial, market and industry information and carried out such other analyses and investigations as we considered appropriate in the circumstances.

A significant component of our review consisted of discussions with management, directors of Torque and with management of Dundee. No information of a material nature has been brought to our attention that has not been considered in the preparation of the Fairness Opinion.

This Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of IIROC but the organization has not been involved in the preparation or review of this Fairness Opinion.

We were granted access by Torque to Torque’s management and consultants and by Dundee to Dundee’s management and, to the best of our knowledge, we were not denied any information that we requested.

V.	ASSUMPTIONS AND LIMITATIONS

With the approval of the Board of Directors and in accordance with the terms of our engagement, we have relied upon the accuracy, completeness and fair presentation of the Information obtained by us from Torque and Dundee and, subject to the exercise of professional judgement, we have not sought to verify independently the accuracy, completeness or fair presentation of any such Information. Our assumptions, the procedures we adopted and the conclusions and opinions reached by us are dependent, in part, upon all such facts and Information.

Senior officers of Torque and Dundee have represented to us, in separate certificates dated June 30, 2011, that the Information provided to us by or on behalf of Torque and Dundee, respectively, was true, complete and accurate in all material respects and did not and does not contain any untrue statement of a material fact and that no material change, financial or otherwise, has occurred in the facts set out or referred to in any such Information subsequent to the date thereof which would reasonably be expected to have a material effect on the Fairness Opinion and that they are not aware of any facts not disclosed to us which would reasonably be expected to affect materially the Fairness Opinion.

The Fairness Opinion is rendered on the basis of securities markets and economic and general business and financial conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Torque and Dundee as reflected in the Information reviewed by Jennings and as represented to Jennings in our discussions with the management of Torque, and its advisors and consultants. Any changes therein may affect the Fairness Opinion. In providing this opinion, we have assumed that there are no undisclosed material facts related to Torque or its businesses, operations, financial condition or future prospects.

The Amalgamation is subject to a number of conditions outside the control of Torque and we have assumed that all conditions precedent to the completion of the Amalgamation can be satisfied in due course, all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained without adverse conditions or qualification and that the Amalgamation will be completed in the time and manner contemplated. In rendering this Fairness Opinion, we express no view as to the likelihood that the conditions respecting the Amalgamation will be satisfied or waived or that the Amalgamation will be implemented within the time frame indicated in the Amalgamation Agreement, the Merger Agreement and Information Circular. We have assumed the validity and efficacy of the procedures being followed to implement the Amalgamation and Jennings expresses no opinion on such procedures. In our analyses, numerous assumptions were made with respect to industry performance, access to capital markets, general business and economic conditions and other matters, many of which are beyond the control of any party involved.

We considered the Amalgamation from the perspective of the Torque Shareholders generally and did not consider the specific circumstances of any particular securityholder, particularly with respect to income tax consequences.

Jennings disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come to our attention after the date hereof. We reserve the right to modify or withdraw our opinion at any time if there is any event or matter which, in our view, would affect the conclusions herein.

The Fairness Opinion has been provided solely for the use of the Board of Directors and is not intended to be, and does not constitute, a recommendation to vote in favour of the Amalgamation. Our conclusion as to the fairness, from a financial point of view, of the consideration to be received by the Torque Shareholders pursuant to the Amalgamation, is based on our review of the Amalgamation taken as a whole, rather than on any particular element of the Amalgamation, and the Fairness Opinion should be read in its entirety.

While in the opinion of Jennings the assumptions used in preparing this Fairness Opinion are appropriate in the circumstances, some or all of these assumptions may prove to be incorrect.

VI.	METHODOLOGICAL BASIS OF THE FAIRNESS OPINION

In assessing the fairness, from a financial point of view, of the consideration to be offered by Dundee to the Torque Shareholders under the Amalgamation, we have applied professional judgment and reviewed such data and conducted such analyses, investigations and testing of assumptions as was considered appropriate and necessary in the circumstances.

Jennings has assessed the fairness, from a financial point of view, of the consideration to be offered by Dundee to the Torque Shareholders under the Amalgamation, based upon a number of factors. Such factors include, but are not limited to, the net asset value of Torque and Dundee (on a before tax and an after tax basis) and the implied purchase price for Torque's reserves, production, cash flow and undeveloped land in comparison to recent comparable transactions.

We believe that our analyses must be considered as a whole and that selecting portions of our analyses and the factors considered by us, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion employed by us and the conclusions reached in the Fairness Opinion.

VII.	CONCLUSION

Based upon and subject to the foregoing and other factors which we considered to be relevant, we are of the opinion that as of the date hereof the consideration to be received by Torque Shareholders under the Amalgamation is fair, from a financial point of view, to the Torque Shareholders.

The Fairness Opinion has been prepared for the exclusive use of, and may only be used or be relied upon by the Board of Directors for the sole purpose of determining whether the consideration to be received by Torque Shareholders under the Amalgamation is fair, from a financial point of view, to the Torque Shareholders, and may not be used or relied upon by any other person without our express prior written consent. Jennings consents to the inclusion of the Fairness Opinion in its entirety or a summary thereof in the Information Circular to be mailed by Torque to the Torque Shareholders and to the filing thereof, as necessary, by Torque with the securities commissions or similar regulatory authorities in all relevant Canadian jurisdictions.

Yours truly,

/s/ Jennings Capital Inc.
Jennings Capital Inc.

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